UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

1-800 CONTACTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
1-800 CONTACTS, INC. common stock, par value $0.01 per share (“Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:
14,108,607 shares of Common Stock and options to purchase 994,586 shares of Common Stock.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee only is $10,668.  The filing fee was determined by adding (a) the product of (i) the 14,108,607 shares of Common Stock that are proposed to be retired in the merger and (ii) the merger consideration of $24.25 per share of Common Stock, plus (b) $5,354,344 expected to be paid upon cancellation of all outstanding options (the “Total Consideration”). The filing fee was calculated by multiplying the Total Consideration by .0000307.

	(4)	Proposed maximum aggregate value of transaction:
$347,488,063.75
	(5)	Total fee paid:
$10,668
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1-800 CONTACTS, INC.
66 E. Wadsworth Park Drive
Draper, Utah 84020

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of 1-800 CONTACTS, INC.:

You are cordially invited to attend a special meeting of stockholders, including any adjournment or postponement of the special meeting, of 1-800 CONTACTS, INC. to be held on             , 2007 at 8:00 a.m., Mountain time, at our executive offices, 66 E. Wadsworth Park Drive, Draper, Utah 84020.

At the special meeting you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement entered into by 1-800 CONTACTS with Alta Parent Corp. and Alta Acquisition Corp., which were organized to effect the merger and related transactions at the direction of Fenway Partners Capital Fund III, L.P. The merger agreement provides for the merger of Alta Acquisition Corp. with and into 1-800 CONTACTS, with 1-800 CONTACTS continuing as the surviving corporation. In connection with the merger, we expect that certain members of our board of directors and senior management will exchange a portion of their equity interests in 1-800 CONTACTS for equity interests in the parent company of Alta Parent Corp.

If the merger is completed, each share of our common stock issued and outstanding (other than shares held in treasury, shares owned by Alta Parent Corp. immediately prior to the effective time of the merger (including shares to be exchanged for equity interests in the parent company of Alta Parent Corp. by the continuing investors) or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) at the effective time of the merger will be canceled and converted into the right to receive $24.25 in cash. As a result of the merger, all of the outstanding common stock of 1-800 CONTACTS will be privately owned by a group of investors led by Fenway Partners Capital Fund III, L.P. and continuing investors.

In order to evaluate the advisability of the merger, our board of directors formed a transactions committee of our board, consisting of four independent directors. The transactions committee has unanimously recommended to our board of directors that the merger and the merger agreement be approved and adopted. In its evaluation of the merger, the transactions committee considered the opinion of Sonenshine Partners LLC, its independent financial advisor, to the effect that, as of the date of such opinion, the cash merger consideration of $24.25 per share to be received by our stockholders is fair to such holders from a financial point of view. Sonenshine Partners’ opinion is subject to the assumptions, limitations and qualifications set forth in its written opinion, which is attached as Annex C to the enclosed proxy statement.

Both the transactions committee and our board of directors have determined that the merger agreement is fair to and in the best interests of 1-800 CONTACTS and our stockholders and recommend that you approve and adopt the merger agreement.

The attached proxy statement provides you with detailed information about the proposed merger and merger agreement. We urge you to read the entire document carefully. The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement and the merger.

Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and mail the enclosed proxy card, or submit your proxy by telephone or the Internet.

Jonathan C. Coon
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has  approved or disapproved this transaction, or passed upon the fairness or merits of this transaction or the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated        , 2007 and is first being mailed to stockholders on or about        , 2007.

1-800 CONTACTS, INC.
66 E. Wadsworth Park Drive
Draper, Utah  84020

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                       , 2007

To 1-800 CONTACTS, INC. Stockholders:

We will hold a special meeting of stockholders of 1-800 CONTACTS, INC. on          , 2007 at 8:00 a.m., Mountain time, at our executive offices, 66 E. Wadsworth Park Drive, Draper, Utah 84020. The purpose of the special meeting is:

1.                To consider and vote upon a proposal to approve and adopt the merger agreement entered into by 1-800 CONTACTS with Alta Parent Corp. and Alta Acquisition Corp., which, among other things, provides for the merger of Alta Acquisition Corp. with and into 1-800 CONTACTS, with 1-800 CONTACTS continuing as the surviving corporation. The affirmative vote of the holders of a majority of our common stock entitled to vote thereon is required to adopt the merger agreement.

2.                To consider and vote upon any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement; and

3.                To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

We have described the merger agreement and merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement. The record date to determine who is entitled to vote at the meeting is        , 2007. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.

Stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement.

Your vote is important. You should complete, sign, date and return the enclosed proxy card as soon as possible to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors,

R. Joe Zeidner
Secretary

                , 2007
Draper, Utah

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING SELF-ADDRESSED POSTAGE PRE-PAID ENVELOPE OR BY FOLLOWING THE INTERNET OR TELEPHONE VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your 1-800 CONTACTS common stock can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement.

If your 1-800 CONTACTS common stock is registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting.

If your 1-800 CONTACTS common stock is registered in your name:   submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted in favor of the proposals at the special meeting. Instructions regarding telephone and Internet voting are included on the proxy card.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

1-800 CONTACTS, INC.
66 E. Wadsworth Park Drive
Draper, Utah 84020
Attention: Corporate Secretary
Telephone: (801) 316-5000

i

ii

ANNEXES:
A—Agreement and Plan of Merger	A-1
B—Support Agreement	B-1
C—Opinion of Sonenshine Partners LLC	C-1
D—Section 262 of the General Corporation Law of the State of Delaware	D-1
E—Information Regarding 1-800 CONTACTS Directors and Executive Officers,
Acquisition, Parent, Fenway, Fenway GP and LaGrange Investors	E-1

iii

1-800 CONTACTS, INC.
66 E. Wadsworth Park Drive
Draper, Utah 84020

PROXY STATEMENT

SUMMARY TERM SHEET

The following summary briefly describes the material information in this proxy statement, including the material terms of the proposed merger. This summary does not contain all the information that may be important for you to consider when evaluating the merger. We encourage you to read this proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our,” “our company” or “1-800 CONTACTS” refer to 1-800 CONTACTS, INC. and its subsidiaries.

The Special Meeting (page 17)

This proxy statement contains information related to our special meeting of stockholders to be held on           , 2007, at our executive offices, 66 E. Wadsworth Park Drive, Draper, Utah 84020 at 8:00 a.m., Mountain time, and at any adjournments or postponements thereof. We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting. At the special meeting you will be asked to, among other things, consider and vote to approve and adopt the merger and the merger agreement.

Record Date and Quorum Requirement (page 17)

Only holders of record of our common stock at the close of business on              , 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date,            shares of our common stock were issued and outstanding and held by       holders of record.

Vote Required (page 18)

Each stockholder of record on the record date is entitled to one vote on each matter submitted to a vote at the meeting for each share of our common stock held. A majority of the shares of our common stock outstanding on the record date represented in person or by proxy constitutes a quorum for consideration of such matters at the meeting. The affirmative vote of at least a majority of shares of our common stock outstanding and entitled to vote is required to adopt the merger agreement. Delaware corporate law requires that our stockholders adopt the merger agreement before we can complete the merger. Because the vote is based on the number of shares of common stock outstanding rather than the number of votes cast, a failure to vote shares and broker non-votes will have the same effect as voting against the merger agreement.

Mr. Jonathan C. Coon, our Chairman and Chief Executive Officer, Mr. John F. Nichols, our Vice President, Trade Relations and one of our directors, and two investment funds controlled by Mr. Frank LaGrange Johnson, one of our directors, have, together with certain of their affiliates, each executed a support agreement with Alta Parent Corp. and Alta Acquisition Corp., pursuant to which they have agreed, among other things, to vote 5,636,361 shares of our common stock owned by them in the aggregate (constituting approximately 40% of the fully diluted shares of our common stock on the date we signed the

merger agreement, or                of the outstanding shares of our common stock entitled to vote at the special meeting) in favor of the approval and adoption of the merger agreement at the special meeting. See “SPECIAL FACTORS—Interests of Certain Persons in the Merger.” As of the record date, our directors and executive officers and their affiliates were the beneficial owners of an aggregate                (approximately        %) of the shares of our common stock then outstanding and eligible to vote. Our directors and executive officers have informed us that they intend to vote their shares of common stock in favor of adopting the merger agreement.

Parties to the Merger (page 20)

1-800 CONTACTS.   1-800 CONTACTS is a Delaware corporation that is a direct marketer of replacement contact lenses. We sell all of the popular brands of contacts lenses, including those manufactured by Johnson & Johnson Vision Care, CIBA Vision, CooperVision and Bausch & Lomb. We sell contact lenses primarily through our easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and through our Internet addresses.

Alta Acquisition Corp.   Alta Acquisition Corp. (“Acquisition”) is a Delaware corporation incorporated on June 1, 2007, at the direction of Fenway Partners Capital Fund III, L.P., a private equity fund (“Fenway”), for the purpose of engaging in the transactions set forth in the merger agreement, and is not engaged in any other business activities. All of the outstanding capital stock of Alta Acquisition Corp. is owned by Alta Parent Corp.

Alta Parent Corp.   Alta Parent Corp. (“Parent”) is a Delaware corporation incorporated on June 1, 2007, at the direction of Fenway for the purpose of engaging in the transactions set forth in the merger agreement, and is not engaged in any other business activities. If the merger is completed, a group of investors led by Fenway and certain members of our board of directors and senior management will own all of the outstanding capital stock of Parent through a newly formed Delaware limited partnership (“Holdings”). In connection with the merger, we expect that certain members of our board of directors and senior management will exchange all or a portion of their equity interests in 1-800 CONTACTS and/or pay cash for equity interests in Holdings.

Fenway Partners Capital Fund III, L.P.   Fenway is a Delaware limited partnership whose general partner is Fenway Partners III, LLC, a Delaware limited liability company (“Fenway GP”).

The Merger (page 62)

If the merger agreement is adopted by the stockholders and the other conditions to the closing of the merger are either satisfied or waived, Acquisition will be merged with and into 1-800 CONTACTS, with 1-800 CONTACTS being the surviving corporation. After the merger, 1-800 CONTACTS will become a privately held company owned by a group of investors led by Fenway and the continuing investors. We sometimes use the term “surviving corporation” in this proxy statement to refer to 1-800 CONTACTS as the surviving entity following the merger.

The closing date of the merger will be no later than the third business day after all the closing conditions set forth in the merger agreement are satisfied or waived by us, Parent or Acquisition, as applicable. If the closing date would otherwise occur at any time from and including August 24, 2007 to and including September 5, 2007, the closing date may be deferred by Parent or us until September 6, 2007.

What You will Receive in the Merger (page 62)

If you are not a dissenting stockholder as described below, you will receive $24.25 in cash for each share of our common stock that you own at the effective time of the merger.

Payment for Stock Certificates (page 15)

Promptly after the merger, the paying agent for the merger will send a letter of transmittal to you to be used for surrendering your 1-800 CONTACTS common stock certificates for $24.25 in cash per share. You should not send in your 1-800 CONTACTS common stock certificates until you receive the letter of transmittal.

Background of the Merger (page 21)

For a description of the events leading up to the adoption of the merger agreement by our board of directors, you should refer to “SPECIAL FACTORS—Background of the Merger.”

Recommendation of the Transactions Committee and the Board of Directors (page 26)

A transactions committee of independent directors of 1-800 CONTACTS and our board of directors carefully reviewed and considered the terms and conditions of the merger and the merger agreement and determined that the merger agreement is fair to and in the best interests of 1-800 CONTACTS and our stockholders and the merger consideration to be received by our stockholders in the merger is fair to such stockholders. The members of the transactions committee are Mr. Stephen L. Key (chair), Mr. Thomas H. Boggs, Jr., Mr. Bradley T. Knight and Mr. Garth T. Vincent. The transactions committee unanimously recommended to our board of directors that the merger and the merger agreement be approved and adopted. By a vote of the directors at a meeting at which a quorum of directors was present, our board of directors approved and adopted the merger and the merger agreement and concluded that the merger is fair to our stockholders. Accordingly, our board of directors recommends that you vote to approve and adopt the merger and the merger agreement. See “SPECIAL FACTORS—Background of the Merger” and “—Recommendation of the Transactions Committee and Board of Directors; Reasons For the Merger; Fairness of the Merger.”

Opinion of Financial Advisor (page 31)

At a meeting of our board of directors held on June 3, 2007, Sonenshine Partners LLC (“Sonenshine Partners”), the board’s financial advisor, delivered an oral opinion (subsequently confirmed in writing), that the consideration to be received by the holders of shares of our common stock pursuant to the merger was fair, from a financial point of view, to such holders. The full text of Sonenshine Partners’ written opinion is attached to this proxy statement as Annex C. We encourage you to carefully read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Pursuant to the terms of an engagement letter, we will pay Sonenshine Partners a fee of approximately $5.72 million, of which approximately $4.0 million is due upon the consummation of the merger. We have also agreed to reimburse Sonenshine Partners for its reasonable out-of-pocket expenses, including the reasonable expenses of legal counsel, and to indemnify Sonenshine Partners and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. The opinion of Sonenshine Partners is directed only to the matters described in the opinion and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

Applicability of Securities and Exchange Commission Rules Related to “Going Private” Transactions (pages 26, 29, 30, 40, 41 and 42)

The requirements of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), apply to the merger because certain of our affiliates are deemed to be engaged in a “going private” transaction under Rule 13e-3 and related rules under the Exchange Act. These affiliates include Messrs. Coon and Nichols, Mr. Brian W. Bethers, our President, Mr. Robert G. Hunter, our Chief

Financial Officer, Kevin K. McCallum, our Chief Marketing Officer, John R. Murray, our Chief Information Officer, Max E. Neves, our Vice President, Human Resources, and R. Joe Zeidner, our General Counsel and Chief Legal Officer, LaGrange Capital Partners, LP, a Delaware limited partnership (“LaGrange Capital”), LaGrange Capital Partners Offshore Fund, Ltd., a Cayman Islands exempted company (“LaGrange Offshore”), LaGrange Capital Administration, LLC, a Delaware limited liability company and the investment manager of LaGrange Capital Offshore (“LaGrange Administration”), LaGrange Capital Management, LLC, a Delaware limited liability company and the general partner of LaGrange Capital Partners (“LaGrange Management”) and Mr. Johnson. In addition, Parent, Acquisition, Fenway and Fenway GP could also be deemed to be engaged in a “going private” transaction under these rules. To comply with the requirements of Rule 13e-3, our board of directors, Messrs. Coon, Nichols, Bethers, Hunter, McCallum, Murray and Neves, LaGrange Capital, LaGrange Offshore, LaGrange Administration, LaGrange Management, Mr. Johnson, Parent, Acquisition, Fenway and Fenway GP make certain statements in this proxy statement as to, among other matters, their purposes and reasons for the merger, and their belief as to the fairness of the merger to our unaffiliated stockholders. See “SPECIAL FACTORS—Purpose and Reasons for the Merger of Management Investors,” “—Purpose and Reasons for the Merger of LaGrange Investors,” “—Purpose and Reasons for the Merger of Parent, Acquisition, Fenway and Fenway GP,” “—Position of Management Investors as to the Fairness of the Merger,” “—Position of LaGrange Investors as to the Fairness of the Merger” and “—Position of Parent, Acquisition, Fenway and Fenway GP as to the Fairness of the Merger.”

Certain Effects of the Merger (page 44)

Upon consummation of the merger, all shares of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in treasury, shares owned by Parent immediately prior to the effective time of the merger (including shares to be exchanged for equity interests in the parent company of Parent by the continuing investors) or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be canceled and converted into the right to receive $24.25 in cash. After the merger, our capital stock will be privately held by a group of investors led by Fenway and the continuing investors.

Upon the consummation of the merger, all outstanding options to acquire our common stock will become fully vested and immediately exercisable and all such options not exercised prior to the merger will be canceled and converted into a right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $24.25 exceeds the option exercise price, without interest and less any applicable withholding taxes.

Each share of restricted stock that is vested and outstanding as of the effective time of the merger, and each share of restricted stock that is unvested as of the effective time of the merger and whose vesting is, by its terms, accelerated to the effective time of the merger as a result of the merger, will be canceled, with the holder of each such share of restricted stock receiving the $24.25 per share merger consideration in cash, without interest and less any applicable withholding taxes. Each share of restricted stock whose vesting is not, by its terms, accelerated to the effective time of the merger as a result of the merger will be canceled, with the holder of each such share of restricted stock receiving the $24.25 per share merger consideration, without interest and less any applicable withholding taxes, at the times set forth in the applicable agreement governing the grant of any such share. In the case of our executive officers, the restricted stock agreements generally provide that upon a “change in control,” 33% of any unvested time-vesting and performance-vesting restricted shares held by an executive officer vest immediately, and any remaining unvested time-vesting and performance-vesting restricted shares vest in equal quarterly installments over a two-year period commencing on the date of a “change in control.”

Upon the completion of the merger, our common stock will be delisted from the Nasdaq Global Market and the registration of our common stock under the Exchange Act will be terminated.

Interests of Certain Persons in the Merger (page 47)

In connection with the execution of the merger agreement, Fenway agreed with Mr. Jonathan C. Coon, our Chairman and Chief Executive Officer, and Mr. John F. Nichols, our Vice President, Trade Relations and one of our directors, that they would collectively have the right to acquire at or prior to the completion of the merger equity interests in Holdings, which will be the ultimate parent company of 1-800 CONTACTS following the merger, having a value of at least $25.0 million in the aggregate. We have been informed by Messrs. Coon and Nichols that they intend to acquire the entire amount allotted. In addition, Messrs. Coon and Nichols have informed us that they may be permitted to, and intend to, acquire up to an additional $5.0 million of equity interests in Holdings, for a total investment of $30.0 million in the aggregate. Upon completion of the merger, assuming their acquisition of $30.0 million of equity interests in Holdings, Messrs. Coon and Nichols will collectively own approximately 21% of the outstanding equity interests in Holdings. In addition, Fenway anticipates that Mr. Brian W. Bethers, our President, Mr. Robert G. Hunter, our Chief Financial Officer, Mr. Kevin K. McCallum, our Chief Marketing Officer, Mr. John R. Murray, our Chief Information Officer, Mr. Max E. Neves, our Vice President, Human Resources, Mr. R. Joe Zeidner, our General Counsel and Chief Legal Officer, Mr. David G. Walker, our Vice President, Operations and Mr. Allen T. Hwang, our Vice President, Marketing, will acquire equity interests in Holdings having a value of up to $2.0 million in the aggregate. Finally, Fenway anticipates that LaGrange Capital and LaGrange Offshore will acquire equity interests in Holdings having a value of up to $10.0 million. Substantive discussions regarding the terms on which these continuing investors would make an investment in Holdings are ongoing at this time. For ease of reference, we sometimes refer to Messrs. Coon, Nichols, Bethers, Hunter, McCallum, Murray, Neves and Zeidner collectively as the “Management Investors,” to LaGrange Capital, LaGrange Offshore, LaGrange Administration, LaGrange Management and Mr. Johnson collectively as the “LaGrange Investors,” and to the Management Investors and the LaGrange Investors, collectively, with Messrs. Walker and Hwang, as the “continuing investors.”

In addition to the foregoing, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, and therefore may conflict with, your interests as a common stockholder. Our board of directors is aware of these interests and considered them in approving the merger and the other transactions contemplated by the merger agreement. These interests include:

•       Certain of our directors and executive officers hold options to purchase our common stock, all of which, whether or not then vested or exercisable, will be converted into the right to receive an amount equal to the $24.25 per share merger consideration less the applicable option exercise price at the effective time of the merger.

•       Certain of our directors and executive officers hold restricted shares of common stock, some of which will have their vesting accelerated to the effective time of the merger as a result of the merger and will be treated in the same manner as our common stock, and some of which will be canceled, with the holder of each such share of restricted stock receiving the $24.25 per share merger consideration at the times set forth in the applicable agreement governing the grant of any such share. In the case of our directors, the restricted stock agreements provide that all unvested restricted shares vest immediately upon a “change in control.” In the case of our executive officers, the restricted stock agreements generally provide that 33% of any unvested time-vesting and performance-vesting restricted shares held by an executive officer shall vest immediately, and any remaining unvested time-vesting and performance-vesting restricted shares vest in equal quarterly installments over a two-year period commencing on the date of a “change in control.”

•       All of our executive officers will continue to be eligible for the severance benefits provided by their existing employment agreements with us following the completion of the merger.

•       Certain of our executive officers will be granted new equity-based incentive awards in Holdings, which will be the ultimate parent company of the surviving corporation.

•       We expect that certain of our directors and executive officers will serve as directors of the surviving corporation and as members of the equivalent governing body of Holdings. Discussions regarding these arrangements are ongoing at this time.

•       Our directors and executive officers are entitled to indemnification by us and the surviving corporation.

Financing of the Merger (page 53)

The merger agreement does not contain any condition relating to receipt of financing by Parent and Acquisition. The total amount of funds required to complete the merger and the related transactions, including payment of estimated fees and expenses in connection with the merger, is anticipated to be approximately $359.5 million. This amount is expected to be provided through a combination of:

•       equity contributions from Fenway totaling approximately $144.5 million; and

•       debt financing totaling approximately $215.0 million.

Fenway may assign to other affiliated and/or non-affiliated investors, with the consent of Parent, a portion of their respective commitments under the equity commitment letter delivered to Parent. See “SPECIAL FACTORS—Financing of the Merger.”

Regulatory Matters (page 55)

Completion of the transactions contemplated by the merger agreement is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. The parties to the merger agreement filed the required notifications and forms under the HSR Act with the Federal Trade Commission and the Department of Justice on June 8, 2007. On June 15, 2007, the Federal Trade Commission granted termination of the waiting period under the HSR Act.

Certain Material United States Federal Income Tax Consequences (page 56)

The receipt of $24.25 in cash for each share of common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a U.S. holder generally will recognize gain or loss as a result of the merger measured by the difference, if any, between $24.25 per share and such holder’s adjusted tax basis in that share. However, subject to certain exceptions, a non-U.S. holder will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “SPECIAL FACTORS—Certain Material United States Federal Income Tax Consequences” beginning on page 56 of this proxy statement for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Accounting Treatment (page 58)

The merger is intended to be accounted for under the purchase method of accounting. See “SPECIAL FACTORS—Accounting Treatment.”

Appraisal Rights (page 58)

Our stockholders who follow certain procedural requirements may be entitled to receive cash in the amount of the fair value of their shares instead of the merger consideration offered pursuant to the merger. The fair value of shares of our common stock would be determined pursuant to Delaware law.

Any 1-800 CONTACTS stockholder who wishes to exercise appraisal rights must not vote in favor of the merger agreement and must comply with all of the procedural requirements provided by Delaware law. The procedures are summarized in greater detail in “SPECIAL FACTORS—Appraisal Rights” and the relevant text of the appraisal rights statute is attached as Annex D to this proxy statement. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your appraisal rights. Your failure to take all of the steps required under Delaware law could result in the loss of your appraisal rights.

Important Terms of the Merger Agreement (page 62)

Conditions to the Merger.   We will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

•       the adoption of the merger agreement by our stockholders;

•       the termination or expiration of the waiting period applicable to the merger under the HSR Act;

•       the absence of any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order being enacted, entered, promulgated or enforced by any United States court or United States governmental entity which prohibits, restrains or enjoins the consummation of the merger;

•       the representations and warranties of 1-800 CONTACTS, Acquisition and Parent being true and correct, in each case as of the effective time of the merger, subject in many cases to material adverse effect qualifications;

•       our, Parent’s and Acquisition’s performance in all material respects of the obligations, and compliance in all material respects with the agreements and covenants, in the merger agreement; and

•       the receipt of a consent from one of our material suppliers.

At any time before the merger, to the extent permitted by law, either we or Parent and Acquisition may waive compliance with any of the conditions contained in the merger agreement. As of the date of this proxy statement, neither we nor Parent and Acquisition expect that any condition will be waived.

Termination of the Merger Agreement.   We and Parent may terminate the merger agreement by mutual written consent at any time without completing the merger.

The merger agreement may also be terminated prior to the effective time of the merger by us or by Parent by written notice to the other if:

•       a court or other governmental entity in the United States issues a final order, decree or ruling, or takes any other final action restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action has become final and nonappealable (so long as such party’s breach of its obligation to challenge such order or action has not caused or resulted in such failure to complete the merger);

•       the merger is not completed by March 31, 2008 (so long as such party’s breach of the merger agreement has not caused or resulted in such failure to complete the merger); or

•       our stockholders do not adopt the merger agreement.

In addition, the merger agreement may be terminated by us if:

•       Parent or Acquisition breaches any representation, warranty, covenant or agreement contained in the merger agreement and the breach is not cured prior to the earlier of (A) 20 business days following notice of the breach to Parent and (B) March 31, 2008;

•       we enter into a definitive agreement with respect to a Superior Proposal as described under “THE MERGER AGREEMENT—No Solicitation,” provided that we pay the required termination fee and transaction expenses of Parent; or

•       if all the conditions to the merger to be performed by us have been satisfied and the merger has not been consummated on or prior to the third business day thereafter (provided that if the third business day occurs at any time from and including August 24, 2007 to and including September 5, 2007, the third business day shall be deemed to be September 6, 2007).

Finally, the merger agreement may be terminated by Parent if:

•       we breach any representation, warranty, covenant or agreement contained in the merger agreement and the breach is not cured prior to the earlier of (A) 20 business days following notice of the breach to us and (B) March 31, 2008;

•       our board of directors:

•        withdraws or modifies, or proposes publicly to withdraw or modify in a manner adverse to Parent, its approval or recommendation of the merger or the merger agreement, or approves or recommends, or proposes publicly to approve or recommend, any Acquisition Proposal, as defined in “THE MERGER AGREEMENT—No Solicitation”;

•        breaches our obligations under the merger agreement by failing to call a stockholders meeting as required by the merger agreement; or

•        resolves, or any committee of our board resolves, to take any of the foregoing actions; or

•       a tender or exchange offer that would constitute an Acquisition Proposal is commenced on or after the date of the merger agreement and our board or any committee thereof fails to recommend against the acceptance of the tender or exchange offer within ten business days from its commencement, or our board fails, within five business days of Parent’s written request, to reaffirm its recommendation of the merger and the merger agreement, or our board of any committee of our board resolves to take any of the foregoing actions.

Termination Fee.   We have agreed to pay Parent a $10,330,550 termination fee and to reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Acquisition in connection with the merger agreement and the transactions contemplated thereby up to $1,500,000 in the aggregate, if the merger agreement is terminated:

•       by us to enter into a definitive agreement with respect to a Superior Proposal;

•       by Parent if our board of directors:

•        withdraws or modifies, or proposes publicly to withdraw or modify in a manner adverse to Parent, its approval or recommendation of the merger or the merger agreement, or approves or recommends, or proposes publicly to approve or recommend, any Acquisition Proposal;

•        breaches our obligations under the merger agreement by failing to call a stockholders meeting as required by the merger agreement; or

•        resolves, or any committee of our board resolves, to take any of the foregoing actions;

•       by Parent if a tender or exchange offer that would constitute an Acquisition Proposal is commenced on or after the date of the merger agreement and our board or any committee thereof fails to recommend against the acceptance of the tender or exchange offer within ten business days from its commencement, or our board fails, within five business days of Parent’s written request, to reaffirm its recommendation of the merger and the merger agreement, or our board of any committee of our board resolves to take any of the foregoing actions;

•       by Parent if we breach any representation, warranty, covenant or agreement contained in the merger agreement and the breach is not cured prior to the earlier of (A) 20 business days following notice of the breach to us and (B) March 31, 2008, and, in addition,

•        a proposed Acquisition Proposal is communicated to our board or any committee thereof or publicly announced prior to March 31, 2008, and

•        within six months after the termination we enter into a definitive agreement with respect to, or consummate, a transaction that would have constituted an Acquisition Proposal; or

•       the merger agreement is terminated by Parent or by us if, upon a vote taken at the stockholders meeting or any postponement or adjournment thereof, our stockholders do not adopt the merger agreement, or if the merger is not consummated on or before March 31, 2008, and, in addition

•        a proposed Acquisition Proposal is communicated to our board or any committee thereof or publicly announced prior to the time of the special meeting or prior to the termination of the merger agreement, as the case may be, and

•        within twelve months after the termination we enter into a definitive agreement with respect to, or consummate, a transaction that would have constituted an Acquisition Proposal.

Parent has agreed to pay us a $10,330,550 termination fee if all the conditions to the merger to be performed by us have been satisfied and the merger has not been consummated on or prior to the third business day thereafter (provided that if the third business day occurs at any time from and including August 24, 2007 to and including September 5, 2007, the third business day shall be deemed to be September 6, 2007); provided, however, that the termination fee will be increased to $13,774,000 if Parent or Acquisition willfully breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement.

Non-Solicitation of Competing Proposals.   The merger agreement generally restricts our ability to solicit, initiate, knowingly facilitate or encourage any inquiries regarding any Acquisition Proposal or participate in discussions or negotiate regarding an Acquisition Proposal; however, we may respond to an unsolicited Acquisition Proposal by furnishing information with respect to us and participating in discussions and negotiations regarding the Acquisition Proposal, if our board of directors or any committee thereof determines in good faith (i) after consultation with its financial advisor, that the Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (ii) after consultation with outside counsel, that failure to furnish information and participate in discussions and negotiations would be inconsistent with its fiduciary duties under applicable law.

Fenway Guaranty.   Pursuant to a guaranty, dated as of June 3, 2007, delivered by Fenway to us, Fenway irrevocably and unconditionally guarantees to us the payment by Parent and Acquisition of their obligation to pay the termination fee under the merger agreement, up to a maximum amount of $13,774,000.

Modifying or Amending the Merger Agreement.   We, Parent and Acquisition may, at any time prior to the effective time of the merger, amend the merger agreement by written agreement, but after our stockholders have adopted the merger agreement, no amendment may be made which by law requires the further approval of our stockholders without such further approval.

Expenses.   The merger agreement provides that under certain circumstances we will reimburse Parent and Acquisition for all out-of-pocket fees and expenses reasonably incurred by Parent or Acquisition in connection with the merger agreement and the transactions contemplated thereby in an amount not to exceed $1,500,000. See “THE MERGER AGREEMENT—Termination Fees and Expenses.”

Market Price of 1-800 CONTACTS Common Stock (page 82)

On June 1, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the low and high reported sales price of our common stock on the Nasdaq Global Market was $19.77 and $20.09, respectively. The $24.25 per share to be paid for each share of our common stock in the merger represents a premium of approximately 23% and 21% to the low and high reported sales price on June 1, 2007 and a premium of approximately 34% over the average closing share price during the 30 trading days ending June 1, 2007. See “IMPORTANT INFORMATION CONCERNING 1-800 CONTACTS—Market Prices of 1-800 CONTACTS Common Stock.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as a 1-800 CONTACTS stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q:             What will happen in the merger?

A:              Acquisition will be merged with and into 1-800 CONTACTS, and 1-800 CONTACTS will be the surviving corporation. Acquisition and Parent are corporations formed by Fenway for the sole purpose of effecting the merger. After the merger, 1-800 CONTACTS will become a privately held company owned by a group of investors led by Fenway and the continuing investors. Accordingly, after the merger, you will no longer have an equity interest in 1-800 CONTACTS and will not participate in any potential future earnings or growth of 1-800 CONTACTS.

Q:             What will be the effect of the merger?

A:              You will receive $24.25 in cash in exchange for each share of common stock owned by you at the effective time of the merger, unless you are a dissenting stockholder and you perfect your dissenter’s rights under Delaware law.

Upon the consummation of the merger, all outstanding options to acquire our common stock will become fully vested and immediately exercisable and all such options not exercised prior to the merger will be canceled and converted into a right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $24.25 exceeds the option exercise price, without interest and less any applicable withholding taxes.

Each share of restricted stock that is vested and outstanding as of the effective time of the merger, and each share of restricted stock that is unvested as of the effective time of the merger and whose vesting is, by its terms, accelerated to the effective time of the merger as a result of the merger, will be canceled, with the holder of each such share of restricted stock receiving the $24.25 per share merger consideration in cash, without interest and less any applicable withholding taxes. Each share of restricted stock whose vesting is not, by its terms, accelerated to the effective time of the merger as a result of the merger will be canceled, with the holder of each such share of restricted stock receiving the $24.25 per share merger consideration, without interest and less any applicable withholding taxes, at the times set forth in the applicable agreement governing the grant of any such share. In the case of our directors, the restricted stock agreements provide that all unvested restricted shares vest immediately upon a “change in control.” In the case of our executive officers, the restricted stock agreements generally provide that upon a “change in control,” 33% of any unvested time-vesting and performance-vesting restricted shares held by an executive officer vest immediately, and any remaining unvested time-vesting and performance-vesting restricted shares vest in equal quarterly installments over a two-year period commencing on the date of a “change in control.”

Q:             Who are the continuing investors?

A:              The continuing investors are certain members of our senior management and board of directors and investment funds affiliated with one of our directors. The continuing investors will have some or all of their shares of our common stock and/or option equity value exchanged for equity interests in Holdings, which will be the ultimate parent company of 1-800 CONTACTS following the merger. In some cases, continuing investors will receive varying combinations of indirect equity interests in 1-800 CONTACTS and cash in the merger.

Q:             Can I choose to be a continuing investor?

A:              No. The continuing investors will include only the 1-800 CONTACTS stockholders who are identified in this proxy statement and described in the preceding answer.

Q:             Why was the transactions committee formed?

A:              Because certain of our directors have actual or potential conflicts of interest in evaluating the merger, our board of directors appointed a transactions committee of independent directors to review and evaluate the proposed merger. The members of the transactions committee are Mr. Stephen L. Key (chair), Mr. Thomas H. Boggs, Jr., Mr. Bradley T. Knight and Mr. Garth T. Vincent. The transactions committee has unanimously recommended to our board of directors that the merger and the merger agreement be approved and adopted. In arriving at its conclusion, the transactions committee considered the opinion of Sonenshine Partners, its independent financial advisor, that, as of the date of such opinion and based upon the limitations, qualifications and assumptions described in the opinion, the cash merger consideration of $24.25 per share to be received by our stockholders is fair to such stockholders from a financial point of view.

Q:             When and where is the special meeting of stockholders of 1-800 CONTACTS?

A:              The special meeting of stockholders will take place on                  , 2007, at our executive offices, 66 E. Wadsworth Park Drive, Draper, Utah 84020.

Q:             What vote of our stockholders is required to approve and adopt the merger agreement?

A:              For us to complete the merger, stockholders holding a majority of our shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement. Because the vote is based on the number of shares of common stock outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same effect as voting “AGAINST” the merger agreement. At the close of business on the record date,                  shares of common stock were outstanding.

Certain of our existing stockholders have each executed a support agreement with Parent and Acquisition pursuant to which they have agreed to vote 5,636,631 shares owned by them in the aggregate (constituting approximately 40% of the fully diluted shares of our common stock on the date we signed the merger agreement, or                    of the outstanding shares of our common stock entitled to vote at the special meeting) in favor of the approval and adoption of the merger agreement at the special meeting.

The existing stockholders who are parties to the support agreement are: Jonathan C. Coon; Jonathan C. Coon, as custodian under the UGMA for and on behalf of Hannah K. Coon; Jonathan C. Coon, as custodian under the UGMA for and on behalf of Abigail I. Coon; Jonathan C. Coon, as custodian under the UGMA for and on behalf of Samuel Coon; John F. Nichols; John F. Nichols, as custodian under the UGMA for and on behalf of Micah Matthew Howard; LaGrange Capital; and LaGrange Offshore. Jonathan C. Coon is our Chairman and Chief Executive Officer and John F. Nichols is our Vice President, Trade Relations and one of our directors. None of their minor children hold positions with 1-800 Contacts. LaGrange Capital and LaGrange Offshore are investment funds controlled by Frank LaGrange Johnson, one of our directors.

Q:             What is the required vote for the other matters at the special meeting?

A:              The approval of a proposal to adjourn or postpone the special meeting, or in the event other items are properly brought before the special meeting, requires that holders of more of our shares vote in favor of the proposal to adjourn or postpone the special meeting than vote against the proposal. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Q:             Who can attend and vote at the special meeting?

A:              All stockholders of record as of the close of business on                    , 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, bank or other nominee that holds their common stock. Seating will be limited at the special meeting.

Q:             How does our board of directors recommend that I vote?

A:              Our board of directors recommends that our stockholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” any proposal to adjourn or postpone the special meeting to a later date, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the merger agreement.

Q:             Why is our board of directors recommending that I vote “FOR” the proposal to approve and adopt the merger agreement?

A:              After careful consideration, our board of directors adopted and declared advisable the merger agreement and the merger and related transactions, and determined that the merger is in the best interests of 1-800 CONTACTS and our stockholders. In reaching its decision to adopt the merger agreement and to recommend the approval and adoption of the merger agreement by our stockholders, the board of directors considered the recommendation of the transactions committee, consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 26 through 29 under “SPECIAL FACTORS—Recommendation of Transactions Committee and the Board of Directors; Reasons for the Merger; Fairness of the Merger.”

Q:             What rights do I have to seek appraisal for my shares?

A:              If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described in the section of this proxy statement entitled “SPECIAL FACTORS—Appraisal Rights” beginning on page 58 and in Annex D of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your 1-800 CONTACTS common stock, which will be paid to you if you seek an appraisal and comply with all requirements of Delaware law, may be more than, less than or equal to the per share consideration to be paid pursuant to the merger.

Merely voting against the adoption of the merger agreement will not preserve your appraisal rights under Delaware law. In order to validly exercise and perfect appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), among other things, you must not vote for the adoption of the merger agreement and you must deliver to us written demand for appraisal in compliance with Delaware law prior to the vote on the merger agreement at the special meeting. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Q:             How do I cast my vote?

A:              If you were a holder of record on                      , 2007, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement and “FOR” a proposal to adjourn or postpone the special meeting for purposes of soliciting additional proxies.

Q:             How do I cast my vote if my shares are held in “street name” by my broker, bank or other nominee?

A:              If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee. If you do not provide your broker, banker or other nominee with instructions on how to vote your shares, it will not be permitted to vote your shares, and this will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement. Broker non-votes will have no effect on the other proposals. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:             What will happen if I abstain from voting or fail to vote?

A:              If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

Q:             Can I change my vote after I have delivered my proxy?

A:              Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Q:             What should I do if I receive more than one set of voting materials?

A:              You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Q:             Is the merger expected to be taxable to me?

A:              Yes, if you are a United States holder. The receipt of $24.25 in cash for each share of common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a United States holder generally will recognize gain or loss as a result of the merger measured by the difference, if any, between $24.25 per share and such holder’s adjusted tax basis in that share. However, subject to certain exceptions, a non-U.S. holder will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “SPECIAL FACTORS—Certain Material United States Federal Income Tax Consequences” beginning on page 55 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:             If I am a holder of certificated shares of 1-800 CONTACTS common stock, should I send in my stock certificates now?

A:              No. Promptly after the merger is completed, holders of record as of the time of the merger will be sent written instructions for exchanging their share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send certificates with your proxy card.

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares in exchange for the merger consideration.

Q:             Is the merger contingent upon Acquisition or Parent obtaining financing?

A:              No. The consummation of the merger is not contingent upon Acquisition or Parent obtaining financing. See “SPECIAL FACTORS—Financing of the Merger” for additional information regarding how Acquisition and Parent intend to finance the merger.

Q:             When do you expect the merger to be completed?

A:              We are working to complete the merger as quickly as possible. We cannot, however, predict the exact timing of the merger. In order to complete the merger, we must obtain stockholder approval, and the other closing conditions under the merger agreement must be satisfied or waived. See “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 72.

Q:             Who can help answer my questions?

A:              If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

1-800 CONTACTS, INC.
66 E. Wadsworth Park Drive
Draper, Utah 84020
Attention: Corporate Secretary
Telephone: (801) 316-5000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not statements of historical facts, as well as certain information relating to the merger, including, without limitation:

•       statements about the benefits of the proposed merger to our stockholders;

•       the financial projections set forth in the section entitled “Important Information Concerning 1-800 CONTACTS—Projected Financial Information;”

•       statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts; and

•       other statements identified by words such as “will,” “would,” “likely,” “thinks,” “may,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•       the satisfaction of the conditions to complete the merger, including the receipt of the required stockholder approval;

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•       the failure of the merger to close for any other reason; and

•       the amount of the costs, fees, expenses and charges related to the merger.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we have filed with the Securities and Exchange Commission (the “SEC”).

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we give no assurance that we will attain these expectations or that any deviations will not be material. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. There is no safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 in connection with a going-private transaction such as the merger. As a result, the reports which are incorporated by reference herein are incorporated exclusive of the language claiming the safe harbor.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on                  , at 8:00 a.m., Mountain time, at our executive offices, 66 E. Wadsworth Park Drive, Draper, Utah 84020. Seating will be limited at the special meeting.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

•       The proposal to approve and adopt the merger agreement (see “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT” beginning on page 20);

•       Any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the merger agreement (see “PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING” beginning on page 77); and

•       Any other proposal that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Recommendation of Our Board of Directors

Our board of directors recommends that our stockholders vote “FOR” the proposal to approve and adopt of the merger agreement and “FOR” any proposal to adjourn or postpone the special meeting.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of shares of our common stock at the close of business on             , 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date,           shares of our common stock were issued and outstanding and held by              holders of record. Holders of record of shares of our common stock on the record date are entitled to one vote per share of common stock at the special meeting on each proposal. Our stockholders’ list will be available for inspection by any stockholder entitled to vote at the special meeting at our executive offices beginning no later than ten days before and continuing through the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of our shares of our common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum for the transaction of all business. Generally, broker non-votes occur when common stock held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (2) the broker, bank or other nominee lacks discretionary voting power to vote such shares. Brokers, banks and other nominees only have discretionary voting power with respect to the proposal to adjourn or postpone the special meeting for purposes of soliciting additional proxies.

Vote Required

Approval and Adoption of the Merger Agreement

The approval of the proposal to approve and adopt the merger agreement by our stockholders requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same effect as voting “AGAINST” approval and adoption of the merger agreement.

Other Proposals

The approval of a proposal to adjourn or postpone the special meeting or of any other items properly brought before the special meeting requires that holders of more of our common stock vote in favor of the proposal to adjourn or postpone the special meeting than vote against the proposal. Abstentions and broker non-votes will have no effect on the outcome of such proposal.

Support Agreement

Mr. Jonathan C. Coon, our Chairman and Chief Executive Officer, Mr. John F. Nichols, our Vice President, Trade Relations and one of our directors, and LaGrange Capital and LaGrange Offshore, investment funds controlled by Mr. Frank LaGrange Johnson, one of our directors, have, together with certain of their affiliates, each executed a support agreement with Parent and Acquisition, pursuant to which they have agreed to vote 5,636,631 shares of our common stock owned by them in the aggregate (constituting approximately 40% of the fully diluted shares of our common stock on the date we signed the merger agreement, or                    of the outstanding shares of our common stock entitled to vote at the special meeting) in favor of the approval and adoption of the merger agreement at the special meeting. See “Special Factors—Interests of Certain Persons in the Merger.”  As of the record date, our directors and executive officers and their affiliates were the beneficial owners of an aggregate of                     (approximately        %) of the shares of our common stock then outstanding and eligible to vote. Our directors and executive officers have informed us that they intend to vote their shares of common stock in favor of adopting the merger agreement.

Voting Procedures

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your common stock is held in “street name” by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the common stock authorizing you to vote at the special meeting.

Electronic Voting

Our holders of record and many stockholders who hold their shares of common stock through a broker, bank or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for using the telephone depending on whether your common stock is registered in our records in your name or in the name of a broker, bank or other nominee. Some brokers, banks or other nominees may also allow voting through the Internet. If you hold your common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available.

Read and follow the instructions on your proxy or voting instruction card carefully.

Adjournments; Other Business

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment requires that holders of more of our shares vote in favor of adjournment than vote against adjournment, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. No proxy voted against the merger proposal will be voted in favor of any adjournment unless it is specifically marked “FOR” a proposal presented by our management to adjourn or postpone the special meeting. We do not currently intend to seek an adjournment of the special meeting.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of 1-800 CONTACTS common stock held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full as Annex D to this proxy statement.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

1-800 CONTACTS, INC.
66 E. Wadsworth Park Drive
Draper, Utah  84020
Attention: Corporate Secretary
Telephone: (801) 316-5000

PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

THE PARTIES TO THE MERGER

1-800 CONTACTS

1-800 CONTACTS is a Delaware corporation that is a direct marketer of replacement contact lenses. We sell all of the popular brands of contacts lenses, including those manufactured by Johnson & Johnson Vision Care, CIBA Vision, CooperVision and Bausch & Lomb. We sell contact lenses primarily through our easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and through our Internet addresses. During our most recently completed fiscal year, we generated approximately $248.7 million in net sales.

On June 15, 2007, we sold our ClearLab Flat-Pack technology to Menicon Co., Ltd., pursuant to an asset purchase agreement dated as of May 24, 2007. On June 30, 2007, we sold ClearLab’s manufacturing, distribution and customer support operation to Mi Gwang Contact Lens Co., Ltd., pursuant to a purchase agreement dated as of May 25, 2007.

A detailed discussion of our business is contained in our Annual Report on Form 10-K for the year ended December 30, 2006, which is incorporated by reference in this proxy statement. See “ADDITIONAL INFORMATION—Where You Can Find More Information.”

The principal offices of 1-800 CONTACTS are located at 66 East Wadsworth Park Drive, Draper, Utah 84020, and our telephone number is (801) 316-5000. Our common stock is listed on the Nasdaq Global Market under the symbol “CTAC.”

Alta Acquisition Corp.

Acquisition is a Delaware corporation that was incorporated on June 1, 2007, at the direction of Fenway for the purpose of engaging in the transactions set forth in the merger agreement, and is not engaged in any other business activities. All of the outstanding capital stock of Acquisition is owned by Parent.

Alta Parent Corp.

Parent is a Delaware corporation that was incorporated on June 1, 2007, at the direction of Fenway for the purpose of engaging in the transactions set forth in the merger agreement, and is not engaged in any other business activities. At the effective time of the merger, all of outstanding capital stock of Parent will be owned by Holdings, which will be controlled by Fenway.

Fenway Partners Capital Fund III, L.P.

Fenway is a Delaware limited partnership whose general partner is Fenway GP. Fenway is a middle market private equity fund with offices in New York and Los Angeles and, together with affiliated funds, has $1.7 billion under management.

The principal offices of each of Acquisition, Parent, Fenway and Fenway GP are located at c/o Fenway Partners Capital Fund III, L.P., 152 West 57th Street, 59th Floor, New York, New York 10019. The telephone number for each of Acquisition, Parent and Fenway is (212) 698-9400.

See Annex E to this proxy statement for additional information regarding the directors and executive officers of 1-800 CONTACTS, Parent, Acquisition, Fenway and Fenway GP.

SPECIAL FACTORS

Background of the Merger

Our board of directors has, since 2003, periodically reviewed with management and Sonenshine Partners the potential strategic direction for 1-800 CONTACTS in light of market, economic, competitive, regulatory and other conditions and developments. In December 2003, we engaged Sonenshine Partners to provide financial advisory services in connection with this earlier exploration of strategic alternatives. Other than as described below, there have been no discussions between 1-800 CONTACTS and any potential strategic partner in the last two years that resulted in any proposals concerning any merger, consolidation, acquisition, tender offer for or acquisition of any class of our securities, election of our directors or sale or other transfer of a material amount of our assets.

From 2003 to April 2005, we engaged in exploratory merger talks with certain potential strategic buyers. The potential strategic buyers indicated they were not interested in acquiring the ClearLab business as part of our company. The ClearLab business was not profitable, and our ownership of ClearLab prevented ClearLab from selling their products at wholesale in the United States because those products would have competed with products sourced from our four major suppliers. Because our management and our board believed that ClearLab would be more valuable to another owner and that the ClearLab business impaired the value and achievability of a sale of 1-800 CONTACTS, our board elected to pursue the sale of ClearLab.

In June 2006, we modified the engagement letter with Sonenshine Partners to include advice on strategic alternatives for our ClearLab businesses in the United Kingdom and Singapore and to provide for a possible engagement on other strategic alternatives for 1-800 CONTACTS. In July 2006, we announced that 1-800 CONTACTS’ management and directors had begun to evaluate a broad range of strategic alternatives in an effort to capitalize on the value of ClearLab and that among the options being considered to maximize value for our stockholders was the separation of ClearLab from 1-800 CONTACTS. As the evaluation of that potential separation proceeded, our board of directors also began a review of our core U.S. retail business and, in December 2006, engaged Sonenshine Partners to assist in conducting this broader review, including by commencing contacts with potential acquirors of 1-800 CONTACTS. In its review of our core U.S. retail business, our board of directors considered a number of strategic alternatives, including remaining an independent public company. The board considered the challenges we faced as an independent public company, including stock market challenges resulting from the limited public float and low average daily trading volume of our common stock, as well as the costs associated with being a public company. The board of directors also considered the uncertainty of opportunities for our future growth and the significant future marketing and advertising spending that would be required for growth. Over the past few years, our board of directors and management have from time to time explored the possibility of contacting potential acquisition candidates, but found no acquisition opportunities in our industry that, when combined with our business, would have the potential to address the challenges facing 1-800 CONTACTS.

Beginning in December 2006, Sonenshine Partners contacted 85 potential strategic and financial buyers for 1-800 CONTACTS (excluding the ClearLab businesses). That group of potential buyers included 32 strategic parties and 53 financial sponsors.

On December 15, 2006, we executed a non-disclosure agreement with a strategic party that we refer to herein as “Bidder A.”

On January 12, 2007, Mr. Jonathan C. Coon, our Chairman and Chief Executive Officer, Mr. Brian W. Bethers, our President, Mr. Robert G. Hunter, our Chief Financial Officer, Mr. Kevin K. McCallum, our Chief Marketing Officer, and representatives of Sonenshine Partners met in person with representatives of Bidder A at its headquarters location to discuss the parties’ respective business operations, relative valuations and potential business combination opportunities.

On January 30, 2007, we executed a non-disclosure agreement with a financial sponsor that we refer to herein as “Bidder B.”

On February 5, 2007, our board of directors created a steering committee to supervise the strategic review process, with respect to both the ClearLab business and the core U.S. retail business. The steering committee consisted of Mr. Stephen L. Key (chair), Mr. E. Dean Butler, Mr. Jonathan C. Coon and Mr. Frank LaGrange Johnson.

In February 2007, we engaged Kirkland & Ellis LLP as legal counsel to the steering committee and the board of directors.

Effective February 27, 2007, we executed an amended and restated non-disclosure agreement with Bidder A that superseded the agreement executed on December 15, 2006.

On February 28, 2007, representatives of Bidder A met in person with members of our management team at our offices in Draper, Utah. At this meeting, the representatives of Bidder A toured our facilities and continued their discussions with our management regarding potential business combination opportunities.

On each of February 9, March 1, March 7, March 22 and April 11, the steering committee held telephonic meetings to review with Sonenshine Partners and management the status of the strategic reviews and, in particular, the negotiations for the divestiture of the ClearLab assets.

On March 6, 2007, we announced that we had broadened the strategic review to include the U.S. retail business and that Sonenshine Partners would continue to act as our lead financial advisor, with Goldman, Sachs & Co. also retained to assist with the review of our retail business.

By March 2007, we had executed non-disclosure agreements with 28 interested parties, including Fenway, and management had made presentations on the U.S. retail business to 11 of those 28 parties. Sonenshine Partners delivered instructions to each of the 28 interested parties requesting that preliminary proposals for a transaction with 1-800 CONTACTS be submitted in writing to Sonenshine Partners no later than March 30, 2007.

On March 13, 2007, management made a presentation to representatives of Fenway.

On or around March 30, 2007, we received preliminary proposals from six parties—all financial sponsors—ranging from approximately $18.00 to $22.00 per share of common stock. On March 30, 2007, Fenway made a preliminary proposal to acquire us for a price of $21.50 to $22.00 per share of common stock. Until mid-May 2007 (or such earlier date as a bidder informed us that it was no longer interested in pursuing a transaction with us), all six bidders had access to an online data site that provided them with confidential information about 1-800 CONTACTS that could help inform their final bids.

Throughout March, April and May 2007, various representatives of 1-800 CONTACTS and Sonenshine Partners participated in telephone calls and meetings with each of the six financial sponsors that submitted preliminary proposals, including Fenway and Bidder B, to discuss due diligence and related issues. Sonenshine Partners also continued discussions with Bidder A concerning an alternative contractual relationship.

Between April 14 and April 17, 2007, Sonenshine Partners delivered bid instruction letters for the potential acquisition of 1-800 CONTACTS to the remaining six interested parties, requesting the delivery of final bids no later than May 3, 2007. In light of developments in the planned divestiture of the ClearLab business and the desire to allow bidders to familiarize themselves with these developments, on or around

April 24, 2007, Sonenshine Partners delivered updated bid instruction letters to the remaining interested bidders informing them that the final bid date had been changed to May 15, 2007.

On May 1 and 2, 2007, representatives of Fenway met with representatives of our management and Sonenshine Partners in Salt Lake City and Draper, Utah to discuss due diligence and business strategy matters.

On May 15, 2007, Mr. Coon met in Draper, Utah with Timothy P. Mayhew, a managing director of Fenway, to discuss management’s vision for the company’s future.

On or around May 15, 2007, we received revised proposals from two financial sponsors, Fenway and Bidder B. Fenway submitted a proposal of $23.25 per share, and Bidder B submitted a proposal of $20.00 per share. None of the 32 strategic parties that Sonenshine Partners contacted beginning in December 2006 had submitted a bid to acquire 1-800 CONTACTS by the prescribed deadline of May 15, and no strategic party was actively participating in the auction process by that date. On May 18, 2007, Bidder A submitted a proposal for a strategic alliance that did not involve a change-in-control transaction or cash consideration being paid to our stockholders for their shares. The proposal from Bidder A was inconsistent with the bid instruction letters sent by Sonenshine Partners and was not a proposal to acquire 1-800 CONTACTS. The proposal consisted of an alternative contractual relationship in which Bidder A would have a majority interest and 1-800 CONTACTS would have a minority interest in the combined contact lens business. The proposal contemplated Bidder A being entitled to report all revenues, having a priority on returns from the combined contact lens business, having a call right (but no obligation) to acquire 1-800 CONTACTS, restricting the sale of 1-800 CONTACTS to any other party and having certain rights of first refusal. The proposal also contemplated that Bidder A would have certain termination rights based on the performance of the combined contact lens business.

Between May 15 and June 2, 2007, Kirkland & Ellis LLP held numerous telephonic discussions with Ropes & Gray LLP, counsel to Fenway, to negotiate the provisions of the merger agreement and related documentation.

On May 22, 2007, the board of directors met in New York, New York to review the two acquisition bids that had been received from Fenway and Bidder B and the strategic alliance proposal that had been received from Bidder A. Representatives of Sonenshine Partners discussed with the board the auction process to date and the development during the auction process of the terms and conditions contained in each of Fenway’s and Bidder B’s proposals, including the financing proposals that accompanied each of their bids. Representatives of Kirkland & Ellis LLP discussed with the board the material terms of the three proposals, as well as the board’s fiduciary duties in connection with the proposed transactions. Mr. Coon described for the board the strategic alliance proposal received from Bidder A, including the business fundamentals of Bidder A’s business and the anticipated effects of the proposed strategic alliance. Representatives of Sonenshine Partners presented an assessment of the relative merits of Bidder A’s proposal and compared that proposal with the proposals from Fenway and Bidder B. The board authorized management and its representatives to continue discussions with Fenway, Bidder A and Bidder B and provided guidance as to the improvements in their proposals being sought by the board.

Also on May 22, 2007, representatives of Sonenshine Partners spoke with each of Fenway and Bidder B about the terms for a transaction that the board would find acceptable, and each indicated a willingness to consider increasing its bid. In addition, the representatives of Sonenshine Partners updated the bidders on the terms and progress of the contemplated ClearLab divestitures.

On May 23, 2007, Mr. Coon and representatives of Sonenshine Partners met at Sonenshine Partners’ offices in New York, New York with Mr. Mayhew of Fenway to discuss valuation issues and the state of the business.

Also on May 23, Messrs. Coon and Bethers met with representatives of one of Bidder B’s portfolio companies to discuss strategic opportunities.

On May 24, 2007, representatives of Sonenshine Partners met with Bidder B to discuss valuation and the state of the business.

On May 25, 2007, the board of directors met telephonically to receive an update on the progress of negotiations with the various bidders since May 22. The board concluded that, in light of the failure of any strategic party to submit a bid to acquire 1-800 CONTACTS by the prescribed deadline of May 15, it was most likely that it would be a financial sponsor that would present the proposal most favorable to our stockholders and that such sponsor would likely request that certain officers or directors invest in the equity of the acquiring company. In light of that development, the board concluded that, in order to avoid even the appearance of any conflict of interest, it would be desirable and appropriate to form an independent transactions committee, consisting solely of directors who would not (and would likely not be asked to) participate in the equity financing of the acquisition. The board determined that the transactions committee would replace the previously formed steering committee, on which Mr. Coon and Mr. Johnson, both significant stockholders in 1-800 CONTACTS, served. The board formed the transactions committee and appointed Mr. Key (Chair), Mr. Boggs, Mr. Bradley T. Knight and Mr. Garth T. Vincent to serve on that committee.

In the evening of May 25, 2007, we received a modestly improved and more detailed proposal from Bidder A, which included draft terms for a strategic alliance. Also on May 25, Sonenshine Partners received, on behalf of 1-800 CONTACTS, a revised proposal from Fenway to acquire 1-800 CONTACTS at a price of $24.00 per share in cash.

On May 29, 2007, we announced the execution of definitive documents to sell ClearLab’s manufacturing, distribution and customer support operations to Mi Gwang Contact Lens Co., Ltd., a Korean contact lens manufacturer, and ClearLab’s flat pack technology and certain other intellectual property to Menicon Co., Ltd., Japan’s largest independent contact lens manufacturer.

Also on May 29, 2007, Messrs. Coon, Bethers, Hunter and McCallum, together with Mr. R. Joe Zeidner, General Counsel of 1-800 CONTACTS, and a representative of Sonenshine Partners met in person with Bidder A at its headquarters location. At this meeting, Bidder A agreed to certain improvements to its revised proposal. Bidder A, after being informed of the board’s request to remove the termination language and provide clarification on the call right, agreed to slightly more favorable termination provisions and provided clarification on a performance-based call right, but declined to make the call mandatory. In addition, on May 29, Sonenshine Partners received, on behalf of 1-800 CONTACTS, a revised proposal from Bidder B to acquire us for $20.25 per share.

On May 30 and 31, 2007, representatives of Sonenshine Partners held telephonic discussions with Fenway regarding the key unresolved terms of its bid.

On May 30, 2007, the transactions committee met telephonically. Mr. Key invited members of management to participate in the meeting for the limited purpose of updating the transactions committee on the substance of the May 29 meetings with Bidder A. Representatives of Sonenshine Partners and Kirkland & Ellis LLP were invited to participate in the full meeting. Members of management reported on the improvements to Bidder A’s proposal. Members of the transactions committee questioned whether further improvements consistent with the May 22 guidance provided by the board of directors could be achieved; management advised the transactions committee that they could not. Management was excused from the meeting, and representatives of Sonenshine Partners then presented to the transactions committee its financial review of Bidder A’s proposal and compared that proposal to a standalone alternative and to the cash bids of Fenway and Bidder B. Representatives of Sonenshine Partners also provided an update on discussions with Fenway and Bidder B, including a description of their improved bids received on May 25 and May 29, respectively. The transactions committee compared the Fenway proposal’s superior value and immediate cash payout to stockholders with the other strategic alternatives for our business, including remaining an independent public company. The transactions committee concluded, having considered the advice of Sonenshine Partners, that the Fenway proposal had the greatest likelihood of maximizing stockholder value and, therefore, instructed Sonenshine Partners and Kirkland & Ellis LLP to engage with Fenway and its legal counsel on the remaining material issues in Fenway’s bid.

In the morning of May 31, 2007, the transactions committee met telephonically to receive an update from Sonenshine Partners and Kirkland & Ellis LLP on discussions with Fenway and its legal counsel that occurred the prior evening and earlier that morning. Sonenshine Partners reported that Kirkland & Ellis LLP and Sonenshine Partners had reached resolutions with Fenway and its advisors on all material open issues and that Fenway had agreed to increase the price per share in its proposal to $24.25. The transactions committee instructed Kirkland & Ellis LLP to finalize the definitive merger agreement with Fenway to reflect the resolutions that had been negotiated.

On June 1, 2007, the transactions committee met telephonically. Representatives of Kirkland & Ellis LLP described the material terms of the merger agreement and the support agreement with Fenway.

On June 2 and 3, 2007, representatives of Debevoise & Plimpton LLP, counsel to Messrs. Coon and Nichols, negotiated with Ropes & Gray LLP, counsel to Fenway, the preliminary terms of Messrs. Coon and Nichols’ rollover investment in the acquiring entity.

In the morning of June 3, 2007, the transactions committee convened to receive Sonenshine Partners’ analysis of the fairness of the proposed Fenway transaction. Following extensive discussion, the transactions committee voted unanimously to recommend to the full board of directors that it approve the merger with Fenway on the terms presented to the transactions committee.

In the afternoon of June 3, our board of directors met telephonically. All board members other than Mr. Butler attended the meeting. Mr. Key, as chairman of the transactions committee, presented the recommendation of the transactions committee in favor of the Fenway merger. Mr. Key described the transactions committee’s review of the available strategic alternatives, including the final cash bids from Fenway and Bidder B and the strategic alliance proposal from Bidder A. Mr. Key conveyed that the final proposal from Bidder A consisted of an alternative contractual relationship in which Bidder A would have a majority interest and 1-800 CONTACTS would have a minority interest in the combined contact lens business. The proposal contemplated Bidder A being entitled to report all revenues, having a priority on returns from the combined contact lens business, having a call right (but no obligation) to acquire 1-800 CONTACTS, restricting the sale of 1-800 CONTACTS to any other party and having certain rights of first refusal. The proposal also contemplated that Bidder A would have certain termination rights based on the performance of the combined contact lens business. The transactions committee concluded that Bidder A’s proposal, especially the right for Bidder A to terminate, presented too much uncertainty to stockholders. The final bid from Bidder B was for an acquisition of 1-800 CONTACTS at a price of $20.25 per share. Representatives of Kirkland & Ellis LLP reviewed for the directors their fiduciary duties when considering the approval of a change-in-control transaction and also described the final terms of the merger agreement, Fenway’s guaranty of certain obligations under the merger agreement, the support agreement between Fenway and certain major stockholders and a letter agreement and term sheet governing the investment by Messrs. Coon and Nichols in the equity of the acquiring company. Representatives of Sonenshine Partners presented to the board of directors the financial analysis that they had presented to the transactions committee earlier that morning and orally delivered the opinion of Sonenshine Partners that, based on and subject to the various assumptions made, matters considered and limitations described in the opinion, as of June 3, 2007, the merger consideration was fair, from a financial point of view, to the holders of 1-800 CONTACTS’ common stock, as discussed below in the section entitled “—Opinion of

Financial Advisor.” Sonenshine Partners subsequently confirmed its opinion in writing on the same day. Following lengthy discussions, our board of directors, including all of non-employee directors (other than Mr. Butler, who was absent), approved the merger agreement and the transactions contemplated thereby and resolved to recommend that our stockholders vote to adopt the merger agreement and approve the merger and related transactions. On the evening of June 3, 2007, Parent, Acquisition and 1-800 CONTACTS executed the merger agreement, Fenway and 1-800 CONTACTS executed the guaranty, Parent and Acquisition executed the support agreement with the stockholders party thereto and Fenway and Messrs. Coon and Nichols executed the letter agreement with respect to the investment by Messrs. Coon and Nichols in the equity of Holdings.

On June 4, 2007, the parties issued a press release prior to the opening of the U.S. financial markets announcing the execution of the merger agreement and the terms of the proposed acquisition of 1-800 CONTACTS by Fenway.

Recommendation of the Transactions Committee and Board of Directors; Reasons for the Merger; Fairness of the Merger

Each of the transactions committee and our board of directors has determined that the merger is fair to and in the best interests of 1-800 CONTACTS and our stockholders, including all of our unaffiliated stockholders. Each of the transactions committee and the full board of directors recommends that our stockholders approve and adopt the merger agreement.

In recommending approval and adoption of the merger agreement, the full board of directors, having received the favorable recommendation of the transactions committee, consulted with its legal counsel and financial advisors and considered a number of factors which it believed supported its recommendation, including:

•       Our historical results of operations, financial condition, assets, liabilities, business strategy and prospects and the nature of the industry in which we compete. Based upon its consideration of our operations and prospects and the nature of the industry, the transactions committee concluded that it might take a considerable period of time before the trading price of our shares would reach and sustain at least the $24.25 per share offered. While the transactions committee did not analyze specifically how long it might take for our common stock to independently reach a trading price of $24.25, members of the transactions committee observed that it had been several years since our common stock had traded at that price level. The transactions committee reviewed certain information on 1-800 CONTACTS’ historical financial performance and historical stock price, management’s projections for our future financial performance, the current stock price, valuation multiples and market trading data of certain public companies viewed as reasonably relevant, and concluded that a considerable amount of time might pass before a trading price of $24.25 might be reached.

•       The limited public float and low average daily trading volume of our common stock, the small number of market makers and investment banking firms preparing research reports with respect to us, and the few comparable public companies against which investors could evaluate our performance, which the transactions committee concluded would be reasonably likely to adversely affect the price at which shares of our common stock would trade for the foreseeable future.

•       The inherent risks and probable impact on our stock price associated with executing management’s business plan on a stand-alone basis and the challenges and risks associated with attempting to build our company through joint ventures or acquisitions.

•       The recommendation of our investment bankers to consider a sale of our company to a strategic or financial acquirer as the most effective opportunity for enhancing stockholder value.

•       The extensive auction process conducted in 2007 pursuant to which 85 potential acquirers, including industry competitors and equity sponsors of leveraged buyouts, were contacted by Sonenshine Partners to determine their interest in acquiring our company.

•       The fact that the auction process resulted in six preliminary indications of interest from financial sponsors, but did not result in any final proposals for alternative transactions other than those that the board determined not to be as favorable to our stockholders as the proposed Fenway transaction.

•       The fact that, since the date of the merger agreement, no third party has come forward with an alternative transaction proposal.

•       The opinion of Sonenshine Partners, dated June 3, 2007, that, as of that date, and based upon and subject to the various factors, assumptions and limitations set out in the fairness opinion, the consideration to be received by our stockholders was fair to such stockholders from a financial point of view. The transactions committee also considered Sonenshine Partners’ presentation to the transactions committee. In its review of the analyses performed by Sonenshine Partners, the transactions committee did not weigh each of the separate analyses prepared by Sonenshine Partners separately, but rather considered them taken as a whole.

•       The relationship of the $24.25 per share cash consideration offered in the merger to the current market price and the market prices for our common stock over the previous two years during which the average closing price had been $15.72 per share.

•       The reputation and proven experience of Fenway in completing similar transactions.

•       The arms-length negotiations between the transactions committee and Fenway and their respective representatives, including negotiations that resulted in:

•        three separate increases in the per share cash purchase price to be received by our stockholders;

•        our having the right, under certain conditions, to engage in negotiations with, and supply information to, a person making an unsolicited proposal for a competing acquisition transaction;

•        our having the right to terminate the merger agreement to accept a superior proposal;

•        Fenway agreeing to guarantee the termination fee pursuant to the terms of the guaranty; and

•        definitiveness in the financing commitments reducing the risk of consummation of the transaction.

•       The nature of the financing commitments received by Parent with respect to the merger, including the identities of the institutions providing such commitments and their experience in consummating transactions such as the merger.

•       The fact that adoption of the merger agreement requires the affirmative vote of a majority of our outstanding shares entitled to vote thereon and that, under Delaware law, our stockholders have the right to exercise appraisal rights to receive the “fair value” of their shares if they dissent from the merger.

•       The fact that the obligation of Parent and Acquisition to complete the merger is not conditioned on financing being made available to Parent.

The transactions committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included:

•       our only likely recourse in the event of a termination of the merger agreement in certain circumstances being limited to the termination fee ($10,330,550 or $13,774,000, as applicable) guaranteed by Fenway;

•       the cash consideration to be received by stockholders being taxable to them;

•       the conflicts of interest of some of our officers, directors and stockholders; and

•       following the merger, our stockholders (other than continuing investors) ceasing to participate in any of our future earnings growth or benefiting from any increase in the value of our company.

The transactions committee did not believe that the net book value and liquidation value of our stock reflected the fair value of our company. The transactions committee considered that net book value ($2.76 per share at March 31, 2007) is indicative of historical cost and that the valuation methodologies used by Sonenshine Partners incorporated our future expected performance and business prospects to arrive at a market-based value for our common stock. The transactions committee did not find it practicable to, and did not, appraise our assets to determine a liquidation value for our company. The transactions committee considered our company as a viable going concern business and did not consider the liquidation value as a relevant valuation methodology.

The foregoing discussion of the information and factors considered by the transactions committee includes all of the material factors considered by the transactions committee in reaching its conclusions and recommendations but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the transactions committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the transactions committee may have given different weights to different factors.

Our board consists of eight directors, four of whom served on the transactions committee. At the June 3, 2007 meeting of our board, the transactions committee, with its legal and financial advisors participating, reported to the other members of our board on its review of the merger agreement and the related financing commitments and the factors taken into account by the transactions committee in reaching its determination that the merger was fair to and in the best interests of our stockholders. Accordingly, the same factors considered by the transactions committee were taken into account by our board of directors. In addition, our board considered the conclusions and recommendations of the transactions committee and believes that these factors supported the determination of fairness by our board. Furthermore, our board considered the fact that the $24.25 per share cash consideration and the terms and conditions of the merger agreement were the result of arms-length negotiations among the transactions committee and Fenway and their respective advisors and the fact that the transactions committee received a fairness opinion from Sonenshine Partners. Our board of directors believes that these factors supported its fairness determination.

In addition, the transactions committee believes that sufficient procedural safeguards were and are present to insure the fairness of the merger and to permit the transactions committee to represent effectively the interests of the stockholders, including:

•       the transactions committee consisted of non-employee independent directors who acted to represent solely the interests of the stockholders;

•       the transactions committee retained and received advice from its independent legal counsel, Kirkland & Ellis LLP;

•       the transactions committee was advised by Sonenshine Partners and received the opinion of Sonenshine Partners to the effect that, as of the date of such opinion, the consideration to be received by the holders of shares of our common stock was fair, from a financial point of view, to such holders; and

•       the availability of appraisal rights under Delaware law for our stockholders who believe the terms of the merger are unfair.

Because the above safeguards were and are in place, the transactions committee and the board of directors did not consider it necessary to require approval of the merger agreement and the merger by at least a majority of our unaffiliated stockholders or to retain any additional unaffiliated representative to act on behalf of our unaffiliated stockholders.

Purpose for the Merger for 1-800 CONTACTS

The primary purpose of the merger for 1-800 CONTACTS is to enable our stockholders to immediately realize the value of their investment in 1-800 CONTACTS through their receipt of the per share merger price of $24.25 in cash. Another purpose of the merger for 1-800 CONTACTS is to create greater operating flexibility, allowing management to concentrate on long-term growth rather than the short-term expectations of the financial markets. Given our stock price and the economic and market conditions affecting us and our industry sector as a whole, we believe our long-term objectives can best be pursued as a private company.

The board began a review of strategic alternatives for our business in July 2006. Over the course of its review of our strategic alternatives, we decided to separate the ClearLab business from our U.S. core retail business and in December 2006 our board engaged Sonenshine Partners to conduct a broader review for the U.S. core retail business. As discussed under “—Background of the Merger,” we were actively engaged in pursuing a transaction over a period of several months and entered into the merger agreement promptly once factors aligned to make the merger possible. These factors included our generating sufficient third-party interest in acquiring the ClearLab business that we had reasonable assurance that the sale of that business would occur and our securing long-term supply agreements with our principal suppliers, both of which occurred in the last few months.

Purpose and Reasons for the Merger of Management Investors

Under the rules governing “going private” transactions, the Management Investors are deemed to be engaged in a “going private” transaction and are required to express their purpose and reasons for the merger to our unaffiliated stockholders. The Management Investors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Management Investors, the primary purpose of the merger is to enable our unaffiliated stockholders to immediately realize the value of their investment in our company through their receipt of the per share merger price of $24.25 in cash. In addition, the merger will allow the Management Investors to immediately realize in cash the value of a portion of their respective holdings in our company and, through their commitment to make an equity investment in the ultimate parent of the surviving corporation, to benefit from any future earnings and growth of our company after its stock ceases to be publicly traded. For a more complete description of the amounts to be realized and/or reinvested by the Management Investors in connection with the merger, see “—Interests of the Certain Persons in the Merger—Equity Rollover Arrangements” and the table on page 50 of this proxy statement. The Management Investors believe that public company status imposes a number of limitations on us and our management in conducting our operations, including restraints associated with meeting the expectations of market analysts. Accordingly, one of the purposes of the merger for the Management Investors is to afford us greater operating flexibility, allowing management to concentrate on long-term growth and to reduce our focus on the quarter-to-quarter performance often emphasized by the public markets.

The Management Investors determined to pursue the proposed merger at this time for the same reasons as 1-800 CONTACTS, as set forth under “—Purpose for the Merger for 1-800 CONTACTS.”

Purpose and Reasons for the Merger of LaGrange Investors

The LaGrange Investors include Mr. Frank LaGrange Johnson, one of our directors, LaGrange Capital and LaGrange Offshore, investment funds controlled by Mr. Johnson, LaGrange Administration, the investment manager of LaGrange Offshore, and LaGrange Management, the general partner of LaGrange Capital. Under the rules governing “going private” transactions, the LaGrange Investors are deemed to be engaged in a “going private” transaction and are required to express their purpose and reasons for the merger to our unaffiliated stockholders. The LaGrange Investors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the LaGrange Investors, the primary purpose of the merger is to enable the unaffiliated stockholders to immediately realize the value of their investment in our company through their receipt of the per share merger price of $24.25 in cash. In addition, the merger will allow the LaGrange Investors to immediately realize in cash the value of a portion of their holdings in our company and, through their commitment to make an equity investment in the ultimate parent of the surviving corporation, to benefit from any future earnings and growth of our company after its stock ceases to be publicly traded. For a more complete description of the amounts to be realized and/or reinvested by the LaGrange Investors in connection with the merger, see “—Interests of the Certain Persons in the Merger—Equity Rollover Arrangements.” The LaGrange Investors believe that public company status imposes a number of limitations on us and our management in conducting our operations, including restraints associated with meeting the expectations of market analysts. Accordingly, one of the purposes of the merger for the LaGrange Investors is to afford us greater operating flexibility, allowing management to concentrate on long-term growth and to reduce our focus on the quarter-to-quarter performance often emphasized by the public markets.

The LaGrange Investors determined to pursue the proposed merger at this time for the same reasons as 1-800 CONTACTS, as set forth under “—Purpose for the Merger for 1-800 CONTACTS.”

Purpose and Reasons for the Merger of Parent, Acquisition, Fenway and Fenway GP

The proposed merger is a “going private” transaction. If the proposed merger is completed, 1-800 CONTACTS will become a wholly owned subsidiary of Parent. For Parent and Acquisition, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For Fenway and Fenway GP, the purpose of the merger is to allow it to own equity interests in 1-800 CONTACTS and to bear the rewards and risks of such ownership after shares of our common stock cease to be publicly traded.

Fenway believes that there are potential benefits to 1-800 CONTACTS associated with operating as a privately held entity. As a privately held entity, we will have the flexibility to focus on continuing improvements to our business without the constraints and distractions caused by the public equity market’s valuation of us. Moreover, Fenway believes that our future business prospects can be improved through their active participation in the strategic direction and operations of our company. Although Fenway believes that there will be significant opportunities associated with its investment in us, it realizes that there are also substantial risks (including the risks and uncertainties relating to our prospects, including the prospects described in management’s projections summarized under “IMPORTANT INFORMATION ABOUT 1-800 CONTACTS—Projected Financial Information”).

Fenway believes that structuring the transaction as a “going private” merger transaction is preferable to other transaction structures because (i) it will enable Parent to acquire all of the outstanding shares of our common stock at the same time, (ii) it represents an opportunity for our unaffiliated stockholders to receive fair value for their shares and (iii) it also allows the continuing investors to maintain a significant portion of their investment in us.

Fenway determined to pursue the proposed merger at this time as a result of being solicited by representatives of 1-800-CONTACTS in connection with 1-800-CONTACTS’ strategic review process.

Opinion of Financial Advisor

Pursuant to an engagement letter dated as of December 2, 2003, and amended on both June 6, 2006 and May 25, 2007 (together, the “Engagement Letter”), our transactions committee and our board of directors retained Sonenshine Partners to perform financial advisory services and to render an opinion as to the fairness to holders of shares of our common stock, from a financial point of view, of the consideration to be paid to such holders in the merger. Sonenshine Partners delivered to our transactions committee and our board of directors an opinion, dated June 3, 2007, that the $24.25 per share in cash consideration to be received by the holders of shares of our common stock pursuant to the merger was fair, from a financial point of view, to such holders.

The full text of the Sonenshine Partners opinion is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. The description of the Sonenshine Partners opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Sonenshine Partners opinion set forth as Annex C. You are urged to read the Sonenshine Partners opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sonenshine Partners in connection with its opinion. Sonenshine Partners’ written opinion is addressed to, and for the use and benefit of, our board of directors and is not a recommendation to the holders of our common stock as to how to vote with respect to the merger. Sonenshine Partners’ opinion is limited to the fairness, from a financial point of view, to our stockholders of the consideration to be received by such holders in the merger. Sonenshine Partners expressed no opinion as to the merits of the underlying decision by 1-800 CONTACTS to engage in the merger. Sonenshine Partners’ opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to Sonenshine Partners as of, the date of Sonenshine Partners’ opinion. The following is only a summary of the Sonenshine Partners opinion. You are urged to read the entire opinion carefully.

In connection with its role as financial advisor to our board of directors, and in arriving at its opinion, among other things, Sonenshine Partners reviewed certain publicly available financial and other information concerning us and certain internal analyses and other information furnished to it by us. Sonenshine Partners also held discussions with members of our senior management regarding our business and prospects. In addition, Sonenshine Partners:

•       reviewed the reported prices and trading activity for our common stock;

•       prepared certain financial analyses including a discounted cash flow analysis of the financial projections of our ongoing business made available by our management;

•       compared certain financial and stock market information for us with similar information for certain other companies whose securities are publicly traded and whose businesses Sonenshine Partners deemed comparable in whole or in part to our business;

•       reviewed the financial terms of certain recent corporate mergers and acquisitions which Sonenshine Partners deemed relevant in whole or in part;

•       reviewed the financial terms and conditions of the merger agreement and certain related documents; and

•       performed such other financial studies and analyses and considered such other factors as Sonenshine Partners deemed appropriate.

Sonenshine Partners did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Sonenshine Partners assumed and relied upon the accuracy and completeness of all such information. In addition, Sonenshine Partners did not conduct a physical inspection of any of our properties or assets and did not prepare or obtain any independent evaluation or appraisal of any of our assets or liabilities. In the case of information concerning us, with respect to financial estimates and projections related to our business made available by us to Sonenshine Partners and used in its analysis, Sonenshine Partners assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the matters covered thereby. In rendering its opinion, Sonenshine Partners expressed no view as to the reasonableness of such analyses, forecasts and projections, or the assumptions on which they were based. Sonenshine Partners did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Sonenshine Partners understood that we obtained such advice as we deemed necessary from qualified professionals.

In rendering its opinion, Sonenshine Partners also assumed that our divestitures of our ClearLab Flat-Pack technology to Menicon Co., Ltd., pursuant to the asset purchase agreement and related documents dated as of May 24, 2007, and of our ClearLab manufacturing operations to Mi Gwang Contact Lens Co. Ltd., pursuant to the asset purchase agreement and related documents dated May 25, 2007 (together, the “ClearLab Transactions”) would be consummated on substantially the same terms and conditions as set forth in their respective definitive agreements. The transaction with Menicon was consummated on June 15, 2007. Further, Sonenshine Partners assumed that the ClearLab Transactions would result in (a) up-front cash consideration consistent with that described in those asset purchase agreements that would be used principally to repay our indebtedness; and (b) additional value associated with certain securities, rights, tax and other transaction benefits that might potentially accrue to our benefit following the ClearLab Transactions (the “Additional Value”). The Additional Value was calculated by Sonenshine Partners with the guidance of our management and such Additional Value was reviewed and deemed reasonable by our management. In determining the amount of the Additional Value, Sonenshine Partners considered a range of outcomes, from which it established a reference range of approximately $1.00-$2.00 per share on a present value basis. Because Sonenshine Partners assumed the completion of the ClearLab Transactions on the above basis, it also analyzed separately the values realized from the ClearLab Transactions and the estimated values of the continuing business and its estimated results of operation.

Since the ClearLab Transactions had been agreed to independently from the merger, Sonenshine Partners believed it was appropriate to take into account all such upfront and potential additional values associated with the ClearLab Transactions in considering the range of values for 1-800 CONTACTS. Sonenshine Partners took into account the upfront cash consideration associated with the ClearLab Transactions when it calculated the preliminary per share values of our continuing operations in determining the fairness of the merger. It added the Additional Value to take into account certain potential additional benefits to 1-800 CONTACTS associated with those divestitures whose value depends on the occurrence of certain events other than the mere closing of the ClearLab Transactions. These benefits included the potential value of MiGwang stock, certain potential additional cash payments that might be made by Menicon Co., Ltd. to 1-800 CONTACTS under certain circumstances, and certain potential tax benefits associated with the ClearLab Transactions.

For purposes of rendering its opinion, Sonenshine Partners assumed that, in all respects material to its analysis, the representations and warranties of 1-800 CONTACTS, Parent and Acquisition contained in the merger agreement were true and correct; 1-800 CONTACTS, Parent and Acquisition would each perform all of the covenants and agreements to be performed by it under the merger agreement; and all conditions to the obligations of each of 1-800 CONTACTS, Parent and Acquisition to consummate the merger would be satisfied without any waiver or modification thereof. Sonenshine Partners also assumed that the necessary regulatory approvals and contractual consents for the merger would be obtained.

The following is a summary of the material financial and comparative analyses that Sonenshine Partners deemed appropriate for this type of transaction and that were performed by Sonenshine Partners in connection with rendering its opinion. The summary of Sonenshine Partners’ analyses described below is not a complete description of the analyses underlying Sonenshine Partners’ opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. Sonenshine Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Sonenshine Partners did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support Sonenshine Partners’ opinion. Rather, Sonenshine Partners arrived at its ultimate opinion as to fairness on the basis of the results of all analyses undertaken by it and assessed as a whole, and did not attribute any particular weight to any factor or analysis considered by it. Sonenshine Partners believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view as of the date of Sonenshine Partners’ opinion to the holders of our common stock. Accordingly, Sonenshine Partners believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Sonenshine Partners’ analyses and opinion.

For purposes of Sonenshine Partners’ review, Sonenshine Partners utilized, among other things, certain projections of our future financial performance as described below, as prepared by our management.

In its analyses, Sonenshine Partners considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction or business used in Sonenshine Partners’ analyses as a comparison is identical to 1-800 CONTACTS or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Sonenshine Partners’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.

Accordingly, the estimates used in, and the results derived from, Sonenshine Partners’ analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Sonenshine Partners’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Sonenshine Partners’ financial analyses.

The financial analyses that Sonenshine Partners utilized in providing its opinion were based upon management’s projections of our retail business for fiscal years 2007 to 2011.

Discounted Cash Flow Analysis

Sonenshine Partners performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that we could generate over the period from the second half of fiscal year 2007 through fiscal year 2011. This analysis was based on internal estimates that our management had provided to Sonenshine Partners. Using the projections for fiscal years 2007 to 2011, Sonenshine Partners performed an analysis of the present value, as of June 30, 2007, of (a) the free cash flows that we could generate from June 30, 2007 through December 31, 2011 plus (b) our terminal value based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”) in 2011. Sonenshine Partners calculated a range of terminal values for us by applying (i) an EBITDA multiple of 7.5 to 8.5, derived based on a range of multiples for companies that Sonenshine Partners deemed relevant, times our estimated fiscal year 2011 EBITDA and (ii) perpetuity growth rates ranging from 3% to 4% for the projected free cash flows for periods subsequent to 2011. The EBITDA multiples were applied to our estimated fiscal year 2011 EBITDA, and the perpetuity growth rates were applied to our projected free cash flow for 2011. The resultant range of terminal values was then discounted to present value, along with our projected free cash flow from June 30, 2007 through December 31, 2011, using discount rates ranging from 12% to 14% (based on our estimated weighted average cost of capital).

Based on the foregoing, Sonenshine Partners calculated an implied price per share range for our common stock of $16.97 to $24.62. Sonenshine Partners then added the estimated Additional Value of $1.00-$2.00 per share to this range and compared the resulting sum to the merger consideration of $24.25 per share of our common stock.

Comparable Public Companies Analysis

Sonenshine Partners reviewed and analyzed certain public companies in (1) the optical retail and manufacturing industries, (2) the direct marketing industry and (3) the online and telephone retail industries that, based on its knowledge of the industry, Sonenshine Partners viewed as reasonably relevant to us. These sectors were selected, among other reasons, because of their operational and overall business similarities with our business. In addition to analyzing certain public companies engaged in similar businesses to ours, Sonenshine Partners considered certain public companies in adjacent sectors, including (a) contact lens manufacturing, (b) solutions manufacturing, (c) corrective lens manufacturing, (d) drugstore retail, and (e) laser surgery. In performing these analyses, Sonenshine Partners reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for us.

Sonenshine Partners compared us to a total of 38 publicly traded companies in the four categories identified in the preceding paragraph. Using publicly available information from SEC filings, as well as information obtained from the research services of Capital IQ and Bloomberg L.P., Sonenshine Partners reviewed, among other things: (a) enterprise values (calculated as the market value of common equity plus the book value of total short-term and long-term debt and the book value of minority interests, plus the value of any preferred stock (at liquidation value), minus cash and cash equivalents) of the selected comparable companies as a multiple of those companies’ respective latest twelve months (“LTM”) EBITDA; (b) enterprise values of the selected comparable companies as a multiple of those companies’ respective LTM earnings before interest and taxes (“EBIT”); and (c) market capitalizations (calculated as market value of common equity) of the selected comparable companies as a multiple of those companies’ respective LTM net income.

(1)         The optical retail and manufacturing companies were:

Luxottica;

HAL;

Fielmann;

Safilo;

Marcolin;

Drugstore.com; and

Coastal Contacts.

(2)         The direct marketing companies were:

Avon;

Nu Skin;

Blyth; and

Mannatech.

(3)         The online and telephone retailers were:

Cabela’s;

Netflix;

1-800 Flowers.com;

FTD;

PetMed Express (1-800-PetMeds); and

Stamps.com.

The companies in adjacent sectors were:

(a)           contact lens manufacturers

Johnson & Johnson;

Novartis; and

Cooper Companies.

(b)          solutions manufacturers

Alcon;

Allergan; and

Advanced Medical Optics

(c)           corrective lens manufacturers

Corning;

Hoya;

Essilor;

Oakley;

Shamir; and

Indo

(d)          drugstore retailers

Wal-Mart;

CVS;

Walgreens;

Boots;

Rite Aid;

BJ’s Wholesale; and

Longs Drugs Stores

(e)           laser surgery providers

LCA Vision; and

TLC Vision

Sonenshine Partners calculated the following trading multiples for each category of the above comparable companies:

		Enterprise Value/ LTM EBITDA (Median)	Enterprise Value/ LTM EBIT (Median)	LTM P/E (Median)
1.	Optical Retail and Manufacturing Industries	13.4x	17.3x	28.3x
2.	Direct Marketing Industry	9.3x	12.5x	21.2x
3.	Online and Telephone Retail Industries	11.7x	13.0x	18.6x
4.	Adjacent Industries
	(a) Contact Lens Manufacturers	12.3x	15.1x	17.9x
	(b) Solutions Manufacturers	15.5x	19.8x	29.5x
	(c) Corrective Lens Manufacturers	14.2x	19.2x	25.9x
	(d) Drugstore Retail	11.0x	14.5x	29.3x
	(e) Laser Surgery	12.2x	17.9x	31.9x

Based on its analysis, and based specifically on the optical retail and manufacturing industries, the direct marketing industry, and the online and telephone retail industries described above, Sonenshine Partners applied (a) enterprise value/EBITDA multiples of 8.5x-10.5x to our LTM EBITDA from continuing operations; (b) enterprise value/EBIT multiples of 12.0x-14.0x to our LTM EBIT from continuing operations; and (c) P/E multiples of 18.5x-22.5x to our LTM Net Income from continuing operations. In addition to the consideration as described above of multiples as applied to our actual LTM financial results from continuing operations, Sonenshine Partners also considered certain modified multiple ranges as applied to our LTM results from continuing operations taking into account certain adjustments for certain expenses that we had incurred which management believed we would not incur on a continuing basis and certain revenues that we had failed to achieve, which management believed we would achieve in the future. Specifically, these adjustments relate principally to: (a) certain corporate expenses associated with ClearLab; (b) certain expenses associated with our efforts to ensure long-term access to supply of products from key suppliers; and (c) revenues and associated expenses from certain products temporarily under recall or temporarily not made available to 1-800 CONTACTS.

Based on its overall analysis of comparable public companies, Sonenshine Partners determined an implied price per share range for our common stock of $16.50-$22.70 per share. Sonenshine Partners then added the estimated Additional Value of $1.00-$2.00 per share to this range and compared the resulting sum to the merger consideration of $24.25 per share of our common stock.

Precedent Transactions Analysis

Sonenshine Partners reviewed and analyzed selected recent precedent merger and acquisition transactions involving companies in the online retail/direct marketing, specialty retail and optical retail industries that it viewed as comparable to the merger. In performing these analyses, Sonenshine Partners analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for us.

Specifically, Sonenshine Partners reviewed 14 merger and acquisition transactions since February 2001 involving companies in the categories identified in the preceding paragraph for which sufficient public information was available. To the extent publicly available, Sonenshine Partners reviewed, among other things, the transaction enterprise values implied by the precedent transactions as: (a) a multiple of the target’s LTM EBIT and (b) a multiple of the target’s LTM EBITDA (both as of the date of the announcement).

The precedent transactions involving online retail/direct marketing were (listed by acquirer followed by the acquired company and the date these transactions were publicly announced):

Redcats USA, Inc. / Sportsman’s Guide Inc.—May 4, 2006; and
IAC/InterActiveCorp / Cornerstone Brands—March 1, 2005.

The precedent transactions involving specialty retailers were (listed by acquirer followed by the acquired company and the date these transactions were publicly announced):

Dick’s Sporting Goods / Golf Galaxy—November 13, 2006;
Leonard Green, Texas Pacific Group / Petco Animal Supplies—July 14, 2006; and
GMM Capital, Prentice Capital Mgmt. / Goody’s Family Clothing—October 27, 2005.

The precedent transactions involving optical stores were (listed by acquirer followed by the acquired company and the date these transactions were publicly announced):

Highmark / Eye Care Centers of America—May 1, 2006;
Bridgepoint / Alain Afflelou—February 24, 2006;
Berkshire Partners / National Vision—July 26, 2005;
Moulin and Golden Gate Capital / Eye Care Centers of America—December 2, 2004;
Luxottica / Cole National—July 15, 2004;
HAL and Pearle Europe / Grandvision—February 2, 2004;
Luxottica / OPSM Group—April 29, 2003;
HAL and Pearle Europe / Instrumentarium—September 19, 2002; and
Luxottica / Sunglass Hut—February 22, 2001.

Sonenshine Partners calculated the following multiples for each subcategory of the selected transactions used in its analysis:

	Enterprise Value as a Multiple of LTM EBITDA (Median)	Enterprise Value as a Multiple of LTM EBIT (Median)
Online Retail/Direct Marketing	11.0x	12.1x
Specialty Retail	9.3x	14.7x
Optical Retail	8.3x	12.4x

Based on its analysis, Sonenshine Partners applied: (a) a multiple reference range of 9.0x to 12.0x to be applied to our LTM EBITDA from continuing operations, and (b) a multiple reference range of 13.0x to 16.0x to be applied to our LTM EBIT from continuing operations. In addition to the consideration as described above of multiples as applied to our actual LTM financial results from continuing operations, Sonenshine Partners also considered certain modified multiple ranges as applied to our LTM results from continuing operations taking into account certain adjustments for certain expenses that we had incurred which management believed we would not incur on a continuing basis and certain revenues that we had failed to achieve, which management believed we would achieve in the future.

Based on its overall analysis of precedent transactions, Sonenshine Partners determined an implied price per share range for our common stock of $18.05-$26.47. Sonenshine Partners then added the estimated Additional Value of $1.00-$2.00 per share to this range and compared the resulting sum to the merger consideration of $24.25 per share of our common stock.

Premiums Paid Analysis

Sonenshine Partners reviewed the premiums paid, where available, for the transactions mentioned in the “Precedent Transactions Analysis” section above. Sonenshine Partners reviewed information regarding the premiums paid in those transactions to the targets’ common stocks’ closing share prices one trading day prior to, 30 trading days prior to, and 60 days prior to the announcement of those transactions. This analysis indicated the following median premiums paid:

	1-Day Premium (Median)	30-Day Premium (Median)	60-Day Premium (Median)
Online Retail/Direct Marketing	14.6%	19.8%	27.4%
Specialty Retail	27.8%	34.5%	25.6%
Optical Retail	27.0%	28.0%	35.4%

Based on the information above, Sonenshine Partners applied a broad premium range of 20%-35% to the average closing price for the 30 trading days prior to the announcement of our agreement with Fenway. On the basis of this premium range, Sonenshine Partners calculated an implied price per share range for our common stock of $21.64-$24.35, as compared to the merger consideration of $24.25 per share of our common stock.

Sonenshine Partners also compared the multiples implied by the merger consideration of $24.25 per share with the pre-announcement trading level of our common stock on a one day, 10-day, 30-day, 60-day, 90-day, 120-day, 1-year, and 2-year average basis. This analysis indicated that the $24.25 per share to be paid to our stockholders pursuant to the merger represented, among other things, the following:

•       a premium of 20.5% to the LTM high market price of $20.13;

•       a premium of 84.0% to the LTM low market price of $13.18;

•       a premium of 34.4% to the 30 day average; and

•       a premium of 20.8% to the current price.

Leveraged Buyout Analysis

Sonenshine Partners performed a leveraged buyout analysis in which it analyzed the theoretical rate of return a financial buyer might expect to achieve based on financial projections as prepared by management. Sonenshine Partners assumed (i) a purchase price multiple of 8.5x-9.5x management’s projected 2007 EBITDA (incorporating adjustments for certain non-recurring revenue and expense items); (ii) debt financing of 5.3x-6.3x the same projected 2007 EBITDA; (iii) a new management and employee equity incentive pool; and (iv) the completion of an exit transaction on December 31, 2011 at an exit multiple of 9.0x our projected 2011 EBITDA. Based on these assumptions, Sonenshine Partners determined internal rates of return on equity capital invested of approximately 14%-27%. Separately, Sonenshine Partners also assumed (i) a purchase price of $24.25 per share; (ii) debt financing of 5.3x-6.3x our projected 2007 EBITDA (incorporating adjustments for certain non-recurring revenue and expense items); (iii) a new management and employee equity incentive pool; and (iv) the completion of an exit transaction on December 31, 2011 at a range of exit multiples of 8.5x-9.5x our projected 2011 EBITDA. Based on these assumptions, Sonenshine Partners determined internal rates of return on equity capital invested of approximately 13%-21%.

Comparison to Other Proposals

Sonenshine Partners assessed Fenway’s proposal to acquire 1-800 CONTACTS for $24.25 per share in cash in comparison with Bidder A’s proposal to enter into an alternative contractual relationship in which

Bidder A would have a majority interest and 1-800 CONTACTS would have a minority interest in the combined contact lens business between the two parties. Sonenshine Partners noted that Fenway’s proposal was for $24.25 per share in cash, whereas Bidder A’s proposal:

(a)          provided no immediate cash or liquidity to 1-800 CONTACTS shareholders;

(b)         was highly preliminary and involved significant uncertainty as to execution of a specific agreement;

(c)          contemplated a complex and unusual operating structure that would significantly limit 1-800 CONTACTS’ ability to grow autonomously;

(d)         contained several terms that favored Bidder A over 1-800 CONTACTS, including Bidder A having a priority on returns from the combined contact lens business, a call right to acquire 1-800 CONTACTS with no obligation on Bidder A’s part to acquire 1-800 CONTACTS, and certain rights of first refusal concerning 1-800 CONTACTS in favor of Bidder A; and

(e)          involved significant risks and uncertainties associated with the implementation and longevity of a combination of the two companies’ contact lens businesses, since Bidder A’s proposal included broad termination rights.

Sonenshine Partners also assessed Fenway’s proposal to acquire 1-800 CONTACTS for $24.25 per share in cash in comparison with Bidder B’s proposal to acquire 1-800 CONTACTS for $20.25 per share in cash. Sonenshine Partners noted that the proposed cash consideration of $24.25 per share in Fenway’s proposal was substantially higher than the proposed cash consideration of $20.25 per share in Bidder B’s proposal, and that Fenway’s proposal involved no further diligence or negotiations of legal documentation, whereas Bidder B’s proposal would have involved significant additional time and uncertainty associated with further diligence and negotiation of legal documentation.

Miscellaneous

Sonenshine Partners’ opinion and financial analyses were not the only factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or our management.

Pursuant to the terms of the Engagement Letter, Sonenshine Partners: (1) has received from us a fee of approximately $1,140,000, payable upon signing of a definitive agreement for a sale or merger of 1-800 CONTACTS; (2) has received from us a fee of approximately $570,000, payable upon delivery to our board of directors of a fairness opinion in connection with the proposed merger; and (3) would receive from us a transaction fee of approximately $5,720,000 payable upon consummation of the merger, less any fees paid pursuant to (1) and (2) above, based on the number of outstanding shares of our common stock and on the merger consideration of $24.25 per share. The precise amount of total fees payable will be based on (a) the number of fully diluted shares at the time of consummation of the merger, and (b) certain other components of aggregate consideration customarily included for purposes of the calculation of transaction fees in investment banking engagement letters. We have also agreed to reimburse Sonenshine Partners for its reasonable out-of-pocket expenses, including the reasonable expenses of legal counsel, and to indemnify Sonenshine Partners and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Sonenshine Partners has in the past performed investment banking services for us. In particular, Sonenshine Partners has received a retainer fee of $200,000 per annum since December 2003 for rendering general strategic and financial investment banking advice to us. Sonenshine Partners also served as investment banking advisor to us on the ClearLab Transactions, announced in May 2007. Sonenshine Partners received a transaction fee of $300,000 subsequent to the signing of those transactions and an additional transaction fee of $450,000 subsequent to the closing of the sale of our ClearLab Flat-Pack technology to Menicon Co., Ltd.

Sonenshine Partners is an internationally recognized investment banking firm and as part of its investment banking activities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, leveraged buyouts, and valuations for corporate and other purposes. Sonenshine Partners was selected to act as investment banker to us because of its expertise, reputation and familiarity with our industry because its investment banking professionals have substantial experience in transactions comparable or relevant to the proposed merger.

Position of Management Investors as to the Fairness of the Merger

Under the rules governing “going private” transactions, the Management Investors are deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. The Management Investors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of the Management Investors as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve and adopt the merger agreement. The Management Investors have interests in the merger different from, and in addition to, those of our other stockholders. These interests are described under “—Interests of Certain Persons in the Merger.”

The Management Investors did not undertake a formal evaluation of the merger or engage a financial advisor for such purpose. The unaffiliated stockholders, however, were represented by the transactions committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of its independent financial and legal advisors. The Management Investors believe that the merger is substantively and procedurally fair to the unaffiliated stockholders and agree with the analyses and conclusions of the transactions committee and the board of directors based upon the reasonableness of those analyses and conclusions, which they adopt, and their knowledge of our company, as well as the factors considered by, and the findings of, the transactions committee and the board of directors with respect to the fairness of the merger to such unaffiliated stockholders (see “—Recommendation of the Transactions Committee and Board of Directors; Reasons for the Merger; Fairness of the Merger”). In addition, the Management Investors considered the fact that the transactions committee received an opinion from Sonenshine Partners to the effect that, as of the date of the fairness opinion, and based upon and subject to the various factors, assumptions and limitations set out in the fairness opinion, the $24.25 per share merger consideration to be received by stockholders in cash was fair to such stockholders from a financial point of view (see “—Recommendation of the Transactions Committee and Board of Directors; Reasons for the Merger; Fairness of the Merger”).

While certain of the Management Investors are directors of 1-800 CONTACTS, because of their differing interests in the merger they did not participate in the negotiation of the merger agreement or the evaluation of the merger agreement and the merger. For these reasons, the Management Investors do not believe that their interests in the merger influenced the decision of the transactions committee or the board of directors with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by the Management Investors in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by the Management Investors. The Management Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. The Management Investors believe that these factors provide a reasonable basis for their belief that the merger is fair to the unaffiliated stockholders.

Position of LaGrange Investors as to the Fairness of the Merger

Under the rules governing “going private” transactions, the LaGrange Investors are deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. The LaGrange Investors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of the LaGrange Investors as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve and adopt the merger agreement. The LaGrange Investors have interests in the merger different from, and in addition to, those of our other stockholders. These interests are described under “—Interests of Certain Persons in the Merger—Equity Rollover Arrangements.”

The LaGrange Investors did not undertake a formal evaluation of the merger or engage a financial advisor for such purpose. The unaffiliated stockholders, however, were represented by the transactions committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of its independent financial and legal advisors. The LaGrange Investors believe that the merger is substantively and procedurally fair to the unaffiliated stockholders and agree with the analyses and conclusions of the transactions committee and the board of directors based upon the reasonableness of those analyses and conclusions, which they adopt, and their knowledge of our company, as well as the factors considered by, and the findings of, the transactions committee and the board of directors with respect to the fairness of the merger to such unaffiliated stockholders (see “—Recommendation of the Transactions Committee and Board of Directors; Reasons for the Merger; Fairness of the Merger”). In addition, the LaGrange Investors considered the fact that the transactions committee received an opinion from Sonenshine Partners to the effect that, as of the date of the fairness opinion, and based upon and subject to the various factors, assumptions and limitations set out in the fairness opinion, the $24.25 per share merger consideration to be received by stockholders in cash was fair to such stockholders from a financial point of view (see “—Recommendation of the Transactions Committee and Board of Directors; Reasons for the Merger; Fairness of the Merger”).

While Mr. Johnson is a director of 1-800 CONTACTS, because of his differing interests in the merger he did not participate in the negotiation of the merger agreement or the evaluation of the merger agreement and the merger. For these reasons, the LaGrange Investors do not believe that their interests in the merger influenced the decision of the transactions committee or the board of directors with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by the LaGrange Investors in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by the LaGrange Investors. The LaGrange Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. The LaGrange Investors believe that these factors provide a reasonable basis for their belief that the merger is fair to the unaffiliated stockholders.

Position of Parent, Acquisition, Fenway and Fenway GP as to the Fairness of the Merger

Under a potential interpretation of the rules governing “going private” transactions, Parent, Acquisition, Fenway and Fenway GP may be required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. Parent, Acquisition, Fenway and Fenway GP are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. None of Parent, Acquisition, Fenway or Fenway GP believes that it has or had any fiduciary duty to us or our stockholders, including with respect to the merger and its terms. Parent, Acquisition, Fenway and Fenway GP attempted to negotiate the terms of a transaction that would be most favorable to them, and not to our stockholders, and, accordingly did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. The views of Parent, Acquisition, Fenway and Fenway GP should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement or the adjournment proposal.

None of Parent, Acquisition, Fenway or Fenway GP participated in the deliberation process of the transactions committee and none of them participated in the conclusions of the transactions committee or our board of directors that the merger was fair to our stockholders, nor did they undertake any independent evaluation of the fairness of the merger. However, Parent, Acquisition, Fenway and Fenway GP found persuasive the conclusions of the transactions committee and the board of directors as to the substantive and procedural fairness of the merger to the stockholders (see “—Recommendation of the Transactions Committee and Board of Directors; Reasons for the Merger; Fairness of the Merger”).

Accordingly, each of Parent, Acquisition, Fenway and Fenway GP believes that the merger is substantively and procedurally fair to our unaffiliated stockholders because, among other things:

•       the merger consideration of $24.25 per share to be paid in cash for each share of our common stock in the merger represents a premium of approximately 23% and 21% to the low and high reported sales price on June 1, 2007 (the last trading day prior to the public announcement of the execution of the merger agreement);

•       negotiations were conducted by the transactions committee, which was comprised of independent directors who are not our employees and who have no financial interest in the merger that is different from that of our stockholders unaffiliated with Parent, Acquisition or their subsidiaries and respective affiliates;

•       the board of directors could not proceed with a transaction involving Fenway without the approval of the transactions committee, which had the ultimate authority to decide whether or not to pursue such a transaction (subject to approval of the merger agreement by our board of directors);

•       the transactions committee and board of directors retained and received advice and assistance from independent financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger, in evaluating, negotiating and recommending the terms of the merger agreement, as applicable;

•       the fact that the transactions committee received an opinion from Sonenshine Partners to the effect that, as of the date of the fairness opinion, and based upon and subject to the various factors, assumptions and limitations set out in the fairness opinion, the consideration to be received by the holders of shares of our common stock pursuant to the merger was fair, from a financial point of view, to such holders;

•       the transactions committee and its advisors made substantial efforts to negotiate and execute a merger agreement favorable to our stockholders;

•       the financial and other terms and conditions of the merger agreement were the product of arms-length negotiations between the parties;

•       the merger will provide consideration to the stockholders (other than Parent, Acquisition and the continuing investors) entirely in cash, which allows such stockholders to immediately realize a fair value for their investment and provides such stockholders certainty of value for their shares;

•       subject to compliance with the terms and conditions of the merger agreement, our board of directors is permitted to change its recommendation or terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve a superior proposal, upon the payment to Parent of a $10,330,550 termination fee and expense reimbursement for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Acquisition in connection with the merger agreement and the transactions contemplated thereby up to $1,500,000;

•       Fenway guaranteed Parent’s obligation to pay a termination fee pursuant to the terms of a guaranty; and

•       appraisal rights are available to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

Each of Parent, Acquisition, Fenway and Fenway GP believes that the merger is procedurally fair for all the reasons listed above, notwithstanding the fact that we did not retain an unaffiliated representative to act on behalf of our unaffiliated stockholders. In this regard, each of Parent, Acquisition, Fenway and Fenway GP notes that our board of directors believed it was not necessary to appoint an additional representative unaffiliated with us to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger in light of the fact that the use of a transactions committee such as ours is a well recognized mechanism to achieve fairness in transactions such as the merger.

In evaluating the fairness of the merger to our unaffiliated stockholders, Parent, Acquisition, Fenway and Fenway GP did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for our common stock. Parent, Acquisition, Fenway and Fenway GP noted, however, that the merger consideration of $24.25 per share is significantly higher than the last reported net book value per share of our common stock ($2.76 per share at March 31, 2007). Parent, Acquisition, Fenway and Fenway GP did not consider liquidation value in determining the fairness of the merger to our stockholders because we will continue to operate our business following completion of the merger and because Parent, Acquisition, Fenway and Fenway GP believe that liquidation sales generally result in proceeds substantially less than sales of a going concern. Parent, Acquisition, Fenway and Fenway GP did not establish going concern value for our common stock as a public company to determine the fairness of the merger consideration to the stockholders. None of Parent, Acquisition, Fenway or Fenway GP believes that there is a single method for determining going concern value and, therefore, did not base their valuation of us on a concept that is subject to various interpretations. Further, Parent, Acquisition, Fenway and Fenway GP believed that, to the extent that our pre-merger going concern value was already reflected in the pre-announcement per share stock price of our common stock, such pre-merger going concern value undervalued us in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. In addition, Parent, Acquisition, Fenway and Fenway GP did not consider any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation, sale of assets or other sale of us and did not consider any recent purchases of our common stock by Parent, Acquisition, Fenway, Fenway GP or any of the continuing investors.

Parent, Acquisition, Fenway and Fenway GP did not receive any opinion, report or appraisal from an outside party that is materially related to the merger. Since Parent, Acquisition, Fenway and Fenway GP relied on their own analysis and conclusions in forming their belief as to the fairness of the proposed merger to our stockholders, they did not adopt the conclusions of the transactions committee or the board of directors with respect to such fairness and, accordingly, did not adopt the analysis or opinion of Sonenshine Partners.

The foregoing discussion of the information and factors considered and given weight by Parent, Acquisition, Fenway and Fenway GP in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Acquisition, Fenway and Fenway GP. Parent, Acquisition, Fenway and Fenway GP did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Parent, Acquisition, Fenway and Fenway GP believe that these factors provide a reasonable basis for their position that they believe that the merger is fair to the stockholders.

Plans for  1-800 CONTACTS after the Merger

It is expected that, upon consummation of the merger (and excluding the transactions contemplated in connection with the merger as described in this proxy statement), our operations will be conducted substantially as they currently are being conducted. Fenway has advised us that it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•       an extraordinary corporate transaction following consummation of the merger involving our corporate structure, business or management, such as a merger, reorganization or liquidation;

•       the relocation of any material operations or sale or transfer of a material amount of assets; or

•       any other material changes in our business.

Nevertheless, following consummation of the merger, the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders, certain other conditions to the closing of the merger are either satisfied or waived, Acquisition will be merged with and into 1-800 CONTACTS, with 1-800 CONTACTS being the surviving corporation.

Upon the consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in treasury, shares owned by Parent immediately prior to the effective time of the merger (including shares to be exchanged for equity interests in Holdings by the continuing investors) or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $24.25 in cash, without interest and less any applicable withholding taxes. Upon the consummation of the merger, all outstanding options to acquire our common stock will become fully vested and immediately exercisable and all such options not exercised prior to the merger will be canceled and converted into a right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $24.25 exceeds the option exercise price, without interest and less any applicable withholding taxes. Each share of restricted stock that is vested and outstanding as of the effective time of the merger, and each share of restricted stock that is unvested as of the effective time of the merger and whose vesting is, by its terms, accelerated to the effective time of the merger as a result of the merger, will be canceled, with the holder of each such share of restricted stock receiving the $24.25 per share merger consideration in cash, without interest and less any applicable withholding taxes. Each share of restricted stock whose vesting is not, by its terms, accelerated to the effective time of the merger as a result of the merger will be canceled, with the holder of each such share of restricted stock receiving the $24.25 per share merger consideration, without interest and less any applicable withholding taxes, at the times set forth in the applicable agreement governing the grant of any such share. In the case of our directors, the restricted stock agreements provide that all unvested restricted shares vest immediately upon a “change in control.” In the case of our executive officers, the restricted stock agreements generally provide that upon a “change in control,” 33% of any unvested time-vesting and performance-vesting restricted shares held by an executive officer vest immediately, and any remaining unvested time-vesting and performance-vesting restricted shares vest in equal quarterly installments over a two-year period commencing on the date of a “change in control.”

Following the merger, the entire equity in the surviving corporation will ultimately be owned through Holdings by an investor group led by Fenway and the continuing investors (collectively, the “investor group”). If the merger is completed, the members of the investor group and any additional investors that Fenway permits to invest in Holdings will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting us following the merger. Similarly, the members of the investor group will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “—Financing of the Merger.”

If the merger is completed, our unaffiliated stockholders will have no interest in our net book value or net earnings, if any. The table below sets forth the direct and indirect interests of each of Messrs. Coon, Nichols, Bethers, Hunter, McCallum, Murray, Neves and Zeidner, the LaGrange Investors and Fenway in our net book value prior to and immediately after the merger, based upon our net book value at March 31, 2007. Following the merger, the entire interest in our net book value and net income, if any, will be held indirectly through Holdings by the investor group. Because we did not generate any earnings in the three fiscal months ended March 31, 2007, or in any of our last three fiscal years, no information has been provided in the table with respect to earnings.

	Ownership Prior to the Merger(1)		Ownership After the Merger(2)
	Net Book Value		Net Book Value
Name	$ in thousands	%	$ in thousands	%
Jonathan C. Coon(3)	$8,256	22.0%	$	%
John F. Nichols(4)	$2,637	7.0%	$	%
Other management investors(5)(6)	$115	0.3%	$	%
LaGrange Investors(7)	$4,644	12.4%	$	%
Fenway(8)	N/A	N/A	$	%

       (1) Based upon beneficial ownership as of July 20, 2007, excluding any options (whether or not exercisable) and unvested shares of restricted stock, and our net book value at March 31, 2007.

       (2) Based upon the expected equity investments in Holdings by Messrs. Coon and Nichols and our net book value at March 31, 2007, and without giving effect to any additional indebtedness to be incurred in connection with the merger or equity investments in Holdings by any other members of senior management. These amounts are subject to change in the event that other members of senior management elect to invest in Holdings.

       (3) Ownership prior to the merger is based on 3,005,290 shares of our common stock beneficially owned by Mr. Coon, including 292,673 shares beneficially owned by Mr. Coon as custodian under the Uniform Gift to Minors Act (“UGMA”) and 14,134 shares held by Mr. Coon’s minor children.

       (4) Ownership prior to the merger is based on 959,927 shares of our common stock beneficially owned by Mr. Nichols, including 5,153 shares beneficially owned by Mr. Nichols as custodian under the UGMA.

       (5) Ownership prior to the merger is based on 18,000 shares of our common stock beneficially owned by Mr. Bethers, including 5,000 shares of common stock held in trust for Mr. Bethers’ children; 1,671 shares of our common stock beneficially owned by Mr. Hunter; 3,354 shares of our common stock beneficially owned by Mr. McCallum; 5,312 shares of our common stock beneficially owned by Mr. Murray; 5,600 shares of our common stock beneficially owned by Mr. Neves; and 8,264 shares of our common stock beneficially owned by Mr. Zeidner.

       (6) The specific allocations of equity interests in Holdings among these individuals has not yet been determined.

       (7) Ownership prior to the merger is based on 1,344,290 shares beneficially owned by LaGrange Capital Partners, LP, 326,884 shares of our common stock beneficially owned by LaGrange Capital Partners Offshore Fund, Ltd., 17,161 shares of our common stock held by Mr. Johnson in an individual retirement account and 2,000 shares of our common stock owned by Mr. Johnson’s wife.

       (8) Based upon current equity commitments by Fenway less the amount of expected equity investments in Holdings by Messrs. Coon and Nichols. These amounts are subject to change in the event that other members of senior management elect to invest in Holdings.

In connection with the merger, the continuing investors will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of our stockholders generally, as described in more detail under “—Interests of Certain Persons in the Merger.” The incremental benefits include the right of the continuing investors to make an agreed upon equity investment in Holdings in cash and/or by exchanging a portion of their option equity value and/or shares of our common stock for equity interests in Holdings. A detriment to the continuing investors is that their new equity interests in Holdings will not initially be and may not subsequently be registered under the federal securities laws and that such equity interests will be relatively illiquid without an active public trading market for such securities. The equity interests received in exchange for such shares of our common stock will also be subject to a limited partnership agreement restricting the ability of the continuing investors to sell such equity. Additional incremental benefits to executive officers who are continuing investors include, among others, continuing as executive officers of the surviving corporation and entering into employment and related agreements with the surviving corporation. A related potential detriment to the continuing investors is that Fenway will control Holdings, will control the board of directors of Holdings, Parent and the surviving corporation and will be able to exert substantial influence over the governance and operations of Holdings, Parent and the surviving corporation following the merger.

Our common stock is currently registered under the Exchange Act and is quoted on the Nasdaq Global Market under the symbol “CTAC.” As a result of the merger, we will be a privately held corporation, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on the Nasdaq Global Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated.

At the effective time of the merger, the directors of Acquisition will become the directors of the surviving corporation and the current officers of 1-800 CONTACTS will become the officers of the surviving corporation. The certificate of incorporation of 1-800 CONTACTS will be amended to be the same as the certificate of incorporation of Acquisition as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “1-800 CONTACTS, INC.” and except for the provisions relating to the incorporator and registered agent. The bylaws of 1-800 CONTACTS in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq Global Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the contact lens industry on which our business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your 1-800 CONTACTS shares. From time to time, our board of directors will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

In addition, if the merger is terminated under certain circumstances, we would be obligated to pay Parent a $10,330,550 termination fee and to reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Acquisition in connection with the merger agreement and the transactions contemplated by the merger agreement up to $1,500,000 in the aggregate.

Interests of Certain Persons in the Merger

In considering the recommendation of the transactions committee and of the board of directors with respect to the merger, our stockholders should be aware that certain of our officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders in general. As discussed above, at least two members of our board of directors, one of whom is the chief executive officer and the other of whom is also an executive officer, are continuing investors, and the members of our board of directors were aware of such directors’ interests in the proposed transactions when deciding to approve the transactions, as was the transactions committee when deciding to recommend such approval. See “SPECIAL FACTORS—Background of the Merger” and “SPECIAL FACTORS—Recommendation of the Transactions Committee and Board of Directors; Reasons for the Merger; Fairness of the Merger.”  These interests include those described below.

Support Agreement

Mr. Jonathan C. Coon, our Chairman and Chief Executive Officer, Mr. John F. Nichols, our Vice President, Trade Relations and one of our directors, and LaGrange Capital and LaGrange Offshore, investment funds controlled by Frank LaGrange Johnson, one of our directors, have, together with certain of their affiliates, each executed a support agreement with Parent and Acquisition, pursuant to which they have agreed, among other things, to vote 5,636,361 shares of our common stock owned by them in the aggregate (constituting approximately 40% of the fully diluted shares of our common stock on the date we signed the merger agreement, or                of the outstanding shares of our common stock entitled to vote at the special meeting) in favor of the approval and adoption of the merger agreement at the special meeting. Specifically, each of these stockholders has agreed, severally and not jointly, that during the term of the support agreement, at any meeting of our stockholders, however called, or at any adjournment thereof or in any other circumstances upon which a vote or other approval of our stockholders is sought, such stockholder will (i) when a meeting is held, appear at such meeting in person or by proxy or otherwise cause the covered shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted) in person or by proxy the covered shares in favor of the merger, the adoption of the merger agreement and the transactions contemplated by the merger agreement and (iii) vote (or cause to be voted) the covered shares against (A) any extraordinary corporate transaction (other than the merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of 1-800 CONTACTS and any of our subsidiaries (other than pursuant to the merger), dividend or distribution, (B) any change in the corporate structure of 1-800 CONTACTS or our subsidiaries or any amendment to our certificate of incorporation or bylaws (other than pursuant to the merger agreement), (C) any Acquisition Proposal or other proposal made in opposition to or in competition with the consummation of the merger, (D) the election of a group of individuals to replace a majority or more of the individuals on our board of directors as of June 3, 2007 and (E) any other action, agreement, proposal, plan or arrangement that could reasonably be expected to result in a breach of a representation, warranty or covenant of 1-800 CONTACTS under the merger agreement or would in any manner prevent or materially impede, interfere with or delay the merger, the approval of the merger agreement or the consummation of any of the transactions involving Parent and Acquisition contemplated by the merger agreement. Each of the stockholders has agreed that, during the term of the support agreement, he or it will not, in his or its capacity as a stockholder, act by written consent on any matter.

Each of the stockholders who has signed the support agreement has agreed that, without the prior written consent of Parent, during the term of the support agreement, he or it will not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any covered shares or (ii) sell, sell short, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option futures contract, short sale, derivative contract or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance, delivery or other disposition of (including by merger, consolidation, operation of law or otherwise), any covered shares.

The support agreement provides that it will terminate (i) automatically upon the earlier of (A) the effective time of the merger or (B) the termination of the merger agreement in accordance with its terms or (ii) upon written notice of termination of the support agreement by Parent or Acquisition to such stockholders.

Treatment of Outstanding Options and Restricted Stock

Stock Options.   Our directors and executive officers hold options to purchase our common stock, a portion of which are not currently vested or exercisable. In accordance with the terms of the merger agreement, each outstanding option to purchase shares of our common stock under any employee stock incentive plan, whether or not then exercisable, will be canceled in exchange for the right to receive an amount in cash equal to the product of (i) the number of shares subject to such option and (ii) the excess, if any, of the $24.25 per share merger consideration over the exercise price per share of such option, without interest and less any applicable withholding taxes.

Restricted Shares.   Restricted shares of our common stock have been issued to our directors and executive officers as long-term equity compensation. The restricted share grants to our executive officers include both time-vesting and performance-vesting restricted shares, and the restricted share grants to our directors are time-vesting restricted shares. Both the time-vesting and the performance-vesting restricted shares are subject to various “change in control” provisions. Pursuant to the agreements governing grants of restricted stock to our executive officers, generally upon a “change in control,” 33% of any unvested time-vesting and performance-vesting restricted shares held by an executive officer vest immediately, and any remaining unvested time-vesting and performance-vesting restricted shares vest in equal quarterly installments over a two-year period commencing on the date of the “change in control.”  However, all remaining unvested time-vesting and performance-vesting shares would immediately vest upon the termination of the executive officer without cause within two years following the “change in control” or if the termination was requested by the party taking control prior to the change in control. Pursuant to the agreements governing grants of restricted stock to our directors, upon a “change in control,” restricted shares held by a director vest immediately.

As a result of the merger, each share of restricted stock that is vested and outstanding as of the effective time of the merger, and each share of restricted stock that is unvested as of the effective time of the merger and whose vesting is, by its terms, accelerated to the effective time of the merger as a result of the merger, will be canceled, with the holder of each such share of restricted stock receiving the $24.25 per share merger consideration in cash, without interest and less any applicable withholding taxes. Each share of restricted stock whose vesting is not, by its terms, accelerated to the effective time of the merger as a result of the merger will be canceled, with the holder of each such share of restricted stock receiving the $24.25 per share merger consideration, without interest and less any applicable withholding taxes, at the times set forth in the applicable agreement governing the grant of any such share.

In addition to payment of the $24.25 per share merger consideration for shares of our common stock beneficially owned by them, our executive officers and directors will be entitled to receive the following amounts (based on the merger consideration) with respect to their existing options to purchase our common stock and restricted shares:

		Value of Restricted Stock(2)($)
Executive Officers and Directors:	Stock Option Amounts(1)($)	Payable at Closing	Payable Over Next 2 Years
Jonathan C. Coon	$315,489	—	—
Robert G. Hunter	772,342	$184,058	$373,692
Brian W. Bethers	2,840	736,230	1,494,770
Kevin K. McCallum	956,477	460,144	934,231
R. Joe Zeidner	278,977	680,334	1,121,078
John F. Nichols.	315,489	—	—
John R. Murray	—	184,058	519,193
Max E. Neves	—	111,235	371,340
Thomas H. Boggs, Jr.	12,140	161,675	—
E. Dean Butler	1,918,606	161,675	—
Stephen L. Key	—	161,675	—
Bradley T. Knight	81,375	161,675	—
Garth T. Vincent	2,140	161,675	—
Frank LaGrange Johnson	—	—	—
All directors and executive officers as a group (14 persons)	$4,655,874	$3,164,433	$4,814,304

(1)          Represents the merger consideration less the applicable option exercise prices with respect to all outstanding options held by such director or executive officer.

(2)          Represents the value of restricted shares for which the restrictions and forfeiture provisions will terminate or lapse in connection with the merger, including restricted shares that vest in equal quarterly installments over a two-year period commencing on the effective date of the merger.

For information on the shares of our common stock beneficially owned by our executive officers and directors, see “IMPORTANT INFORMATION CONCERNING 1-800 CONTACTS—Security Ownership of Certain Beneficial Owners and Management.”

Equity Rollover Arrangements

In connection with the execution of the merger agreement, Fenway entered into a letter agreement with Messrs. Coon and Nichols pursuant to which Fenway agreed that Messrs. Coon and Nichols would collectively have the right to acquire at or prior to the completion of the merger equity interests in Holdings, which will be the ultimate parent company of 1-800 CONTACTS following the merger, having a value of at least $25.0 million in the aggregate. We have been informed by Messrs. Coon and Nichols that they intend to acquire the entire amount allotted. In addition, Messrs. Coon and Nichols have informed us that they may be permitted to, and intend to, acquire up to an additional $5.0 million of equity interests in Holdings, for a total investment of $30.0 million in the aggregate. Upon completion of the merger, assuming their acquisition of $30.0 million of equity interests in Holdings, Messrs. Coon and Nichols will collectively own approximately 21% of the outstanding equity interests in Holdings.  In addition, Fenway anticipates that Messrs. Bethers, Hunter, McCallum, Murray, Neves, Zeidner, Walker and Hwang will acquire equity interests in Holdings having a value of up to $2.0 million in the aggregate. Finally, Fenway anticipates that the LaGrange Investors will acquire equity interests in Holdings having a value of up to $10.0 million. Substantive discussions regarding the terms on which these continuing investors would make an investment in Holdings are ongoing at this time. Fenway has agreed that the equity interests received by the continuing investors will be the same class or classes of equity interests in Holdings as the equity to be acquired by Fenway and that the equity interests received by the continuing investors  will be acquired at the same price to be paid by Fenway for its equity. Shares of our common stock will be rolled over at a value equal to the merger consideration.

Pursuant to the letter agreement, Fenway and Messrs. Coon and Nichols agreed that they would negotiate in good faith the terms of the limited partnership agreement of Holdings and the other required documentation on the basis of an attached term sheet. The attached term sheet provided for the following terms:

Transferability.   Equity interests in Holdings received by Messrs. Coon and Nichols (referred to as the “Rollover equity”) will not be transferable, except: (i) to family members or estate planning vehicles, (ii) by will or the laws of descent, (iii) by Mr. John F. Nichols to Mr. Jonathan C. Coon, (iv) pursuant to the tag-along and drag-along rights described below or any registered public offering, or (v) to Holdings or a designee of Holdings. The transfer restrictions will terminate upon an initial public offering.

Tag Along Rights.   Rollover equity will have the right to participate in any private sale of equity interests acquired by Fenway in connection with the merger, subject to customary permitted exceptions. Such participation will be pro rata on a fully-diluted basis and will be at the same price received by Fenway in the sale.

Drag-Along Obligation.   Rollover equity will be subject to drag-along rights pursuant to which, if Fenway proposes to sell in excess of 70% of the outstanding equity interests of Holdings to an unaffiliated third party, Fenway may require each other holder of equity to transfer the same percentage of its equity at the same price and upon substantially the same other terms and conditions.

Registration Rights.   Subject to customary exceptions, each time Holdings (or any successor corporation) proposes to register common equity in a public offering, other than an initial public offering (unless Fenway is selling in the initial public offering), holders of Rollover equity may include their common equity, subject to cut-back by the underwriters. Any cut-back will be borne by all participating holders (including Fenway) pro rata.

Subject to customary limitations, at any time after the six-month anniversary of the initial public offering, in addition to any demand registration rights provided to Fenway and its affiliates, the holders of at least a majority of the Rollover equity may require Holdings to register on not more than two (2) occasions the sale of some or all of the common equity held by such holders.

Preemptive Rights.   Subject to customary exceptions, if Holdings determines to issue any equity securities, each holder of Rollover equity will be given the right to purchase its pro rata portion of such offered securities.

Board of Managers.   The board of managers of the general partner of Holdings will control Holdings and approve all significant transactions. From and after the closing of the merger, such board of managers will consist of: (i) one member designated by Mr. Jonathan C. Coon, so long as he (together with his affiliates) continues to hold a significant percentage of his Rollover equity (provided that if Mr. Coon is terminated for cause, such board member shall not be Mr. Coon), (ii) one member designated by the holders of a majority of the Rollover equity held by non-management holders and reasonably acceptable to Fenway, and (iii) at least five additional members of such board designated by Fenway, at least two of whom will not be affiliates of Fenway (it being understood that Fenway may increase the size of such board at any time). No affiliates of Fenway or members of management who are members of the board of managers shall be eligible to receive any fees as compensation for their board service.

Noncompetition and Nonsolicitation Period.   Fenway expects that holders of Rollover equity would be subject to covenants applicable for the later of five years following the closing of the merger or, if an employee, one-year following termination of employment that would prevent the holder from (i) participating, directly or indirectly (including as an investor) in the retailing or distribution of contact lenses in North America or any other area where Holdings or any of its affiliates conducts business, (ii) soliciting or hiring employees of Holdings or any of its affiliates or (iii) interfering with the business relationships of Holdings or any of its affiliates, including relationships with suppliers.

Information Rights.   Holders of Rollover equity will be entitled to receive the same audited annual and unaudited quarterly financial statements and other information provided to our senior lenders, subject to appropriate confidentiality restrictions (which restrictions will not restrict Mr. Jonathan C. Coon from sharing such information, or any other information obtained in his capacity as a member of the board of managers of the general partner of Holdings, with Mr. John F. Nichols).

Management Agreement.   Upon closing the merger, an affiliate of Fenway will enter into a management and advisory services agreement with Holdings, 1-800 CONTACTS and each of our subsidiaries. Such agreement will provide for a closing fee plus certain ongoing fees and reimbursement of expenses payable at various times following the merger; provided, that any annual monitoring fee to be paid pursuant to such agreement shall not exceed $1.0 million. During each year, each holder of Rollover equity that has (collectively with its affiliates) purchased at least $3.0 million of Rollover equity will be entitled to share, on a pro rata basis (to be calculated based on the aggregate amount of Rollover equity held by each such holder (collectively with its affiliates) as a percentage of the total Rollover equity acquired by such group of holders and Fenway at the closing of the merger), in all of such additional ongoing fees (including any annual monitoring fee) if such fees exceed $1.0 million in the aggregate in such year; provided, that at such time when such holders of Rollover equity, collectively as a group, hold less than 5% of the outstanding equity interests of Holdings, the foregoing right to share in such fees shall expire.

Fees and Expenses.   Upon closing the merger, Holdings or one of its subsidiaries will reimburse the reasonable fees and expenses of one legal counsel for each holder of Rollover equity in connection with the merger; provided, that such fees and expenses shall not exceed $50,000 for each such counsel.

Severance Arrangements

Following the merger, the surviving corporation will continue to have employment agreements with each of our executive officers. Each of our employment agreements with our executive officers provide that they will receive severance payments upon (i) their death, (ii) our termination of their employment (other than a termination for “cause”), or (iii) their voluntary termination of employment for “good reason.” If an executive officer’s employment is terminated involuntarily without “cause” or voluntarily for “good reason,” these severance payments include continuation of the annual base salary for one year from the date of termination of employment and a pro-rata bonus for the year in which such termination occurred. In addition, if payments made under the employment agreements with Messrs. Coon, Hunter, Bethers, McCallum, Zeidner, Murray and Neves (or any other plans or agreements) are subject to excise tax under the provisions of Section 4999 of the Code, the employment agreements provide that we will pay each executive an additional amount such that the amount retained by each executive would equal the net amount of payments which would have been received by the executive absent application of the excise tax. In addition, Messrs. McCallum and Zeidner will also receive similar severance and pro-rata bonus payments upon a voluntary termination of their employment if they voluntarily terminate their employment with us prior to December 31, 2007.

The information below describes and quantifies certain payments or benefits that would have been payable under our existing executive’s employment agreements if an executive officer’s employment had terminated involuntarily without cause or voluntarily for good reason on December 30, 2006, which was the last day of our last fiscal year. These benefits are in addition to benefits generally available to all of our salaried employees in connection with a termination of employment such as distributions from the 401(k) Plan, the opportunity to continue to purchase disability and life insurance benefits, and the value of employee-paid group health plan continuation coverage under COBRA:

Name	Severance Pay(1)	Pro-rated Bonus(2)	Continuation Coverage(3)	Total
Jonathan C. Coon	$210,000	$105,000	$12,983	$327,983
Robert G. Hunter	166,250	40,800	12,372	219,422
Brian W. Bethers	310,000	155,000	12,372	477,372
Kevin K. McCallum	220,000	66,000	12,372	298,372
R. Joe Zeidner	200,000	60,000	12,372	272,372
John R. Murray	180,000	54,000	12,372	246,372
Max Neves	156,000	37,000	12,372	205,372

(1)          Severance pay equals one year of annual base salary.

(2)          Pro-rated bonus pay equals annual salary multiplied by an overall targeted rate. The targeted rate includes both Company performance and individual performance metrics.

(3)          We will pay continued health plan coverage under COBRA for the period of one year from the date of termination. This amount represents the estimate of this continuation coverage.

Equity-Based Incentives

Parent has informed us that it intends to offer equity-based compensation on terms to be determined.

Employee Benefits

The merger agreement requires Parent to cause the surviving corporation, for a period commencing at the effective time of the merger and ending on the first anniversary of the effective time, to provide severance and other separation-related payments and benefits not less favorable than those provided for under the severance or separation-related provisions of our employee benefit plans, and to maintain compensation and benefits levels for our employees who remain employed that are no less favorable than those provided prior to the effective time of the merger, disregarding compensation and benefits which are stock-based. See “THE MERGER AGREEMENT—Other Covenants.”

Indemnification and Director and Officer Liability Insurance

The merger agreement provides that, from the effective time of the merger through the sixth anniversary of the effective time of the merger, Parent will, or will cause the surviving corporation to continue to, indemnify and hold harmless each of our present and former officers or directors to the fullest extent permitted under applicable law. The merger agreement further provides that Parent will, or will cause the surviving corporation to, either cause to be obtained at the effective time of the merger “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the effective time of the merger, or maintain at no expense to the beneficiaries, in effect for six years from the effective time of the merger, the current policies of the directors’ and officers’ liability insurance maintained by us with respect to matters existing or occurring at or prior to the effective time of the merger. For a description of the indemnification and insurance of our officers and directors, see “THE MERGER AGREEMENT—Indemnification; Director and Officer Insurance.”

Financing of the Merger

Parent estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $359.5 million, which includes approximately $            million to be paid out to our stockholders other than the continuing investors, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions by entities sponsored by or co-investors with Fenway and debt financing.

Equity Commitment Letter

Pursuant to an equity commitment letter from Fenway to Parent, dated as of June 3, 2007, Fenway agreed, subject to all of the terms and conditions set forth therein, to purchase stock of Parent upon the satisfaction, fulfillment or written waiver of the conditions to the closing of the merger set forth in sections 7.1 and 7.2 of the merger agreement for an aggregate consideration of $144,535,000, less the amount of rollover equity investment in Parent by our existing stockholders, in order to finance, in part, the consummation of the merger and the other transactions contemplated thereby.

The letter agreement provides that it may not be amended, modified or varied, except in a signed writing by Fenway and Parent; provided, however, that any such amendment, modification or variance that would reasonably be expected to be adverse to us will require our prior written consent. In addition, the letter agreement provides that it is for the sole benefit of Parent and nothing therein, expressed or implied, will give or be construed to give any person, other than Parent, any legal or equitable rights thereunder.

Debt Financing

In connection with the execution and delivery of the merger agreement, Acquisition has entered into a debt financing commitment letter with J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., to provide up to $235.0 million in debt financing in the form of senior secured credit facilities, consisting of (1) senior secured first-lien credit facilities in the aggregate amount of $160.0 million, consisting of a $20.0 million senior secured revolving credit facility and a $140.0 million senior secured term loan facility, and (2) a senior secured second-lien term loan facility in an aggregate principal amount of $75.0 million, to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain of our debt outstanding on the closing date of the merger and the payment of fees and expenses in connection with the merger, financing and related transactions.

The documentation governing the senior secured credit facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. We do not intend to update or otherwise revise any of the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate, except as required by applicable securities law. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Senior Secured Credit Facilities

The senior secured credit facilities are expected to consist of (1) $160.0 million senior secured first-lien credit facilities, consisting of a $140.0 million first-lien term loan facility and a $20.0 million first-lien revolving credit facility, and (2) a $75.0 million senior secured second-lien term loan facility. As a result of the merger, Acquisition will be merged with and into 1-800 CONTACTS, and 1-800 CONTACTS, as the surviving corporation, will be the borrower under the senior secured credit facilities. All obligations of the surviving corporation under the senior secured credit facilities will be guaranteed by Parent and each existing and future direct and indirect wholly owned domestic subsidiary of the surviving corporation, subject to certain exceptions. The obligations of the surviving corporation and the guarantors under the senior secured first-lien credit facilities and the senior secured second-lien term loan facility will be secured on a first-lien and second-lien basis, respectively, by substantially all of the assets of the surviving corporation and the guarantors, including the equity interests in certain subsidiaries.

The full amount of the first-lien term loan and the second-lien term loan is expected to be used to fund a portion of the merger consideration, to refinance our existing indebtedness and to pay related fees and expenses. The revolving credit facility will be available for working capital and general corporate purposes, with an amount to be agreed upon to be available on the effective date of the merger.

Loans under the senior secured first-lien credit facilities are expected to bear interest, at the borrower’s option, at (i) an adjusted London inter-bank offered rate (“Adjusted LIBOR”) plus 2.75% or (ii) the alternate base rate (“ABR”) plus 1.75%. The first-lien term loan facility will mature seven years after the effective date of the merger and the first-lien revolving credit facility will mature six years after the effective date of the merger. The first-lien term loan facility will also require quarterly interim amortization payments, with the balance payable at the final maturity date of the first-lien term loan facility. The borrower may make voluntary prepayments of the first-lien term loan at any time. In addition, the first-lien term loan is required to be prepaid in certain circumstances, including with the net cash proceeds of debt issuances (other than debt otherwise permitted), the net cash proceeds of certain asset sales (subject to reinvestment rights and other exceptions) and specified percentages of excess cash flow.

The loan under the senior secured second-lien term facility is expected to bear interest, at the borrower’s option, at (1) Adjusted LIBOR plus 6.25% or (2) ABR plus 5.25%. The second-lien term loan facility will mature seven and a half years after the effective date of the merger and will not require any amortization payments. The borrower may make voluntary prepayments of the second-lien term loan at any time, subject to a prepayment premium through the first two years after the effective date of the merger. Such prepayment premium is expected to initially be 2.00%, stepping down to 1.00% on the first anniversary of the effective date of the merger. In addition, the second-lien term loan is required to be prepaid in certain circumstances after the payment in full of the first-lien term loan, including with the net cash proceeds of debt issuances (other than debt otherwise permitted), the net cash proceeds of certain asset sales (subject to reinvestment rights and other exceptions) and specified percentages of excess cash flow.

The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness,

liens, investments, asset sales, mergers and consolidations, dividends and other distributions, redemptions, prepayments of certain indebtedness and a maximum leverage ratio. The senior secured credit facilities will also include customary events of default, including upon a change of control.

Conditions to the Debt Financing

The debt financing commitments will expire if not drawn on or prior to March 31, 2008. The senior secured credit facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•       the execution and delivery of definitive credit documents;

•       the receipt of equity contributions in an amount equal to at least 35% of the consolidated capitalization of Acquisition after giving effect to the merger and the other transactions from Fenway and co-investors;

•       the merger and all related transactions must have been consummated in accordance with the terms of the merger agreement;

•       delivery of certain specified financial statements of 1-800 CONTACTS;

•       the absence of any changes since December 31, 2006 that have had or would reasonably be expected to have “material adverse effect” for purposes of the merger agreement; and

•       receipt of customary closing documents.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions.

Repayment of Indebtedness

We intend to repay the indebtedness incurred to effect the merger through cash flow from operations. Although there can be no assurance, we believe that cash flow from operations should be sufficient to service our interest and principal repayment obligations under the indebtedness incurred to effect the merger for the foreseeable future. However, we believe that it is reasonably likely that we will need to refinance all or a portion of the senior secured credit facility and/or the senior subordinated notes prior to maturity with the proceeds of future financing activities.

Regulatory Matters

In connection with the merger, we will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•       filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware after the approval of the merger agreement by our shareholders; and

•       complying with U.S. federal securities laws.

In addition, under the HSR Act, the parties to the merger agreement cannot complete the merger until they have given notice and information to the Federal Trade Commission and the Department of Justice, and one or more specified waiting periods expire or are earlier terminated. The parties filed the required notifications and reports under the HSR Act with the Federal Trade Commission and the Department of Justice on June 8, 2007. On June 15, 2007, the Federal Trade Commission granted early termination of the waiting period under the HSR Act.

Certain Material United States Federal Income Tax Consequences

The following is a general discussion of certain material United States federal income tax considerations of the merger discussed earlier in this proxy statement to holders of our common stock. This discussion is a summary for general information purposes only and does not consider all aspects of federal taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including partnerships, S corporations, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold our common stock as part of a “straddle,” a “hedge” or a “conversion transaction,” persons who receive merger consideration as compensation for services, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax, nor does it address any federal non-income, state, local or foreign tax considerations. This summary assumes that holders have held their shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date of this proxy statement, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

The discussion under “— Stockholders Other than Continuing Investors” and “— Backup Withholding and Information Reporting” applies to holders who exchange all of their 1-800 CONTACTS common stock for cash as a result of the merger and who, after the merger, have no direct or indirect interest in us (whether directly or indirectly from any person pursuant to certain tax attribution rules). The tax considerations of the merger may differ for holders who have any direct or indirect interest in us after the merger as described in the immediately preceding sentence.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is:

•       a citizen or individual resident of the United States,

•       a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States,

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that does not qualify as a U.S. Holder under the definition above.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, you should consult your tax advisor concerning the tax treatment of the merger.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE MERGER.

Stockholders Other than Continuing Investors

Consequences to U.S. Holders of Company Common Stock

A U.S. Holder of our common stock that receives cash as a result of the merger will recognize capital gain or loss equal to the amount of cash received minus the U.S. Holder’s adjusted tax basis in our common stock. Any capital gain or loss recognized by the U.S. Holder will be long-term capital gain or loss if the U.S. Holder held our common stock for more than one year and short-term capital gain or loss otherwise. Gain or loss must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Your ability to use any capital loss to offset other income or gain is subject to certain limitations.

Consequences to Non-U.S. Holders of Company Common Stock

A Non-U.S. Holder that receives cash as a result of the merger generally will not be subject to U.S. federal income taxation unless:

•       gain resulting from the merger is effectively connected with the conduct of a U.S. trade or business;

•       the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year of the merger; or

•       we are or have been a U.S. real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the Non-U.S. Holder owned more than five percent of our common stock at any time within that five-year period and certain other conditions are satisfied.

If a Non-U.S. Holder described in the first bullet above is subject to U.S. federal income taxation on the receipt of cash in the merger, the Non-U.S. Holder generally will recognize capital gain or loss equal to the amount of cash received minus the Non-U.S. Holder’s adjusted tax basis in our common stock. The capital gain or loss will generally constitute long-term capital gain or loss if the Non-U.S. Holder held our common stock for more than one year and short-term capital gain or loss otherwise. Gain or loss must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Any gain recognized by a Non-U.S. Holder generally will be subject to tax in the same manner as if the Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is a corporation may also be subject to an additional 30 percent branch profits tax on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business. A Non-U.S. Holder’s ability to use any capital loss to offset other income or gain subject to U.S. federal income taxation is subject to certain limitations.

Unless gain from the sale or disposition of our common stock of an individual who is present in the United States for 183 days or more in the individual’s taxable year of the merger is already subject to tax as effectively connected with the conduct of a U.S. trade or business, the gain of the Non-U.S. Holder may be subject to a 30 percent tax on the gross amount of the gain and the Non-U.S. Holder’s ability to use other losses to offset the gain on our common stock will be limited.

In general, a corporation is a USRPHC if the fair market value of its ‘‘U.S. real property interests’’ equals or exceeds 50 percent of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date hereof.

If a Non-U.S. Holder is eligible for treaty benefits under an income tax treaty entered into by the United States, the Non-U.S. Holder may be able to reduce or eliminate certain of the U.S. federal income taxes discussed above, such as the branch profits tax, and the Non-U.S. Holder may be able to treat gain, even if effectively connected with a U.S. trade or business, as not subject to U.S. federal income taxation provided that the trade or business is not conducted through a permanent establishment located in the United States. Non-U.S. Holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Continuing Investors

For United States federal income tax purposes, a continuing investor who receives cash and Holdings equity interests in exchange for his or her shares of our common stock will generally recognize all or some portion of any gain realized in such exchange, but may not be allowed to recognize loss (if any) realized in such exchange.  Each continuing investor should consult with his or her tax advisor to determine the tax consequences of the receipt of cash and Holdings equity interests in exchange for shares of our common stock.

Backup Withholding and Information Reporting

A holder may be subject to backup withholding with respect to the receipt of cash as a result of the merger unless the holder is exempt from backup withholding and, when required, demonstrates that status, or provides a correct taxpayer identification number on a form acceptable under U.S. Treasury Regulations (generally an IRS Form W-9, W-8BEN or W-8ECI) and otherwise complies with the applicable requirements of the backup withholding rules. We may also be required to comply with information reporting requirements under the Code with respect to the merger. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Any amount withheld under the backup withholding rules of the Code is not an additional tax, but rather is allowed as a credit against the holder’s U.S. federal income tax liability. Non-U.S. Holders are advised to consult their tax advisors to ensure compliance with the procedural requirements to avoid backup withholding and, if applicable, to file a claim for a refund of any withheld amounts in excess of the Non-U.S. Holder’s U.S. federal income tax liability.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE MERGER.

Accounting Treatment

The merger is expected to be accounted for under the purchase method of accounting. Under purchase accounting principles, we may record identifiable intangibles as well as goodwill to the extent the purchase price paid by Acquisition in the merger exceeds the net fair market value allocated to our existing assets and liabilities. This may result in substantial amortization charges to our consolidated income over the useful lives of those identifiable intangible assets.

Appraisal Rights

Under the DGCL, you have the right to demand an appraisal of your 1-800 CONTACTS common stock in connection with the merger and to receive payment in cash for the fair value of your 1-800 CONTACTS common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures in connection with the merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and should be read in conjunction with Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions:

•       You must deliver to us a written demand for appraisal of your shares of common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares of common stock so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your 1-800 CONTACTS common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your 1-800 CONTACTS common stock.

All demands for appraisal should be addressed to 1-800 CONTACTS, 66 E. Wadsworth Park Drive, Draper, Utah 84020, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a holder of 1-800 CONTACTS common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of common stock. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your 1-800 CONTACTS common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each 1-800 CONTACTS stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its 1-800 CONTACTS common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of 1-800 CONTACTS common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of 1-800 CONTACTS common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, if you wish to pursue appraisal rights with respect to the merger, then you should consult your legal advisor.

Cash received pursuant to the exercise of dissenters’ rights may be subject to federal or state income tax. See “SPECIAL FACTORS—Certain Material United States Federal Income Tax Consequences.”

Estimated Fees and Expenses

Estimated fees and expenses to be incurred by us in connection with the merger are approximately as follows:

Advisory Fees and Expenses(1)
Legal Fees and Expenses(2)
Accounting Fees and Expenses
Depositary and Paying Agent Fees and Expenses
SEC Filing Fee		$10,668
Printing and Mailing Costs
Miscellaneous Expenses
Total	$

(1)          Includes the fees and expenses of Sonenshine Partners and other consulting fees and expenses.

(2)          Includes the fees and expenses of the respective legal counsel for 1-800 CONTACTS, the transactions committee, Parent, Acquisition and senior management.

1-800 CONTACTS, as the surviving company, will be responsible for all of the foregoing fees and expenses if the merger occurs. If the merger is not consummated, we would be obligated under certain circumstances to reimburse Parent and Acquisition for its expenses and/or to pay a Termination Fee. See “THE MERGER AGREEMENT—Termination Fees and Expenses.”

Provisions for Unaffiliated Security Holders

No provision has been made to grant unaffiliated stockholders of 1-800 CONTACTS access to our corporate files or any other party to the merger or to obtain counsel or appraisal services at our expense or at the expense of any other such party.

THE MERGER AGREEMENT

The following description is a summary of the material terms of the merger agreement. However, the summary does not contain all of the terms of the merger agreement. The full text of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement.

The Merger

Acquisition, a direct wholly owned subsidiary of Parent, will be merged with and into 1-800 CONTACTS, with 1-800 CONTACTS as the surviving corporation. The closing date of the merger will be no later than the third business day after all the closing conditions set forth in the merger agreement are satisfied or waived by us, Parent or Acquisition, as applicable. If the closing date would otherwise occur at any time from and including August 24, 2007 to and including September 5, 2007, the closing date may be deferred by Parent or us until September 6, 2007. The merger will become effective when a certificate of merger has been filed with the Secretary of State of the State of Delaware, in the form as required by the relevant provisions of Delaware law, or such later time as we and Parent may agree and specify in the certificate of merger.

The Surviving Corporation

At the effective time of the merger, the directors of Acquisition will become the directors of the surviving corporation and the current officers of 1-800 CONTACTS will become the officers of the surviving corporation. The certificate of incorporation of 1-800 CONTACTS will be amended to be the same as the certificate of incorporation of Acquisition as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “1-800 CONTACTS Inc.” and except for the provisions relating to the incorporator and registered agent. The bylaws of 1-800 CONTACTS in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Merger Consideration to be Received by Holders of Our Common Stock

Each share of common stock of 1-800 CONTACTS (other than shares held in treasury, shares owned by Parent immediately prior to the effective time of the merger (including shares to be exchanged for equity interests in Holdings by the continuing investors) or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $24.25 in cash, without interest, less any applicable withholding tax.

Treatment of Options, Restricted Stock

Options.   In connection with the merger and pursuant to the merger agreement, each outstanding option to purchase shares of our common stock under any employee stock incentive plan, whether or not then exercisable, will be canceled in exchange for the right to receive an amount in cash equal to the product of (i) the number of shares subject to such option and (ii) the excess, if any, of the $24.25 per share merger consideration over the exercise price per share of such option, without interest and less any applicable withholding taxes.

Restricted Stock.   Each share of restricted stock that is vested as of the effective time of the merger and each share of restricted stock that is unvested as of the effective time of the merger and whose vesting, by its terms, will accelerate to the effective time of the merger as a result of the merger, will be canceled in exchange for the right to receive the same $24.25 per share merger consideration as holders of shares of our common stock, without interest and less any applicable withholding taxes. Each share of restricted stock that is unvested as of the effective time of the merger and whose vesting will not, by its terms, accelerate to the effective time of the merger as a result of the merger will be canceled in exchange for the right to receive the same $24.25 per share merger consideration as holders of shares of our common stock, without interest and less any applicable withholding taxes, at the times set forth in the applicable restricted stock grant agreement.

Payment Procedures

Parent will deposit cash with a paying agent in an amount sufficient to pay the merger consideration to holders of our common stock, options and restricted stock. A letter of transmittal will be sent to each of our stockholders within five business days after the effective time of the merger that will include detailed instructions on how our stockholders may exchange their shares of common stock for the cash consideration they will receive in the merger.

The paying agent will pay our former common stockholders who submit properly completed letters of transmittal and deliver their stock certificates (or, in the case of book-entry shares, who adhere to the procedures set forth in the letter of transmittal) the merger consideration they are entitled to receive, net of any applicable withholding tax. No interest will be paid or accrued on any cash payable upon surrender of any stock certificates or book-entry shares.

Available Funds and Commitment Letters

Parent has delivered to us copies of (i) an executed commitment letter, dated as of June 3, 2007, among Parent, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. pursuant to which JPMorgan Chase Bank, N.A. has agreed to provide debt financing arrangements for the merger and (ii) an executed equity commitment letter, dated as of June 3, 2007, between Parent and Fenway, pursuant to which Fenway has committed to purchase stock of Parent for an aggregate consideration of up to $144,535,000. Parent has represented to us in the merger agreement that the aggregate proceeds to be disbursed as contemplated by the commitment letters will be sufficient for Parent and the surviving corporation to pay the aggregate merger consideration, the equity incentive consideration and all related fees and expenses.

1-800 CONTACTS’ Representations and Warranties

We have made certain customary representations and warranties to Parent and Acquisition, subject to exceptions disclosed pursuant to the merger agreement and to customary qualifications for materiality. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. These representations and warranties include, but are not limited to, the following:

•       1-800 CONTACTS and each of our subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or similar power to own, lease and operate its properties and to carry on its business;

•       our certificate of incorporation and bylaws and the certificate or incorporation and bylaws of each of our subsidiaries are in full force and effect and there are no violations of any provisions therein;

•       the capital structure of 1-800 CONTACTS;

•       all issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable and were issued free of preemptive rights;

•       we have all necessary corporate power and authority to execute and deliver the merger agreement, to perform our obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement (subject to receipt of stockholder approval);

•       the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by 1-800 CONTACTS have been duly and validly authorized by all necessary corporate action;

•       the merger agreement constitutes a legal, valid and binding obligation of 1-800 CONTACTS enforceable against us in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to creditor’s rights and general equitable principles;

•       our execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement will not conflict with or violate our certificate of incorporation or bylaws, or any laws or orders applicable to us or any of our subsidiaries, or result in a breach or violation of or default under any contract to which we or any of our subsidiaries are a party;

•       our execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement do not and will not require any consent of or filing with any governmental entity, except as set forth in the merger agreement;

•       neither we nor any of our subsidiaries have, since January 1, 2006, been in violation of any laws or orders, and we and our subsidiaries have all permits and licenses from governmental entities required to conduct our respective businesses;

•       all reports we filed with or furnished to the SEC since January 1, 2004 complied in all material respects with the applicable requirements of federal securities statutes and regulations;

•       none of the reports we filed with or furnished to the SEC since January 1, 2004 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

•       the audited financial statements included in our annual report on Form 10-K for the fiscal year ended December 30, 2006 and the unaudited financial statements for all interim periods included in our quarterly reports on Form 10-Q since January 1, 2007 have been prepared in accordance with Generally Accepted Accounting Principles and applied on a consistent basis throughout the periods involved;

•       we have complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•       we have designed disclosure controls and procedures to comply with the rules of the SEC;

•       we have disclosed to our auditors and audit committee any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and any fraud that involves management or other employees who have a significant role in our internal controls over financial reporting;

•       we have not identified any material weaknesses in the design or operation of internal controls over financial reporting;

•       since December 30, 2006, there has not been any change or event which had or would reasonably be expected to have a material adverse effect, and we and our subsidiaries have conducted our business in the ordinary course consistent with past practice;

•       there is no pending litigation;

•       our employee benefit programs have been administered in accordance with applicable law;

•       we and our subsidiaries are not party to any collective bargaining agreement or other labor union agreement, nor are we aware of any effects to organize our employees;

•       all of our and our subsidiaries’ insurance policies are in full force and effect and provide insurance in such amounts as is customary for companies of similar size in our industries, we are not in default under any of the insurance policies and we have not received any written notice of cancellation or non-renewal of the insurance policies;

•       we have good title to all the properties and assets reflected in our latest audited balance sheet included in our SEC reports, and we are the lessee of all leasehold estates reflected in our latest audited financial statements included in our SEC reports and are in possession of the properties purported to be leased thereunder;

•       we and our subsidiaries have filed all necessary tax returns and taxes that are required to have been paid have been paid or adequately provided for in the reserve for tax liability in the most recent balance sheet included in our SEC reports, and there are no actions or audits in progress with respect to taxes of us or any of our subsidiaries;

•       the information supplied by us for inclusion in this proxy statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

•       this proxy statement and all other documents that we are responsible for filing with the SEC in connection with the merger will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder;

•       our board of directors has determined that it is in our and our stockholders’ best interest to enter into the merger agreement and resolved to recommend that our stockholders approve the adoption of this agreement;

•       Sonenshine Partners has delivered to our board of directors its opinion that the merger consideration is fair, from a financial point of view, to the holders of our common stock;

•       except for Sonenshine Partners and Goldman Sachs & Co., no person is entitled to any broker’s fee or commission in connection with the transactions contemplated by the merger agreement, based upon arrangements made by and on behalf of us or any of our subsidiaries;

•       no state or federal antitakeover statute is applicable to the merger or the other transactions contemplated by the merger agreement;

•       we and our subsidiaries own or are licensed to use all intellectual property used in our business;

•       we and our subsidiaries are in compliance with applicable environmental laws;

•       we have disclosed to Parent and Acquisition all material contracts, and such contracts are valid and binding on us and each of our subsidiaries party thereto and are in full force and effect;

•       there are no affiliate transactions except as have been disclosed in our SEC reports;

•       we have disclosed to Parent and Acquisition the name of our four largest suppliers, and no such supplier has canceled or otherwise terminated its relationship with us or any of our subsidiaries; and

•       there are no liabilities of us or any of our subsidiaries other than liabilities reflected in our financial statements in our SEC reports, liabilities incurred in connection with the merger and liabilities incurred in the ordinary course of business since December 30, 2006.

Parent’s and Acquisition’s Representations and Warranties

Parent and Acquisition have made certain customary representations and warranties to us, subject to exceptions disclosed to us pursuant to the merger agreement and to customary qualifications for materiality. These representations and warranties include, but are not limited to, the following:

•       each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate or similar power to own, lease and operate its properties and to carry on its business as it is now being conducted;

•       Parent owns all of the outstanding capital stock of Acquisition;

•       the certificate of incorporation and bylaws of each of Parent and Acquisition are in full force and effect and there are no violations of any provisions therein;

•       each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver the merger agreement and to perform its obligations under the merger agreement and consummate the transactions contemplated by the merger agreement;

•       the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by each of Parent and Acquisition have been duly and validly authorized by all necessary corporate action;

•       the merger agreement constitutes a legal, valid and binding obligation of Parent and Acquisition enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to creditor’s rights and general equitable principles;

•       the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Parent and Acquisition will not conflict with or violate the respective certificates of incorporation or bylaws of Parent or Acquisition, or any laws or orders applicable to Parent or Acquisition, or result in a breach or violation of any contract to which Parent or Acquisition is a party;

•       the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Parent and Acquisition do not and will not require any consent of or filing with any governmental entity, except as set forth in the merger agreement;

•       there is no pending litigation which would reasonably be expected to prevent, materially delay or materially impede the merger;

•       the information supplied by Parent or Acquisition for inclusion in this proxy statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

•       no person is entitled to any broker’s fee or commission in connection with the transactions contemplated by the merger agreement based upon arrangements made by Parent or Acquisition;

•       the aggregate proceeds to be disbursed as contemplated by the financing commitment letters will be sufficient for Parent and the surviving corporation to pay the aggregate merger consideration, the equity incentive consideration and all related fees and expenses;

•       Acquisition has been formed solely for the purpose of engaging in the merger;

•       neither Parent nor any of its affiliates or associates owns any shares of our common stock;

•       no vote or consent of holders of capital stock of Parent is necessary to approve the merger agreement and the vote of Parent as the sole stockholder of Acquisition is the only vote or consent of holders of capital stock of Acquisition necessary to approve the merger agreement or the transactions contemplated by the merger agreement;

•       Parent and Acquisition are not planning or contemplating and have not made any decisions that would require service of notice under the Worker Adjustment Retaining Notification Act or similar local laws;

•       immediately after giving effect to the transactions contemplated by the merger agreement, none of the surviving corporation or any of its subsidiaries will be insolvent; and

•       there are no arrangements between Parent, Acquisition of any of their affiliates, on the one hard, and any member of our management or board of directors, on the other hand, relating to the merger or our operations after the effective time of the merger.

Covenants Regarding Conduct of Our Business

During the period from June 3, 2007 to the earlier of the closing date of the merger or termination of the merger agreement, we have agreed that our and our subsidiaries’ business will be conducted in the ordinary course of business and we will use our commercially reasonable efforts to preserve substantially intact our business organization, and to preserve our relationships with material customers and suppliers and others persons with whom we have significant business relations. We also agreed to use our reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate certain dispositions as promptly as possible. These dispositions are the transactions contemplated by the definitive agreement between 1-800 CONTACTS and ClearLab International, Pte. Ltd., ClearLab SG, Pte. Ltd., a wholly-owned subsidiary of Mi Gwang Contact Lens Co., Ltd., and Mi Gwang Contact Lens Co., Ltd., pursuant to which 1-800 CONTACTS would sell various assets, including facilities, equipment and other tangible assets, real property interests, intellectual property, and the stock of subsidiaries ClearLab UK Ltd. and Shayna Ltd., to Mi Gwang, and the transactions contemplated by the definitive agreement between 1-800 CONTACTS and Stephen D. Newman and Menicon Co., Ltd., pursuant to which 1-800 CONTACTS would sell the intellectual property and other assets related to its “flat-pack technology” to Menicon. The transaction with Menicon was consummated on June 15, 2007 and the transaction with Mi Gwang was consummated on June 30, 2007.

Notwithstanding anything to the contrary, we have also agreed, among other things, except as otherwise contemplated by the merger agreement, not to:

•       amend our certificate of incorporation or bylaws;

•       issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options warrants, convertible securities or other rights to acquire or receive shares of capital stock;

•       declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise;

•       reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of our capital stock or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of our capital stock;

•       acquire any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business so long as the aggregate value of such other assets does not exceed $2,000,000;

•       sell, dispose or subject to any lien or encumbrance any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of, and liens or encumbrances on, inventory and other assets in the ordinary course of business so long as the value of such other assets so disposed or encumbered does not exceed $500,000;

•       enter into, renew, amend or terminate any material contract;

•       authorize capital expenditures which are in excess of our budget provided to Parent prior to June 3, 2007;

•       incur or modify in any material respect the terms of any indebtedness or assume or guarantee the obligations of any person or make loans to any other person, other than any letter of credit entered into in the ordinary course of business;

•       except to the extent required under any employee benefit plan, increase compensation, grant any severance or termination pay, enter into any employment, consulting or severance arrangements pursuant to which the total annual salary plus bonus or the aggregate severance benefits exceed $200,000 or establish or amend or terminate any employee benefit plan, option or grant of restricted stock;

•       make any change in accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules of Generally Accepted Accounting Principles;

•       file any material amended tax return or change any material tax election or any method of accounting, enter into any closing agreement relating to any material tax or surrender any right to claim a tax refund;

•       settle or compromise any pending or threatened litigation, claim, arbitration or other proceeding involving partial payments of more than $500,000 in the aggregate, that consent to non-monetary relief or that are or could reasonably be expected to be material to us;

•       make any material change to our current practices, policies or procedures with respect to the timing of collection of accounts receivable from, billing of or terms with or pricing and payment terms offered to, customers or suppliers, other than in the ordinary course of business;

•       pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice, cancel any indebtedness owing to us or any of our subsidiaries, waive or assign any claims or rights of substantial value, or waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which we or any of our subsidiaries is a party;

•       enter into any new line of business;

•       enter into any contract if the transactions contemplated by the merger agreement or the compliance by us with the merger agreement could reasonably be expected to result in a violation of that contract;

•       authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution or alter the corporate structure or ownership of us or any of our subsidiaries;

•       take any action to cause our representations and warranties set forth in the merger agreement to be untrue in any material respect, or that would reasonably be expected to prevent, materially delay or materially impede our ability to consummate the merger or the other transactions contemplated by the merger agreement; or

•       agree to take any of the foregoing actions.

Other Covenants

We and the other parties to the merger agreement have agreed to various covenants regarding general matters. Some of these covenants are mutual, while others have been made either only by us or only by Parent and/or Acquisition.

The mutual covenants regarding general matters include, but are not limited to:

•       cooperating to prepare this proxy statement;

•       consulting before issuing any public announcement with respect to the merger agreement;

•       notifying each other of breaches of the merger agreement, the commencement or termination of litigation, communications with any governmental entity with respect to the merger or notices from third parties of any required consent; and

•       using reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement.

The covenants regarding general matters that we have made include, but are not limited to:

•       preparing and filing this proxy statement with the SEC and holding a meeting of our stockholders to vote on the adoption of the merger agreement;

•       providing such cooperation in connection with the debt financing as reasonably requested by Parent;

•       giving Parent the opportunity to participate in certain stockholder litigation, if any, arising in connection with the merger;

•       using reasonable efforts to provide Parent with evidence of the resignation of our directors;

•       including in this proxy statement the recommendation of our board that the stockholders vote in favor of the adoption of the merger agreement and using our reasonable best efforts to obtain the requisite vote; and

•       affording Parent and its representatives reasonable access to our books and records.

The covenants regarding general matters that Parent and/or Acquisition have made include, but are not limited to:

•       for a period commencing at the effective time of the merger and ending on the first anniversary thereof, unless consented to by the surviving corporation’s chief executive officer, Parent will cause the surviving corporation to provide severance and other separation-related payments and benefits not less favorable than those provided for under the severance or separation-related provisions of employee benefit plans as in effect immediately prior to the effective time of the merger for any employee employed on June 3, 2007 whose employment terminates during that 12-month period in circumstances entitling such employee to payments or benefits;

•       for a period commencing at the effective time of the merger and ending on the first anniversary thereof, Parent will cause the surviving corporation to maintain compensation and benefits levels for employees who remain employed that are no less favorable than those provided prior to the effective time of the merger, disregarding compensation and benefits which are stock-based;

•       as of and after the effective time of the merger, Parent will cause the surviving corporation to give each employee credit for the employee’s service with 1-800 CONTACTS, our subsidiaries and our predecessor entities for purposes of eligibility, vesting and accruals of vacation and sick leave benefits under plans and arrangements maintained for the benefit of employees as of and after the effective time of the merger by Parent or the surviving corporation, to the same extent recognized by us and the applicable employee benefit plan immediately prior to the effective time of the merger;

•       from and after the effective time of the merger, Parent will honor, and will cause the surviving corporation and its subsidiaries to honor, each existing employment, change in control, severance and termination plan and all obligations pursuant to all outstanding bonus plans or programs and all accrued benefits under any employee benefit plan, program or arrangement in effect as of the effective time of the merger; and

•       Parent and Acquisition will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange debt financing on the terms and conditions described in the debt financing commitment letters.

No Solicitation

The merger agreement prevents us, our subsidiaries and our respective representatives from:

•       soliciting, initiating or knowingly facilitating or encouraging any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal;

•       participating in any discussion or negotiations regarding an Acquisition Proposal;

•       accepting an Acquisition Proposal or entering into any agreement, understanding, arrangement or agreement in principle providing for or relating to an Acquisition Proposal or requiring us to abandon, terminate or fail to consummate the merger or breach the merger agreement; or

•       exempting any person from the restrictions contained in any state takeover or similar laws.

Notwithstanding anything to the contrary, prior to obtaining approval of the merger agreement by our stockholders, if, in response to a written bona fide Acquisition Proposal from any person not solicited in violation of the merger agreement, we may, in response to an Acquisition Proposal (i) furnish information (including non-public information) with respect to us and our subsidiaries to the person who made the Acquisition Proposal, pursuant to an acceptable confidentiality agreement and (ii) participate in discussions and negotiations regarding such Acquisition Proposal, if our board of directors or any committee thereof determines in good faith:

•       after consultation with its financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and

•       after consultation with outside counsel, that the failure to furnish information and participate in discussions and negotiations regarding the Acquisition Proposal could be inconsistent with its fiduciary duties under applicable law.

We have agreed to promptly (and in any event, within 24 hours of providing such information) provide to Parent any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to Parent.

For these purposes, an “Acquisition Proposal” means any proposal or offer from any person or group relating to any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of 1-800 CONTACTS and our subsidiaries, a business that constitutes 20% or more of the consolidated revenues or income of 1-800 CONTACTS and our subsidiaries or 20% or more of our shares of common stock then outstanding, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the shares of common stock then outstanding and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any subsidiary or subsidiaries whose business constitutes 20% or more of our consolidated revenues, income or assets. A “Superior Proposal” means any bona fide Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the board of any committee thereof determines in its good faith judgment (after consultation with our financial advisors and outside counsel and after taking into account all appropriate legal, financial, regulatory or other aspects of such proposal as it deems relevant) (i) would, if consummated, result in a transactions that is more favorable to our stockholders, from a financial point of view, than the merger and (ii) is capable of being, and is reasonably likely to be, completed.

Our board of directors has agreed to recommend approval of the merger to our stockholders. However, if prior to obtaining stockholder approval of the merger agreement, we have received a Superior Proposal that has not been withdrawn or abandoned, our board of directors or any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the board or any committee thereof of the merger or the merger agreement or the other transactions contemplated thereby, or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (an “adverse recommendation change”) and/or (ii) terminate the merger agreement to enter into a definitive agreement with respect to a Superior Proposal if:

•       our board of directors or any such committee has concluded, in good faith, after consultation with its outside counsel, that, in light of the Superior Proposal, the failure of the board or such committee to make an adverse recommendation change and/or terminate the merger agreement, as the case may be, would be inconsistent with its fiduciary duties under applicable law; and

•       concurrently with such termination, we pay the termination fee and expenses payable pursuant to the merger agreement.

We are required by the merger agreement to (i) keep Parent generally informed on a current basis (and in any event, within 24 hours of a material development) of the existence or status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations, (ii) provide to Parent as soon as practicable (and in any event, within 24 hours) after receipt or delivery thereof copies of all written Acquisition Proposals and (iii) provide notice to Parent of any intent to withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the board or any committee thereof of the merger or the merger agreement or the other transactions contemplated thereby, or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or to terminate the merger agreement to enter into a definitive agreement for a Superior Proposal.

Conditions to the Merger

The merger will be completed only if the conditions specified in the merger agreement are either satisfied or waived. Some of the conditions are mutual, meaning that if the condition is not satisfied, none of the parties would be obligated to close the merger. Most of the conditions are in favor of either Parent and Acquisition, on the one hand, or us, on the other hand, meaning that if the condition is not satisfied that party could waive the condition, to the extent legally permissible, and the other party would remain obligated to close.

The mutual conditions are:

•       adoption of the merger agreement by our stockholders;

•       the absence of any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order being enacted, entered, promulgated or enforced by any United States court or United States governmental entity which prohibits, restrains or enjoins the consummation of the merger; and

•       the termination or expiration of the waiting period applicable to the merger under the HSR Act. On June 15, 2007, the Federal Trade Commission granted early termination of the waiting period under the HSR Act.

The additional conditions in our favor, which we can waive to the extent legally permissible if they are not satisfied, are:

•       the representations and warranties of Parent and Acquisition set forth in the merger agreement being true and correct as of the effective time of the merger, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Parent or Acquisition duly to perform their respective obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis;

•       Parent and Acquisition having performed in all material respects the obligations, and having complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the effective time of the merger; and

•       our receipt of executed certificates from each of Parent and Acquisition as to the satisfaction of these conditions.

The additional conditions in favor of Parent and Acquisition, which can be waived to the extent legally permissible by such parties if they are not satisfied, are:

•       our representations and warranties set forth in specified sections of the merger agreement being true and correct in all material respects and our representations and warranties set forth in the merger agreement (other than in the specified sections) being true and correct as of the effective time of the merger, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect;

•       our having performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by us under the merger agreement at or prior to the effective time of the merger;

•       our having delivered an executed certificate as to the satisfaction of these conditions; and

•       our having delivered the consent, approval and waiver required under the Qualified Retailer Agreement (and related letter agreement), between 1-800 CONTACTS and Vistakon, Division of Johnson & Johnson Vision Care, Inc.

Certain of the above conditions, such as the requirement for stockholder approval, cannot be waived under applicable law. We, Parent and Acquisition reserve the right to waive other conditions to the merger. However, if we intend to waive one or more conditions to the closing of the merger in an manner or under circumstances that would make the information set forth in this proxy statement materially misleading or inaccurate, we would distribute an updated proxy statement to our stockholders and resolicit the approval of our stockholders.

Definition of Material Adverse Effect

Under the merger agreement, “material adverse effect,” as it applies to our company, means any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, is or would be reasonably likely to be (A) materially adverse to the business, financial condition or results of operations of 1-800 CONTACTS and our subsidiaries taken as a whole or (B) materially adverse to our ability to perform our obligations under the merger agreement. However, under the merger agreement, none of the following, or any changes, effects, events, circumstances, occurrence or state of facts relating to or resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or could or would be, a material adverse effect pursuant to clause (A) above:

(i)                          economic, financial market, or geopolitical conditions in general;

(ii)                      general changes or developments in the industries in which we and our subsidiaries (or our respective customers) operate;

(iii)                  the announcement of the merger agreement and the transactions contemplated thereby (it being understood that any adverse change in our supply relationships following the announcement of the merger agreement shall not be deemed to be a change, effect, event, circumstance, occurrence or state of facts relating to or resulting from such announcement);

(iv)                    any actions required under the merger agreement;

(v)                        changes in any laws or regulations or applicable accounting regulations or principles or interpretations thereof (so long as such changes were either published in the Federal Register prior to the date of the merger agreement or were otherwise publicly proposed by the applicable governmental entity in one or more releases or notices published prior to the date of the merger agreement);

(vi)                    changes in the market price or trading volume of our common stock or the failure, in and of itself, by us to meet any expected or projected financial or operating performance target, as well as (in and of itself) any change by us in any expected or projected financial or operating performance target (it being understood that the facts or occurrences giving rise or contributing to such change or failure may be deemed to constitute and may be taken into account in determining whether there has been or could or would be a material adverse effect);

(vii)                acts of God, national or international hostilities, war (whether or not declared) or terrorism; or

(viii)            any litigation brought or threatened by our stockholders (whether on our behalf or otherwise) arising out of or in connection with the existence, announcement or performance of the merger agreement or the transactions contemplated thereby, unless, in the case of each of clauses (i), (ii) and (vii) above, such changes, effects, events, circumstances, occurrence or state of facts have a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to other participants in the industries in which we and our subsidiaries operate.

Termination

The merger agreement may be terminated prior to the effective time of the merger by mutual written consent of 1-800 CONTACTS and Parent.

The merger agreement may also be terminated prior to the effective time of the merger by us, on the one hand, or Parent, on the other hand, by written notice to the other if:

•       a court of competent jurisdiction or other governmental entity located or having jurisdiction in the United States issues a final order, decree or ruling or takes any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and nonappealable (so long as such party’s breach of its obligation to challenge such order or action has not caused or resulted in such failure to complete the merger);

•       if the merger is not consummated on or before March 31, 2008, provided that the right to terminate shall not be available to the party seeking to terminate if any action or such party or the failure of such party to perform any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before March 31, 2008 and such action or failure to perform constitutes a breach of the merger agreement; or

•       our stockholders do not adopt the merger agreement.

The merger agreement may be terminated by us if:

•       Parent or Acquisition breaches any representation, warranty, covenant or agreement contained in the merger agreement and the breach is not cured prior to the earlier of (A) 20 business days following notice of the breach to Acquisition and (B) March 31, 2008, provided that we do not have the right to terminate the merger agreement if we are then in material breach of any of our covenants or agreements contained in the merger agreement;

•       we enter into a definitive agreement with respect to a Superior Proposal as described under “—No Solicitation”, provided that we pay the required termination fee and transaction expenses of Parent; or

•       if all the conditions to the merger to be performed by us have been satisfied and the merger has not been consummated on or prior to the third business day thereafter (provided that if such third business days occurs at any time from and including August 24, 2007 to and including September 5, 2007, such third business day shall be deemed to be September 6, 2007).

The merger agreement may be terminated by Parent if:

•       we breach any representation, warranty, covenant or agreement contained in the merger agreement and the breach is not cured prior to the earlier of (A) 20 business days following notice of the breach to us and (B) March 31, 2008, provided that Parent does not have the right to terminate the merger agreement if Parent or Acquisition is then in material breach of any of its covenants or agreements contained in the merger agreement;

•       our board of directors:

•        withdraws or modifies, or proposes publicly to withdraw or modify in a manner adverse to Parent, its approval or recommendation of the merger or the merger agreement, or approves or recommends, or proposes publicly to approve or recommend, any Acquisition Proposal;

•        fails to call a stockholders meeting in breach of our obligations under the merger agreement to do so; or

•        resolves, or any committee of our board resolves, to take any of the foregoing actions; or

•       a tender or exchange offer that would constitute an Acquisition Proposal is commenced on or after the date of the merger agreement and our board or any committee thereof fails to recommend against the acceptance of the tender or exchange offer within ten business days from the its commencement, or our board fails, within five business days of Parent’s written request, to reaffirm its recommendation of the merger and the merger agreement, or our board of any committee thereof resolves to take any of the foregoing actions.

Termination Fee and Expenses

We have agreed to pay Parent a $10,330,550 termination fee and to reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Acquisition in connection with the merger agreement and the transactions contemplated by the merger agreement up to $1,500,000 in the aggregate, if the merger agreement is terminated:

•       by us to enter into a definitive agreement with respect to a Superior Proposal;

•       by Parent if our board of directors:

•       withdraws or modifies, or proposes publicly to withdraw or modify in a manner adverse to Parent, its approval or recommendation of the merger or the merger agreement, or approves or recommends, or proposes publicly to approve or recommend, any Acquisition Proposal;

•       fails to call a stockholders meeting in breach of our obligations under the merger agreement to do so; or

•       resolves, or any committee of our board resolves, to take any of the foregoing actions;

•       by Parent if a tender or exchange offer that would constitute an Acquisition Proposal is commenced on or after the date of the merger agreement and our board or any committee thereof fails to recommend against the acceptance of the tender or exchange offer within ten business days from its commencement, or our board fails, within five business days of Parent’s written request to so, to reaffirm its recommendation of the merger and the merger agreement, or our board of any committee thereof resolves to take any of the foregoing actions;

•       by Parent if we breach any representation, warranty, covenant or agreement contained in the merger agreement and the breach is not cured prior to the earlier of (A) 20 business days following notice of the breach to us and (B) March 31, 2008, provided that Parent does not have the right to terminate the merger agreement if Parent or Acquisition is then in material breach of any of its covenants or agreements contained in the merger agreement, and, in addition,

•       a proposed Acquisition Proposal is communicated to our board or any committee thereof or publicly announced prior to March 31, 2008, and

•       within six months after the termination we enter into a definitive agreement with respect to, or consummate, a transaction that would have constituted an Acquisition Proposal; or

•       the merger agreement is terminated by Parent or by us if, upon a vote taken at the stockholders meeting or any postponement or adjournment thereof, our stockholders do not adopt the merger agreement, or if the merger is not consummated on or before March 31, 2008, and, in addition

•       a proposed Acquisition Proposal is communicated to our board or any committee thereof or publicly announced prior to the time of the special meeting or prior to the termination of the merger agreement, as the case may be, and

•       within twelve months after the termination we enter into a definitive agreement with respect to, or consummate, a transaction that would have constituted an Acquisition Proposal.

Parent has agreed to pay us a $10,330,550 termination fee if all the conditions to the merger to be performed by us have been satisfied and the merger has not been consummated on or prior to the third business day thereafter (provided that if such third business days occurs at any time from and including August 24, 2007 to and including September 5, 2007, such third business day shall be deemed to be September 6, 2007); provided, however, that the termination fee will be increased to $13,774,000 if Parent or Acquisition willfully breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement.

In all other circumstances, the parties are responsible for paying their own expenses.

Fenway Guaranty

Pursuant to a guaranty, dated as of June 3, 2007, delivered by Fenway to us, Fenway irrevocably and unconditionally guarantees to us the payment by Parent and Acquisition of their obligation to pay the termination fee under the merger agreement, up to a maximum amount of $13,774,000. The guaranty will terminate as of the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent would not be obligated to pay the termination fee under the merger agreement and (iii) the first anniversary of any termination of the merger agreement under circumstances in which Parent would be obligated to pay the termination fee, if we have not presented a claim for payment of any guaranteed obligations to Parent or Acquisition by such first anniversary, unless there is litigation pending in respect of the guaranty on the first anniversary, in which case the guaranty will terminate promptly following the termination of the litigation.

Amendment of the Merger Agreement

The parties may amend the merger agreement by written agreement but, after our stockholders have adopted the merger agreement, no such amendment will be made which by law requires further approval by our stockholders without obtaining such approval.

Indemnification; Director and Officer Insurance

The merger agreement provides that, from the effective time of the merger through the sixth anniversary of the effective time of the merger, Parent will, or will cause the surviving corporation to continue to, indemnify and hold harmless each of our present and former officers or directors, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the person is or was an officer, director, employee, fiduciary or agent of us or any of our subsidiaries prior to the effective time of the merger or (ii) matters existing or occurring at or prior to the effective time of the merger (including the merger agreement and the transactions and actions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law.

The merger agreement also provides that the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in our certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of any such individuals.

The merger agreement further provides that Parent will, or will cause the surviving corporation to, either (i) cause to be obtained at the effective time of the merger “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the effective time of the merger, from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms at least as favorable to the indemnified parties as our current policies with respect to matters existing or occurring at or prior to the effective time of the merger or (ii) maintain at no expense to the beneficiaries, in effect for six years from the effective time of the merger, the current policies of the directors’ and officers’ liability insurance maintained by us with respect to matters existing or occurring at or prior to the effective time of the merger (including the merger agreement and the transactions and actions contemplated by the merger agreement); provided, that the surviving corporation will not be required to pay an annual premium therefor in excess of 300% of the last annual premium paid prior to the date of the merger agreement, and that if the existing directors’ and officers’ liability insurance expires, is terminated or canceled during such six-year period, the surviving corporation will use reasonable efforts to obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 300% of the last annual premium paid prior to the date of the merger agreement. Parent agreed to cause the surviving corporation to honor and perform under all indemnification agreements entered into by us or any of our subsidiaries.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting the number of shares of 1-800 CONTACTS common stock present or represented and voting in favor of the approval of the merger agreement is insufficient to approve the merger agreement under Delaware law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the approval of the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting and any later adjournments. If our stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the merger agreement, including the solicitation of proxies from our stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the merger agreement, we could adjourn the special meeting without a vote on the proposal to approve the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The adjournment proposal requires that holders of more of our shares vote in favor of the adjournment proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the proposal to approve the merger agreement is insufficient to approve the merger agreement, it is in the best interests of our stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

Our board of directors recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting.

IMPORTANT INFORMATION CONCERNING 1-800 CONTACTS

Overview

1-800 CONTACTS is a Delaware corporation that is a direct marketer of replacement contact lenses. We sell all of the popular brands of contacts lenses, including those manufactured by Johnson & Johnson Vision Care, CIBA Vision, CooperVision and Bausch & Lomb. We sell contact lenses primarily through our easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and through our Internet addresses. During our most recently completed fiscal year, we generated approximately $248.7 million in net sales.

On June 15, 2007, we sold our ClearLab Flat-Pack technology to Menicon Co., Ltd., pursuant to an asset purchase agreement dated as of May 24, 2007. On June 30, 2007, we sold ClearLab’s manufacturing, distribution and customer support operations to Mi Gwang Contact Lens Co., Ltd., pursuant to a purchase agreement dated as of May 25, 2007.

A detailed discussion of our business is contained in our Annual Report on Form 10-K for the year ended December 30, 2006, which is incorporated by reference in this proxy statement. See “ADDITIONAL INFORMATION—Where You Can Find More Information.”

The mailing address and telephone number of our principal executive offices is 1-800 CONTACTS, INC., 66 E. Wadsworth Park Drive, Draper, Utah 84020 and (801) 316-5000.

Historical Selected Financial Data

We are providing the following information to aid in your analysis of the merger. Set forth below is a summary of our selected consolidated financial data excerpted or derived from the information contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and our unaudited Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2007 and April 1, 2006. More comprehensive financial information is included in such reports and other documents filed by us with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC. See “ADDITIONAL INFORMATION—Where You Can Find More Information.” In the opinion of management, the unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations and financial condition for the three month periods ended March 31, 2007 and April 1, 2006. Results of the interim periods should not be considered indicative of results for any other periods or for the fiscal year. This information is only a summary. In addition, copies of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 are incorporated herein by reference. See “ADDITIONAL INFORMATION—Where You Can Find More Information.”

	Three Months Ended		Fiscal Years Ended
	March 31, 2007	April 1, 2006	December 30, 2006	December 31, 2005
	(unaudited)		(audited)
	(in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$67,421	$63,491	$248,676	$237,950
Gross profit	24,372	24,478	91,442	88,684
Net income (loss)	(1,012)	1,181	(22,459)	(2,605)
Net income (loss) per common share:
Basic and diluted	$(0.08)	$0.09	$(1.68)	$(0.20)
Balance Sheet Data (at end of period):
Current assets	$33,181	$30,668	$37,166	$33,544
Property, plant and equipment, net	26,425	31,389	27,555	29,705
Other noncurrent assets	34,832	50,460	35,804	51,696
Current liabilities	26,925	47,220	27,594	25,817
Noncurrent liabilities	30,333	7,424	35,253	31,911
Stockholders’ equity	37,453	58,873	37,678	57,217
Other Financial Data:
Book value per share	$2.76	$4.34	$2.78	$4.22

We have not provided any pro forma data giving effect to the proposed merger as we do not believe such information is material to our stockholders in evaluating the merger agreement since the proposed merger consideration is all cash and if the proposed merger is completed, our common stock would cease to be publicly traded.

We have also not provided any separate financial information for Parent or Acquisition since each is a special purpose entity formed in connection with the proposed merger and has no independent operations.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the fiscal years ended December 30, 2006 and December 31, 2005 and for the three months ended March 31, 2007 and April 1, 2006, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, which are incorporated herein by reference. See “ADDITIONAL INFORMATION—Where You Can Find More Information.”

Computation of Ratio of Earnings to Fixed Charges

	Three Months Ended		Fiscal Year Ended
	March 31, 2007	April 1, 2006	December 30, 2006	December 31, 2005
	(Unaudited)
	(Dollars in thousands)
Earnings:
Income (loss) before income taxes	$1,647	$4,676	$(12,503)	$2,623
Fixed charges, exclusive of capitalized interest	558	412	2,000	1,484
Total	$2,205	$5,088	$(10,503)	$4,107
Fixed Charges:
Interest charged to expense	$558	$412	$2,000	$1,484
Ratio of earnings to fixed charges	4.0	12.3	N/A (1)	2.8

(1)          Earnings for the fiscal year ended December 30, 2006 were insufficient to cover fixed charges by $12,503.

Projected Financial Information

Our senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial projections prepared by senior management in connection with the auction process discussed in “SPECIAL FACTORS—Background of Merger” were made available to Fenway and other bidders and their respective financial advisors, the transactions committee, our board of directors and Sonenshine Partners in connection with their consideration of the merger. We have included below the projected financial information to provide our stockholders access to certain nonpublic information considered by Fenway and other bidders, the transactions committee, our board of directors and Sonenshine Partners for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Fenway, the transactions committee, our board of directors, Sonenshine Partners or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. Our transactions committee and our board of directors considered the execution risks associated with the financial projections below in considering and evaluating the merger.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. The financial projections were prepared solely for internal use and for the use of the bidders and their financial advisors, the transactions committee, our board of directors and Sonenshine Partners in connection with the potential transaction and not with a view toward public disclosure or toward complying with Generally Accepted Accounting Principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, our management. Neither 1-800 CONTACTS’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, which was February 2007.

Readers of this proxy statement are cautioned not to place undue reliance on the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The inclusion of financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. See “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

The management projections do not include any financial information for the ClearLab business.

A summary of the management projections is as follows:

	Fiscal Year
	2007	2008	2009	2010	2011
	(in thousands)
Statement of Operations Data:
Net sales	$244,250	$267,423	$294,676	$324,912	$358,326
Gross profit	98,492	107,771	118,754	130,940	144,405
Net advertising expense	18,291	21,900	24,300	25,900	27,700
Operating income	25,024	29,293	35,269	40,308	46,007
Other Financial Data:
EBITDA(1)	$31,888	$35,550	$40,407	$46,550	$52,533
Depreciation expense	3,750	4,243	3,793	4,359	4,536
Amoritization expense	1,814	1,111	498	183	267
Employee stock compensation expense	1,037	685	644	1,500	1,524
Director stock compensation expense	263	218	203	200	199

(1)          EBITDA is defined to be operating income plus depreciation and amortization expense and stock-based compensation expense for employees and directors.

The following are the material assumptions relating to the projections:

•       Revenue

—              New gross revenues prior to order cancellation driven by return on advertising of $3.6 to $4.4 of additional revenue for every $1 of advertising spent, as well as other new business initiatives;

—              Repeat revenues driven by historical reorder rates;

—              1-800 CONTACTS will have access to contact lenses that were previously only available to eye care providers due to manufacturers’ policies; and

—              Stable order cancellations (based on recent historical trends) due to verification procedures established by Fairness to Contact Lens Consumer Act.

•       Profitability

—              Gross margin consistent with new supply agreements with major contact lens manufacturers; and

—              Selling, general and administrative expense as a percentage of net sales decreased from 30.1% for 2007 to 27.5% in 2011 due to operating leverage.

Market Prices of 1-800 CONTACTS Common Stock

Our common stock is traded on the Nasdaq Global Market under the symbol “CTAC.” The following table sets forth the low and high reported sale prices of our common stock for each quarter of fiscal 2006 and fiscal 2005 and in the first, second and third quarters of fiscal 2007 (through July 26, 2007).

Fiscal Year Ended December 31, 2005	Low	High
First Quarter	$19.69	$24.38
Second Quarter	18.62	20.93
Third Quarter	17.18	20.50
Fourth Quarter	10.59	18.61

Fiscal Year Ended December 30, 2006	Low	High
First Quarter	$11.48	$14.01
Second Quarter	12.62	15.00
Third Quarter	13.23	15.60
Fourth Quarter	13.70	16.38

Fiscal Year Ending December 29, 2007	Low	High
First Quarter	$16.15	$18.15
Second Quarter	16.61	24.34
Third Quarter (through July 26, 2007)	22.39	24.00

On June 1, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the low and high reported sales price of our common stock was $19.77 and $20.09, respectively. The low and high reported sales price on July 26, 2007 (the most recent practicable date before this proxy statement) was $22.39 and $23.48, respectively.

We have never paid any dividends on our common stock. The loan agreement governing our revolving credit facility allows us to pay cash dividends, to repurchase our stock or to perform other similar equity transactions if such transactions would not exceed $15 million in any fiscal year and subject to other terms.

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 20, 2007 by (1) each of our named executive officers as identified in our 2007 proxy statement; (2) each of our directors; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of the outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

Beneficial ownership of our common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Executive Officers and Directors:
Jonathan C. Coon(1)(2)	3,034,065	21.6%
Robert G. Hunter(3)	76,273	*
Brian W. Bethers(4)	174,697	1.2%
Kevin K. McCallum(5)	160,367	1.1%
R. Joe Zeidner(6)	132,061	*
Graham D. Mullis(7)	25,000	*
Robert Main	2,207	*
John F. Nichols(1)(8)	988,702	7.0%
Thomas H. Boggs, Jr.(9)	30,714	*
E. Dean Butler(10)	118,135	*
Stephen L. Key(11)	12,500	*
Bradley T. Knight(12)	42,734	*
Garth T. Vincent(13)	25,714	*
Frank LaGrange Johnson(14)	1,690,335	12.1%
All directors and executive officers as a group (14 persons)	6,486,297	44.7%
5% Stockholders:
Perry Corp.(15)	1,540,658	11.0%
Artisan Partners Limited Partnership(16)	1,265,100	9%
Mario Cibelli(17)	1,191,652	8.5%

*                    Represents less than 1%.

(1)          The address of such person is the executive offices of 1-800 CONTACTS.

(2)          Includes (i) direct beneficial ownership of 2,698,483 shares, (ii) indirect beneficial ownership of 97,474 shares held by Mr. Coon as custodian under the Uniform Gift to Minors Act, or UGMA, for and on behalf of Hannah K. Coon, (iii) indirect beneficial ownership of 97,474 shares held by Mr. Coon as custodian under UGMA for and on behalf of Abigail I. Coon, (iv) indirect beneficial ownership of 97,725 shares held by Mr. Coon as custodian under UGMA for and on behalf of Samuel Coon, (v) indirect beneficial ownership of an aggregate of 14,134 shares of common stock held by Mr. Coon’s minor children and (vi) 28,775 shares that can be acquired through currently exercisable options.

(3)          Includes direct beneficial ownership of (i) 8,000 unvested shares of common stock that will vest in four equal yearly installments beginning November 30, 2007, (ii) 15,000 unvested shares of stock that will vest upon achievement by our company of certain operational milestones, (iii) 1,671 shares of common stock, and (iv) 51,602 shares that can be acquired through the exercise of currently exercisable options.

(4)          Includes (i) direct beneficial ownership of 32,000 unvested shares of common stock that will vest in four equal yearly installments beginning November 30, 2007, (ii) direct beneficial ownership of 60,000 unvested shares of common stock that will vest upon achievement by our company of certain operational milestones, (iii) direct beneficial ownership of 13,000 shares of common stock, (iv) direct beneficial ownership of 64,697 shares that can be acquired through the exercise of currently exercisable options and (v) indirect beneficial ownership of an aggregate of 5,000 shares of common stock held in trust for Mr. Bethers’ children. Mr. Bethers disclaims any beneficial ownership of the shares of common stock held in trust for his children.

(5)          Includes direct beneficial ownership of (i) 20,000 unvested shares of common stock that will vest in four equal yearly installments beginning November 30, 2007, (ii) 37,500 unvested shares of common stock that will vest upon achievement by our company of certain operational milestones (iii) 99,513 shares that can be acquired through the exercise of currently exercisable options, and (iv) direct beneficial ownership of 3,354 shares of common stock.

(6)          Includes direct beneficial ownership of (i) 20,000 unvested shares of common stock that will vest in four equal yearly installments beginning November 30, 2007, (ii) 45,000 unvested shares of common stock that will vest upon achievement by our company of certain operational milestones, (iii) 4,000 unvested shares of common stock that will vest in four equal installments beginning February 25, 2008, (iv) 8,264 shares of common stock, (v) 5,285 shares of unvested common stock that will vest in equal annual installments over the next seven years and (vi) 49,512 shares that can be acquired through currently exercisable options.

(7)          Includes direct beneficial ownership of 25,000 unvested shares of common stock. Of these, 8,333 shares will vest on November 15, 2007, provided that Mr. Mullis complies with all terms of a Compromise Agreement between himself and us dated November 20, 2006. One-half of the remaining 16,667 shares will vest upon the sale or license of our “flat pack” technology to a third party, and the other half of the shares will vest upon the sale of substantially all of ClearLab’s assets or voting securities or the merger or consolidation of ClearLab into an unrelated entity. None of the 16,667 shares will vest if neither of the preceding events occurs by December 31, 2007.

(8)          Includes (i) direct beneficial ownership of 954,774 shares, (ii) indirect beneficial ownership of 5,153 shares held by Mr. Nichols as custodian under the UGMA for and on behalf of Micah Matthew Howard, and (iii) 28,775 shares that can be acquired through currently exercisable options.

(9)          Includes direct beneficial ownership of (i) 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) 20,714 shares that can be acquired through currently exercisable options, and (iii) 3,333 shares of common stock.

(10) Includes direct beneficial ownership of (i) 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) 108,135 shares that can be acquired through currently exercisable options and, (iii) 3,333 shares of common stock.

(11) Includes direct beneficial ownership of (i) 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) 5,833 shares of common stock.

(12) Includes (i) direct beneficial ownership of 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) direct beneficial ownership of 4,483 shares, (iii) direct beneficial ownership of 30,084 shares that can be acquired through currently exercisable options and (iv) indirect beneficial ownership 1,500 shares held by Mr. Knight’s wife.

(13) Includes direct beneficial ownership of (i) 6,667 unvested shares of common stock that will vest in two equal annual installments beginning March 27, 2008, (ii) 15,714 shares that can be acquired through currently exercisable options, and (iii) 3,333 shares of common stock.

(14) Pursuant to a Schedule 13D/A filed with the SEC on February 23, 2007, LaGrange Capital Partners, LP reported that it beneficially owns 1,344,290 shares, LaGrange Capital Partners Offshore Fund, Ltd. reported that it beneficially owns 326,884 shares, LaGrange Capital Administration, LLC reported that it beneficially owns 1,671,174 shares, and Frank LaGrange Johnson reported that he beneficially owns 1,690,335 shares. According to the Schedule 13D/A, the general partner of LaGrange Capital Partners, LP is LaGrange Capital Management, LLC; the investment manager of

LaGrange Capital Partners Offshore Fund, Ltd. is LaGrange Capital Administration, LLC; and Frank LaGrange Johnson is the sole member of the LaGrange Capital Management, LLC and LaGrange Capital Administration, LLC. According to the Schedule 13D/A, the 1,690,335 shares includes 17,161 shares held by Mr. Johnson in an individual retirement account and a personal trading account and 2,000 shares owned by Mr. Johnson’s wife. Mr. Johnson disclaims any beneficial ownership of shares of common stock owned by his wife. The address for Mr. Johnson is 1270 Avenue of the Americas, Suite 2200, New York, New York 10020.

(15) Pursuant to a Schedule 13D filed with the SEC on June 13, 2007, Perry Corp. reported the sole power to vote and to dispose or direct the disposition of 1,540,658 shares. The address for Perry Corp. is 599 Lexington Avenue, New York, New York 10022.

(16) Pursuant to a Schedule 13G/A filed with the SEC on January 26, 2007, Artisan Partners Limited Partnership, Artisan Investment Corporation, its general partner, and Andrew A. Ziegler and Carlene Murphy Ziegler, the principal stockholders of Artisan Investment Corporation, (collectively, “Artisan Partners”) reported that Artisan Partners may be deemed to beneficially own 1,265,100 shares acquired on behalf of its clients. The address for Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(17) Pursuant to a Schedule 13D/A filed with the SEC on July 27, 2005, Mario Cibelli reported that he may be deemed to beneficially own 1,191,652 shares, and Marathon Partners, LP and its general partner, Cibelli Capital Management, LLC (“CCM”), each reported that it may be deemed to beneficially own 1,065,691 shares. According to the Schedule 13D/A, Mr. Cibelli is the managing member of CCM and is also the managing member of Cibelli Research & Management, LLC (“CRM”), the general partner of Marathon Focus Fund, LP and Marathon Offshore, Ltd., and may be deemed to beneficially own 1,065,691 shares held by such funds and the separate managed accounts for which he serves as portfolio manager through his position in CCM and/or CRM. According to the Schedule 13D/A, Mr. Cibelli is also the beneficial owner of the shares held in his personal accounts and in the accounts of his family members as follows: Mario Cibelli C/F S. Cibelli UTMA: 600 shares; Mario Cibelli C/F G. Cibelli UTMA: 400 shares; Mario Cibelli C/F L. Cibelli UTMA: 100 shares; Mario Cibelli IRA: 300 shares; C. Cibelli IRA: 250 shares; Mario Cibelli Simple IRA: 1,000 shares. Mr. Cibelli’s address is c/o Cibelli Capital Management, LLC, 52 Vanderbilt Avenue, 4th Floor, New York, New York 10017.

Transactions in Shares of Common Stock by Certain Persons

Except as set forth below, there were no transactions in shares of our common stock that were effected during the past 60 days by 1-800 CONTACTS, Fenway, Fenway GP, Acquisition, Parent, Jonathan C. Coon, John F. Nichols, Brain W. Bethers, Robert G. Hunter, Kevin K. McCallum, John R. Murray, R. Joe Zeidner, Max E. Neves, LaGrange Capital, LaGrange Offshore, LaGrange Administration, LaGrange Management, Mr. Johnson, or any of their respective subsidiaries, directors, executive officers or controlling persons. On May 30, 2007, R. Joe Zeidner received a grant of 7,500 shares of restricted stock under our Amended and Restated 2004 Stock Incentive Plan. In addition, shares of restricted stock were withheld from certain of our employees to satisfy their payment of tax withholding obligations upon vesting of their restricted shares in conjunction with the closing of the ClearLab Transactions.

Other Transactions with Executive Officers and Directors

The following table provides information with respect to grants of time-vesting and performance-vesting restricted stock to our executive officers and directors during the past two years:

Name	Date of Grant	Number of Shares of Time-Vesting Restricted Stock Granted	Number of Shares of Performance- Vesting Restricted Stock Granted
Jonathan C. Coon	—	—	—
Robert G. Hunter	3/27/2006	10,000	15,000
Brian W. Bethers	3/27/2006	40,000	60,000
Kevin K. McCallum	3/27/2006	25,000	37,500
R. Joe Zeidner	3/27/2006	25,000	37,500
	2/1/2007	5,000	—
	5/30/2007	—	7,500
John F. Nichols	—	—	—
John R. Murray	2/22/2005	10,000	—
	3/27/2006	10,000	15,000
Max Neves	2/22/2005	10,000	—
	3/27/2006	5,000	7,500
	2/1/2007	3,000	—
Thomas H. Boggs, Jr.	3/27/2006	10,000	—
E. Dean Butler	3/27/2006	10,000	—
Stephen L. Key	3/27/2006	10,000	—
	3/29/2006	2,500	—
Bradley T. Knight	3/27/2006	10,000	—
Garth T. Vincent	3/27/2006	10,000	—
Frank LaGrange Johnson	—	—	—

In connection with the vesting of a portion of their restricted shares under our Amended and Restated 2004 Stock Incentive Plan, certain of our executive officers elected to have shares of restricted stock withheld on November 30, 2006 for the payment of tax withholding obligations as follows: Robert G. Hunter—529 shares, Kevin K. McCallum—1,646 shares and John R. Murray—659 shares.

On May 16, 2006, we entered into a Stock Contribution Agreement with Jonathan C. Coon, our Chairman and Chief Executive Officer. Under the terms of the agreement, Mr. Coon agreed to contribute to us one share of our common stock for every five shares of restricted stock held by certain of our employees that vest as a result of a “change in control” pursuant to the terms of the restricted stock agreements with those employees, up to an aggregate of 100,000 shares of our common stock.

Certain Purchases of 1-800 CONTACTS Common Stock

Except as set forth below, neither we nor any filing person under Rule 13e-3 under the Exchange Act has made any purchases of our common stock since January 1, 2005.

On November 30, 2006, 2,834 shares of restricted stock were withheld from certain of our executive officers to satisfy their payment of tax withholding obligations upon vesting of their restricted shares as set forth under “—Other Transactions with Executive Officers and Directors.”

Certain of our executive officers received grants of time-vesting and performance-vesting restricted stock as set forth under “—Other Transactions with Executive Officers and Directors.”

Independent Registered Public Accounting Firm

Our consolidated financial statements as of December 31, 2005 and December 30, 2006 and for each of the fiscal years in the three-year period ended December 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, incorporated by reference in this proxy statement from our Annual Report on Form 10-K for the year ended December 30, 2006 have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their reports with respect thereto, and are incorporated by reference herein. Representatives of KPMG, LLP expect to be present at the special stockholders meeting and while such representatives have stated that they do not plan to make a statement at the meeting, they will be available to respond to appropriate questions from stockholders in attendance.

ADDITIONAL INFORMATION

1-800 CONTACTS Stockholder Proposals

We will hold our 2008 annual meeting of stockholders only if the merger is not consummated. Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2008 annual meeting of stockholders must be received by us on or before the close of business December 18, 2007. Such proposals should be submitted by certified mail, return receipt requested.

The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholders must be received no later than the close of business on the tenth day of the public announcement of such meeting) and that such notice must meet certain other requirements, including, with respect to director nominees, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). As a result, stockholders who intend to present a proposal at the 2008 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no earlier than 90 days prior to, nor later than 60 days prior to, the date of the 2008 annual meeting. Our proxy related to the 2008 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that we receive after such date or any proposal received prior to that date if we advise stockholders in our 2008 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the provisions of the by-laws from our Corporate Secretary.

Other Matters

Our board of directors knows of no other matters to be presented at the special meeting. However, if any other matters properly come before the special meeting, or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

Where You Can Find More Information

1-800 CONTACTS, Acquisition and Parent, among others, have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. This document does not contain all of the information set forth in the Schedule 13E-3 and its exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. You may read and copy that information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including 1-800 CONTACTS, that file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this document.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC. The documents contain important information about us and our financial condition. Because there is no safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 in connection with a going private transaction such as the proposed merger, the documents incorporated by reference herein are incorporated exclusive of the language claiming the safe harbor.

1-800 CONTACTS Filings with the SEC	Period
Annual Report on Form 10-K	Year ended December 30, 2006
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2007
Current Reports on Form 8-K	Filed on January 31, 2007, February 23, 2007, June 1, 2007, June 4, 2007, June 20, 2007, July 6, 2007 and July 26, 2007

We have supplied all information contained or incorporated by reference in this proxy statement relating to us, Parent has supplied all such information relating to Parent, Acquisition has supplied all such information relating to Acquisition, Fenway has supplied all such information relating to Fenway, Fenway GP has supplied all such information relating to Fenway GP, LaGrange Capital has supplied all such information relating to LaGrange Capital, LaGrange Offshore has supplied all such information relating to LaGrange Offshore, LaGrange Administration has supplied all such information relating to LaGrange Administration and LaGrange Management has supplied all such information relating to LaGrange Management.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address and telephone number:

Robert G. Hunter
Chief Financial Officer
1-800 CONTACTS, INC.
66 East Wadsworth Drive
Draper, Utah 84020
Telephone: (801) 316-5000

If you would like to request documents, please do so by,                        , 2007, to receive them before the meeting. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or 1-800 CONTACTS that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

Among

ALTA PARENT CORP.,

ALTA ACQUISITION CORP.

and

1-800 CONTACTS, INC.

Dated as of June 3, 2007

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	A-32
Acquisition Proposal	A-32
Adverse Recommendation Change	A-33
Affiliate	A-48
Agreement	A-1
Alternative Financing	A-39
Antitrust Division	A-37
Beneficial Owner	A-48
Beneficially Owned	A-48
Board	A-1
Book-Entry Shares	A-5
Business Day	A-48
Certificate of Merger	A-2
Certificates	A-5
Closing	A-2
Closing Date	A-2
Code	A-14
Common Stock	A-3
Company	A-1
Company Disclosure Schedule	A-7
Company Employees	A-14
Company Plans	A-14
Company Representatives	A-31
Company Requisite Vote	A-10
Company Securities	A-9
Contract	A-10
Control	A-48
Controlled	A-48
Controlled By	A-48
Costs	A-35
Current Premium	A-36
Debt Financing	A-24
Debt Financing Commitments	A-24
DGCL	A-1
Dissenting Shares	A-4
Effective Time	A-2
Environmental Laws	A-19
Environmental Permits	A-19
Equity Financing	A-24
Equity Financing Commitments	A-24
Equity Incentive Consideration	A-4
Equity Incentives	A-4
ERISA	A-13
Exchange Act	A-10
Expenses	A-45
Financial Advisor	A-17
Financing	A-24
Financing Commitments	A-24

A-iv

FTC	A-37
Generally Accepted Accounting Principles	A-48
Governmental Entity	A-10
Guarantor	A-50
Guaranty	A-50
HSR Act	A-10
Indemnified Parties	A-35
IRS	A-14
Knowledge	A-48
Licenses	A-11
Material Adverse Effect	A-7
Material Contract	A-20
Materials of Environmental Concern	A-19
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Multiemployer Plan	A-14
New Debt Commitments	A-39
New Plan	A-34
Non-Disclosure Agreement	A-49
Option	A-3
Option Consideration	A-3
Parent	A-1
Parent Disclosure Schedule	A-22
Paying Agent	A-5
Permitted Liens	A-16
Person	A-49
Proxy Statement	A-17
Representatives	A-31
Restricted Stock	A-4
Restricted Stock Consideration	A-4
Sarbanes-Oxley Act	A-12
SEC	A-11
SEC Reports	A-11
Securities Act	A-11
Shares	A-3
Specified Sections	A-42
Stock Incentive Plans	A-3
Stockholders Meeting	A-30
Subsequent Transaction	A-45
Subsidiary	A-49
Superior Proposal	A-32
Surviving Corporation	A-1
Tax Return	A-17
Taxes	A-16
Termination Date	A-43
Termination Fee	A-45
Under Common Control With	A-48

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2007 (this “Agreement”), among Alta Parent Corp., a Delaware corporation (“Parent”), Alta Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and 1-800 Contacts, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, in order to induce Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are entering into a Support Agreement with Parent and Merger Sub;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
THE MERGER

SECTION 1.1.   The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2.   Closing; Effective Time.   Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 200 East Randolph Drive, Chicago, Illinois, as soon as practicable, but in no event later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree; provided, however, that if the Closing Date would otherwise occur at any time from and including August 24, 2007 to and including September 5, 2007, the Closing Date may be deferred by Parent or the Company until September 6, 2007. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

SECTION 1.3.   Effects of the Merger.   From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.   Certificate of Incorporation; Bylaws.

(a)   At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in its entirety to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (other than provisions relating to the name, incorporator or registered agent, which shall not be amended), and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b)   The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

SECTION 1.5.   Directors.   Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

SECTION 1.6.   Officers.   The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II.
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1.   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)   Each share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3(a)) and Shares referred to in Section 2.1(b)) shall be converted into the right to receive $24.25 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding Taxes;

(b)   Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2.   Options; Restricted Stock Units.

(a)   As soon as reasonably practicable following the execution date of this Agreement, the Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as are necessary (and such other resolutions or actions, if any, in connection therewith as it may deem appropriate) to provide that, as of the Effective Time (x) the Company shall terminate its Amended and Restated 2004 Stock Incentive Plan and its Amended and Restated 1998 Incentive Stock Option Plan (collectively, the “Stock Incentive Plans”) and (y) by virtue of the Merger, without any further action on the part of any holder of any Equity Incentive:

(i)    each option (an “Option”) to purchase Shares, whether granted pursuant to the Stock Incentive Plans or otherwise, that is outstanding as of the Effective Time, whether vested or unvested, shall be canceled, with the holder of each such Option becoming entitled to receive an amount in cash (the “Option Consideration”) equal to the product of (A) the number of Shares subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option, less any required withholding Taxes; and

(ii)   each share of restricted stock (“Restricted Stock” and, together with the Options, the “Equity Incentives”), whether granted pursuant to the Stock Incentive Plans or any other written agreement with the Company, that is vested and outstanding as of the Effective Time, and each share of Restricted Stock that is unvested as of the Effective Time and whose vesting is, by its terms, accelerated to the Effective Time as a result of the transactions contemplated hereby, shall be canceled, with the holder of each such share of Restricted Stock receiving, at the time of the payment of the Merger Consideration to holders of Shares, an amount in cash (the “Restricted Stock Consideration” and, together with the Option Consideration, the “Equity Incentive Consideration”) equal to the Merger Consideration, less any required withholding Taxes. Each share of Restricted Stock whose vesting is not, by its terms, accelerated to the Effective Time as a result of the transactions contemplated hereby shall be canceled, with the holder of each such share of Restricted Stock receiving the Restricted Stock Consideration at the times set forth in the applicable Restricted Stock Agreement governing the grant of any such share.

(b)   The Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the disposition by officers and directors of Common Stock in exchange for the Merger Consideration, and of Equity Incentives in exchange for the applicable Equity Incentive Consideration, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

SECTION 2.3.   Dissenting Shares.

(a)   Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration therefor, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b)   The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights other than solely for an amount equal to or less than the Merger Consideration per share.

SECTION 2.4.   Surrender of Shares.

(a)   Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent to act as paying agent for the stockholders of the Company (and, to the extent any Equity Incentive Consideration is not paid at the Effective Time, shall appoint the same or such other agent reasonably acceptable to the Company to act as paying agent for the holders of Equity Incentives) in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II and the Equity Incentive Consideration to which holders of Equity Incentives shall become entitled upon cancellation thereof pursuant to this Article II. Immediately prior to or simultaneously with the Effective Time, Parent shall cause to be deposited with the Paying Agent sufficient funds to make all payments pursuant to Sections 2.4(b) and 2.4(c). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, by the Surviving Corporation; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock or Equity Incentive Consideration payable hereunder to holders of Equity Incentives and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company and the holders of Equity Incentives in the amount of any such losses and (b) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest or income produced by, or profit resulting from, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)   Promptly after the Effective Time, but in any event within five Business Days following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of either (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or be accompanied by all documents required to evidence transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c)   All payments with respect to canceled Equity Incentives, to the extent not made at the Effective Time, shall be made by the Paying Agent as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent. No interest shall be paid or accrued for the benefit of holders of Equity Incentives on the Equity Incentive Consideration payable in respect thereof.

(d)   At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates, Book-Entry Shares or Equity Incentives and, after such funds have been delivered to the Surviving Corporation, such holders shall solely be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares or with respect to the Equity Incentive Consideration payable with respect to their canceled Equity Incentives. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration and the payment of the Equity Incentive Consideration. None of the Surviving Corporation, Parent and the Paying Agent will be liable to any Person entitled to payment under this Article II for any consideration which is properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

(e)   After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, all Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for in, and in accordance with the procedures set forth in, this Article II.

(f)    Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares or Equity Incentives pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Equity Incentives, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(g)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, and, if required by the Surviving Corporation, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth (a) in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2006 or quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 (other than disclosures in the “Risk Factors” section of any such SEC Report or in the exhibits thereto) and (b) on the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that, in the case of clauses (a) and (b), (i) any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection and (ii) no information shall be deemed disclosed for purposes of Sections 3.1, 3.3, 3.4, 3.5, 3.17, 3.18, 3.22 and 3.23 unless specifically set forth or referenced in such section of the Company Disclosure Schedule):

SECTION 3.1.   Organization and Qualification; Subsidiaries.   The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of any such Subsidiary, where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, other than in such jurisdictions where any such failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, is or would reasonably likely to be (A) materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (B) materially adverse to the ability of the Company to perform its obligations under this Agreement; provided, however, that none of the following, or any changes, effects, events, circumstances, occurrence or state of facts relating to or resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or could or would be, a Material Adverse Effect pursuant to clause (A) above: (i) economic, financial market, or geopolitical conditions in general, (ii) general changes or developments in the industries in which the Company and its Subsidiaries (or their respective customers) operate, (iii) the announcement of this Agreement and the transactions contemplated hereby (it being understood that any adverse change in the Company’s supply relationships following the announcement of this Agreement shall not be deemed to be a change, effect, event, circumstance, occurrence or state of facts relating to or resulting from such announcement), (iv) any actions required under this Agreement, (v) changes in any laws or regulations or applicable accounting regulations or principles or interpretations thereof (so long as such changes were either published in the Federal Register prior to the date of this Agreement or were otherwise publicly proposed by the applicable Governmental Entity in one or more releases or notices published prior to the date of this Agreement), (vi) changes in the market price or trading volume of the Common Stock or the failure, in and of itself, by the Company to meet any expected or projected financial or operating performance target, as well as (in and of itself) any change by the Company in any expected or projected financial or operating performance target (it being understood that the facts or occurrences giving rise or contributing to such change or failure may be deemed to constitute and may be taken into account in determining whether there has been or could or would be a Material Adverse Effect), (vii) acts of God, national or international hostilities, war (whether or not declared) or terrorism or (viii) any litigation brought or threatened by the stockholders of the Company (whether on behalf of the Company or otherwise) arising out of or in connection with the existence, announcement or performance of this Agreement or the transactions contemplated hereby, unless, in the case of each of clauses (i), (ii) and (vii) above, such changes, effects, events, circumstances, occurrence or state of facts have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate.

SECTION 3.2.   Certificate of Incorporation and Bylaws.   The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation and the bylaws of the Company and each of its Subsidiaries, each as currently in effect. The certificate of incorporation and the bylaws of the Company and each of its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are in violation of any provisions of their respective certificate of incorporation or bylaws in any material respect.

SECTION 3.3.   Capitalization.   The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock and (ii) 1,000,000 shares of Preferred Stock. As of the date hereof, (i) 13,446,707 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights and (ii) 8,546 shares of Common Stock were issued and held in treasury. Section 3.3(a) of the Company Disclosure Schedule contains a list of all Options and Restricted Stock issued as of the date hereof, the holders thereof, the number of shares of Common Stock, if applicable, issuable thereunder, the expiration date and the exercise price, if applicable, thereof. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. Except as set forth above: (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company as of the date hereof, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, in each case as of the date hereof (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants, “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock units or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or the dividends paid on the capital stock of the Company or any of its Subsidiaries or the revenues, earnings or financial performance, stock performance or any other attribute of the Company, in each case, to which the Company or any of its Subsidiaries is a party. Except as set forth in this Agreement, there are not, any stockholder agreements, registration rights agreements, voting agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Section 3.3(b) of the Company Disclosure Schedule sets forth, with respect to any Subsidiary of the Company, any outstanding or authorized (I) shares of capital stock or other voting securities of such Subsidiary, (II) securities of such Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or (III) options or other rights to acquire from such Subsidiary, and there is no obligation of such Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary. Except for the capital stock or other ownership interests of its Subsidiaries, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or other ownership interest or securities convertible into or exchangeable for capital stock or other equity interest of any other Person or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

SECTION 3.4.   Authority.   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Requisite Vote (as defined below). Assuming the accuracy of Parent’s representations and warranties in Section 4.9, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. As of the date of this Agreement, the Board has approved and declared advisable this Agreement and the transactions contemplated hereby. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5.   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance of this Agreement and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, the creation of any claim, lien, charge, security interest or encumbrance of any nature whatsoever under, or give rise to any right of termination, cancellation, amendment or acceleration (each, a “Violation”) of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) or Company Plan (as defined in Section 3.10(a)) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange or self-regulatory organization) authority, agency, court commission, arbitrator or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined in Section 3.15)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the NASDAQ Global Select Market,

(iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate have a Material Adverse Effect.

SECTION 3.6.   Compliance.

(a)   Neither the Company nor any of its Subsidiaries is or has, since January 1, 2006, been in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect, and (b) the Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. This Section 3.6 does not relate to matters relating to the Sarbanes-Oxley Act (as defined in Section 3.7(c)), which are the subject of Section 3.7(c),  employee benefit matters, which are the subject of Section 3.10, and Taxes, which are the subject of Section 3.14.

SECTION 3.7.   SEC Filings; Financial Statements.

(a)   The Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, to the Knowledge of the Company, there are no outstanding or unresolved comments from the SEC and none of the SEC Reports is the subject of any ongoing review by the SEC.

(b)   The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the SEC have been prepared in accordance with Generally Accepted Accounting Principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2007 have been prepared in accordance with Generally Accepted Accounting Principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)   Since the enactment of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)   The Company has designed disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under its supervision, to ensure that all information required to be disclosed by the Company in the reports that it files under the Exchange Act, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents within the time periods specified in the rules and forms of the SEC.

(e)   The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f)    As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certification and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

SECTION 3.8.   Absence of Certain Changes or Events.   Since December 31, 2006, there has not been any change, effect, event, circumstance, occurrence or state of facts, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. From December 31, 2006 to the date of this Agreement, except as contemplated by this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and, during such period, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its Subsidiaries’ capital stock, except for any dividend or distribution by a Subsidiary of the Company to the Company or another Subsidiary of the Company; (ii) any redemption, repurchase or other acquisition by the Company or any of its Subsidiaries of (x) any shares of capital stock of the Company or any of its Subsidiaries or (y) any options, warrants, calls or rights to acquire, or securities that are convertible into or exchangeable for, any shares of capital stock or other voting securities (except upon the exercise of options, warrants, calls or rights disclosed to Parent to the extent net exercises are provided for in the plans or agreements governing such options, warrants, calls or rights); (iii) (x) any granting by the Company or any of its Subsidiaries to any of their directors, officers or employees of any material increase in compensation or fringe benefits, except for increases that are required under any Company Plan or, in the case of any employee who is not an executive officer or director, for increases in the ordinary course of business, (y) any granting to any director, officer or employee of the right to receive any severance or termination pay not provided for under any Company Plan or, otherwise granted in the ordinary course of business, or (z) any entry by the Company or any of its Subsidiaries into any employment, consulting or severance agreement or arrangement with any director, officer or employee of the Company or its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits exceed $200,000, or any adoption of or material amendment of any Company Plan; (iv) any material change by the Company in its accounting methods, principles or practices, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or Generally Accepted Accounting Principles or regulatory requirements with respect thereto; (v) any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries; (vi) any material change in Tax accounting principles or Tax elections by the Company or any of its Subsidiaries, except insofar as may have been required by applicable law; (vii) any assumption, incurrence, endorsement or guarantee of any indebtedness (including any obligations of the type described in Section 3.21(a)(ii)); (viii) any acquisition or agreement to acquire any assets, except for acquisitions of inventory in the ordinary course of business and consistent with past practice; (ix) any sale, lease, license, encumbrance or other disposition of any of its assets, other than sales of inventory in the ordinary course of business consistent with past practice; (x) any settlement or compromise of any material pending or threatened claims, litigations, arbitrations or other proceedings; or (xi) any material capital expenditures.

SECTION 3.9.   Absence of Litigation.   There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, have a Material Adverse Effect. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

SECTION 3.10.   Employee Benefit Plans.

(a)   Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material benefit plan or program that is contributed to, sponsored or maintained by the Company or any of its Subsidiaries as of the date hereof, or under which the Company or any of its Subsidiaries has any liability for the payment of benefits, for the benefit of any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries (collectively, the “Company Employees” and such plans and programs collectively, “Company Plans”).

(b)   With respect to each Company Plan, the Company has made available to the Parent a copy thereof and, to the extent applicable, (i)  the most recent opinion and determination letter, if any, received from the Internal Revenue Service (the “IRS”), (ii) the most recent summary plan description or similar summary of terms, including any employee handbooks and (iii) for the most recent year (A) the Form 5500 and attached schedules, and (B) audited financial statements, if any.

(c)   Except as failure to do so would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, each Company Plan has been administered in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.

(d)   Neither the Company nor, to the Knowledge of the Company, any other corporation or other trade or business that is, or at a relevant time was, treated as part of a single employer with the Company under Sections 414(b) or (c) of the Code has ever contributed or been required to contribute to any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA (“Multiemployer Plan”) subject to Title IV of ERISA, any other employee benefit plan subject to Title IV of ERISA, nor has the Company or any Subsidiary ever maintained or contributed to a trust or other entity described in Section 501(c)(9) of the Code. No Company Plan is subject to the laws of a non-U.S. jurisdiction. Except as required by Section 601 et seq. of ERISA, no Company Plan provides for medical, health or life insurance coverage beyond termination of employment.

(e)   Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits), and no governmental audit or other investigation, are pending or, to the Knowledge of the Company, threatened.

(f)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS or is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion letter, and, except as would not individually or in the aggregate be reasonably expected to result in a Material Adverse Effect, the Company is aware of no circumstances that would reasonably be expected to adversely affect such plan’s qualification.

(g)   The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (i) constitute an event under any Company Plan that will result in any payment, acceleration, vesting, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan.

(h)   No stock option or stock appreciation right has been granted by the Company that at any time on or after January 1, 2005 constituted, or was part of, a “nonqualified deferred compensation plan” subject to Section 409A of the Code.

SECTION 3.11.   Labor and Employment Matters.   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to employees of the Company or any of its Subsidiaries, nor to the Knowledge of the Company as of the date of this Agreement are there any formal activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.

SECTION 3.12.   Insurance.   Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and is customary for companies of similar size and financial condition in the Company’s industries, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) none of the Company or any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or any of its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible.

SECTION 3.13.   Properties.   Neither the Company nor any of its Subsidiaries owns any real property. Section 3.13 of the Company Disclosure Schedule sets forth a complete lists of each parcel of real property leased by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries (i) has good title to all the properties and assets reflected in the latest audited balance sheet included in the SEC Reports filed prior to the date hereof and the Closing Date as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its Subsidiaries, (B) liens or Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with Generally Accepted Accounting

Principles or for amounts being contested in good faith and for which appropriate reserves have been established, (C) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (D) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the latest audited balance sheet included in the SEC Reports filed prior to the date hereof, (E) zoning, building and other similar codes and regulations (F) liens or other encumbrances that have been placed by any developer, landlord or other third party on any real property in which the Company or any of its Subsidiaries has a leasehold interest and subordination or similar agreements relating thereto and (G) any conditions that may be shown by a current, accurate survey or physical inspection of any real property (the items described in clauses (A) through (G), the “Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

SECTION 3.14.   Tax Matters.

(a)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Tax Returns required to be filed by the Company and its Subsidiaries prior to the date hereof have been filed (taking into account all valid extensions), (ii) as of the date hereof, all Taxes of the Company and its Subsidiaries required to have been paid have been paid on or before the due date for payment thereof (except to the extent such Taxes are being contested in good faith), (iii) the unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent financial statements included in the SEC Reports filed prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the SEC Reports filed prior to the date hereof (rather than in any notes thereto), (iv) there are no actions, suits, proceedings, investigations, claims or audits in progress or pending with respect to Taxes of the Company or any of its Subsidiaries, (v) there are no liens for Taxes (other than Taxes not yet due and payable, that may thereafter be paid without interest or penalty, or for amounts being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries, (vi) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company, or any Subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, or by contract or otherwise, and (vii) the Company and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid or reported.

(b)   For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits taxes or customs duties, together with any interest and any penalties, or other additions to tax imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.15.   Proxy Statement.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and all other documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will, at the date first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the time filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub, any of their respective Affiliates or any of their respective Representatives (as hereinafter defined) which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.16.   Board Recommendation; Opinion of Financial Advisor.   The Board of Directors of the Company at a duly held meeting has, by the unanimous vote of the directors present at such meeting, (i) determined that it is in the best interest of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Stockholders Meeting. Sonenshine Partners LLC (the “Financial Advisor”) has delivered to the Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock.

SECTION 3.17.   Brokers.   No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

SECTION 3.18.   Takeover Statutes.   Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary (i) such that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement and (ii) to approve the Guarantor, Parent, Merger Sub, the Persons identified by the Guarantor to the Board of Directors of the Company prior to the execution of this Agreement and their respective spouses, associates, affiliates, general partners and limited partners and Subsidiaries, or any combination thereof, becoming “interested stockholders” (within the meaning of Section 203 of the DGCL), in connection with negotiating and entering into agreements or otherwise having arrangements or understandings, in each case among themselves solely in connection with the participation of all or any of them in the transactions contemplated by this Agreement and/or the ownership of Parent.

SECTION 3.19.   Intellectual Property.

(a)   All issued patents, registered trademarks or service marks, registered copyrights, domain names, and all pending applications for any of the foregoing that are material to the businesses of the Company or its Subsidiaries are set forth in Section 3.19(a) of the Company Disclosure Schedule (“Registered Intellectual Property”).

(b)   Except as would not, individually or in the aggregate, have a Material Adverse Effect:  (i) the Company and its Subsidiaries own or have the right to use all patents, inventions, copyrights, works of authorship, content, software, trademarks, service marks, trade names, service names, brands, logos, domain names, trade dress, trade secrets, know-how, technology, databases, proprietary data, customer and supplier lists and information, rights of privacy and publicity, moral rights, all other intellectual property rights of any kind or nature, and all rights to sue for past or future infringement or misappropriation thereof (collectively, “Intellectual Property”) as are used in, or necessary for, their businesses; and the transactions contemplated by this Agreement will not negatively affect any such ownership or use rights or result in payment of any additional consideration being due solely as a result of such transactions; (ii) to the Knowledge of the Company, the operations of the Company and its Subsidiaries do not infringe or misappropriate the Intellectual Property of any third party, and the  Intellectual Property owned by the Company or its Subsidiaries is not being infringed or misappropriated by any third party; (iii) the Company and its Subsidiaries make reasonable efforts to protect and maintain their Registered Intellectual Property as well as unregistered trade secrets and other unregistered Intellectual Property material to the operation of the businesses of the Company or its Subsidiaries; (iv) the Company is not a party to any claim, suit or other action, and to the Knowledge of the Company, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license the Registered Intellectual Property; (v) neither the Company nor its Subsidiaries has received any notice regarding, or to the Knowledge of the Company is aware of any basis for, any revocation or expiration of the Company’s rights to use the toll-free number 1-800-2668228 or 1-800-Contacts; and (vi) the possession, use and dissemination by the Company and its Subsidiaries of any and all data and information concerning individuals has been in compliance with all applicable privacy policies, laws, terms of use and the Payment Card Industry Data Security Standards (including version 1.1 thereof), and the transactions contemplated by this Agreement will not violate any such privacy policies, laws, terms of use or the Payment Card Industry Standards (including version 1.1 thereof) relating to the possession, use, dissemination, or transfer of such data or information.

(c)   Except as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries own, lease or license all software, hardware, databases, content, computer equipment and other information technology and related services (collectively, “Information Systems”) that are used in, or necessary for, the operations of the Company and its Subsidiaries’ businesses (including its website currently located at www.1800contacts.com), including the capacity and ability to process current peak volumes and anticipated volumes in a timely manner; and (ii) the transactions contemplated by this Agreement will not negatively affect any ownership or use rights regarding Information Systems, or result in payment of any additional consideration being due solely as a result of such transactions.

SECTION 3.20.   Environmental Matters.

(a)   Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates; (ii)  there have not been and currently are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its Subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to, section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location; and (iv) neither the Company nor any of its

Subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the Knowledge of the Company.

(b)   Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.20 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the environment, health, safety and natural resources, including the quality of the ambient air, soil, surface water or groundwater.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any (i) hazardous, acutely hazardous, or toxic substance, or pollutant, contaminant or waste regulated under any Environmental Law, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, or (ii) any petroleum product or by-product, asbestos, polychlorinated biphenyls, radioactive material or toxic mold.

SECTION 3.21.   Material Contracts.

(a)   Except for this Agreement and as set forth in Section 3.21 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than Contracts filed as exhibits to, or incorporated by reference in, SEC Reports); (ii) relating to (A) any obligation for borrowed money, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (C) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with Generally Accepted Accounting Principles, (D) any obligations of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (E) any obligation or liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (F) any guaranty of any of the foregoing; (iii) containing covenants binding upon the Company or any of its Subsidiaries that (A) restrict in any material respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict in any material respect the ability of the Surviving Corporation) to compete in any business or with any Person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less, (B) limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries or any Affiliate of, or successor to, the Company to solicit any customers of the other parties thereto, or (C) require the Company or any of its Subsidiaries or any Affiliate of, or successor to, the Company to market or co-market any products or services of a third party; (iv) with respect to a material joint venture,  material partnership agreement or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any Subsidiary with any third Person; (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement; (v) that by its terms calls for, or could reasonably be expected to call for, aggregate payments by the Company and its Subsidiaries or aggregate payments to the Company and its Subsidiaries under such Contract of more than $500,000 over the remaining term of such

Contract; (vi) with any supplier set forth in Section 3.23 of the Company Disclosure Schedule, (vii) that involve any labor union other employee organization; (viii) that obligate the Company or any of its Subsidiaries to indemnify any Person, other than obligations in the ordinary course of business, or (ix) that provide for the acquisition by the Company or any of its Subsidiaries (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or material division or unit thereof or any material amount of assets. Each such Contract described in clauses (i) through (x) is referred to herein as a “Material Contract.”

(b)   Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.22.   Affiliate Transactions.   There are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any director, officer, Beneficial Owner of 5% or more of the Shares or any other Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed in any SEC Report filed prior to the date of this Agreement.

SECTION 3.23.   Supplier Relationships.   Section 3.23 of the Company Disclosure Schedule sets forth the name of each of the Company’s and its Subsidiaries four largest suppliers (by dollar volume of purchases) for the fiscal year ended December 30, 2006. No such supplier has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, and no such supplier has given notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel or amend any Contract, or to significantly decrease the extent of its business dealings, with the Company or any of its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.24.   No Undisclosed Liabilities.   There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than (i) liabilities reflected in the Company’s financial statements (together with the related notes thereto) filed with the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2006 or quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement, and (iii) liabilities that were incurred in the ordinary course of business since December 30, 2006.

SECTION 3.25.   No Other Representations or Warranties.

(a)   Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)   Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Other than in the case of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

SECTION 4.1.   Organization; Certificate of Incorporation and Bylaws.

(a)   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

(b)   Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of each of Parent and Merger Sub as currently in effect. Such organizational documents of Parent and Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its organizational documents in any material respect.

SECTION 4.2.   Authority.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby (including the Merger and the Financing) have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, immediately upon the execution hereof, will be duly and validly authorized by written consent of Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

SECTION 4.3.   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby (including the Merger and the Financing) by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.4.   Absence of Litigation.   There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, or would not reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.5.   Proxy Statement.   None of the information supplied or to be supplied by, or on behalf of, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.6.   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.7.   Financing.   Parent has delivered to the Company true and complete copies of (i) an executed commitment letter, dated as of June 3, 2007, among Parent, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (the “Debt Financing Commitments”), pursuant to which JPMorgan Chase Bank, N.A. has agreed to lend the amounts set forth therein (the “Debt Financing”), and (ii) an executed equity commitment letter, dated as of June 3, 2007 between Parent and Fenway Partners Capital Fund III, L.P. (the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Fenway Partners Capital Fund III, L.P. has committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, Parent has disclosed and made available to the Company all other agreements, arrangements or understandings (whether written or oral) related to the Financing. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments when delivered in accordance with the terms of the Financing Commitments will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration, Equity Incentive Consideration and to pay all related fees and expenses. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in Article III hereof and the satisfaction of the conditions set forth in Sections 7.1 and 7.2, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date.

SECTION 4.8.   Capitalization of Merger Sub; Operations of Parent and Merger Sub.   The authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith or as contemplated herein.

SECTION 4.9.   Ownership of Shares.   Neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and neither Parent nor any of Parent’s Affiliates directly or indirectly has ever “owned,” beneficially or otherwise, any Shares (other than those Shares acquired from current stockholders of the Company who will exchange such Shares for equity of Parent or one of Parent’s Affiliates), as those terms are defined in Section 203 of the DGCL.

SECTION 4.10.   Vote/Approval Required.   No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.11.   WARN Act.   Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the Worker Adjustment Retraining Notification Act or similar local laws.

SECTION 4.12.   Solvency.   As of the Effective Time, assuming (A) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (or waiver of such conditions) and (B) that the representations and warranties of the Company contained in this Agreement (and the bring down thereof in any certificate delivered by the Company pursuant to Section 7.2(c)) are true and correct in all respects (without giving effect to any knowledge, materiality, Material Adverse Effect or similar qualifier), immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made by Parent or Merger Sub and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

SECTION 4.13.   Absence of Arrangements with Management.   Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

SECTION 4.14.   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1.   Conduct of Business of the Company Pending the Merger.   The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by law, or unless Parent shall otherwise agree in writing, (x) the business of the Company and its Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, and to preserve its present relationships with material customers and suppliers and other Persons with which it has significant business relations and (y) it will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions described on Section 5.1 of the Company Disclosure Schedule under the heading “Dispositions” as promptly as possible following the date hereof . Notwithstanding anything herein to the contrary, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent, except with respect to Sections 5.1(a), 5.1(b). 5.1(c) and 5.1(d), shall not be unreasonably withheld, conditioned or delayed):

(a)    amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b)   issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, restricted or deferred stock units or similar instruments), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, of the Company or any of its Subsidiaries (except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof, in each case, in accordance with the terms of any applicable Company Plan and except for the issuance of Options or Restricted Stock in an amount not to exceed that number of Options or Shares of Restricted Stock as are forfeited by the previous holders thereof prior to the Closing);

(c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or another Subsidiary of the Company);

(d)   reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options in accordance with the terms of such Options as in effect on the date of this Agreement or in order to pay Taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock pursuant to the terms of a Company Plan as in effect on the date of this Agreement), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s Subsidiaries;

(e)    (i)  acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than purchases of inventory in the ordinary course of business and purchases of other assets in the ordinary course of business so long as the aggregate value of such other assets so purchased does not exceed $2,000,000; (ii)  sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise), or subject to any lien or other encumbrance (other than Permitted Liens), any corporation, partnership or other business organization or division thereof or any assets, in each case, other than sales or dispositions of, and liens or encumbrances on, inventory in the ordinary course of business and dispositions of, and liens or encumbrances on, other assets in the ordinary course of business so long as the aggregate value of such other assets so disposed or encumbered does not exceed $500,000; (iii) enter into, renew, amend or terminate any Contract that is or would be a Material Contract or enter into, renew, amend or terminate any other Contract which if so entered into, renewed, amended or terminated could reasonably be expected to have a Material Adverse Effect; or (iv) authorize any capital expenditures which are, in the aggregate, in excess of the Company’s budget provided to Parent prior to the date hereof, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(f)    incur or modify in any material respect the terms of any indebtedness (including any obligations of the type described in Section 3.21(a)(ii)), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), in each case, other than any letter of credit entered into in the ordinary course of business;

(g)    except as contemplated by Section 6.6 or except to the extent required under any Company Plan existing on the date hereof or as required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the case of employees who are not officers or directors, for increases in the ordinary course of business), (ii) grant any severance or termination pay, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees (other than with respect to newly hired employees who do not report directly to the Chief Executive Officer or President of the Company) pursuant to which the total annual salary plus bonus or the aggregate severance benefits exceed $200,000, or (iv) establish or amend or terminate any Company Plan, Option or grant of Restricted Stock;

(h)   make any change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or Generally Accepted Accounting Principles or regulatory requirements with respect thereto;

(i)    other than as required by applicable law, (w) file any material amended Tax Return, (x) change any material Tax election or any method of accounting, (y) enter into any closing agreement relating to any material Tax or (z) surrender any right to claim a Tax refund;

(j)     settle or compromise any pending or threatened litigation, claim, arbitration or other proceeding (x) involving potential payments by or to the Company or any of its Subsidiaries of more than $500,000 in the aggregate, (y) that consent to non-monetary relief, or (z) that otherwise are or could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(k)   make any material change to its current practices, policies or procedures with respect to the timing of collection of accounts receivable from, billing of or terms with, or pricing and payment terms offered to, customers or suppliers, other than in the ordinary course of business;

(l)    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, (ii) cancel any indebtedness owing to the Company or any of its Subsidiaries, (iii) waive or assign any claims or rights of substantial value or (iv) waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(m)  enter into any new line of business;

(n)   enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a Violation of such Contract;

(o)   (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution or (ii) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(p)   take any action (i) to cause the representations and warranties of the Company set forth in Article IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(q)   agree to take any of the actions described in Sections 5.1(a) through 5.1(p).

SECTION 5.2.   Conduct of Business of Parent and Merger Sub Pending the Merger.   Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

SECTION 5.3.   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to Control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to Control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete Control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI.
ADDITIONAL AGREEMENTS

SECTION 6.1.   Stockholders Meeting.   As soon as reasonably practicable following the date hereof (and, in no event later than 45 days after the mailing of the Proxy Statement to the stockholders of the Company), the Company, acting through the Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) subject to the right of the Board to make an Adverse Recommendation Change, include in the Proxy Statement the recommendation of the Board that the stockholders of the Company vote in favor of the adoption of this Agreement and, subject to the approval of the Financial Advisor, as applicable, the written opinion of the Financial Advisor, dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock and (iii) use its reasonable best efforts to obtain the Company Requisite Vote.

SECTION 6.2.   Proxy Statement.   As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement. Parent and Merger Sub will cooperate with the Company in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after such filing, including by responding as soon as reasonably practicable to any SEC comments with respect to the Proxy Statement. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all correspondence between the

Company and its representatives, on the one hand, and the SEC, on the other hand. The Company shall provide Parent with the reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall (i) include in any such documents or responses all comments reasonably proposed by Parent and (ii) not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over Parent’s reasonable objection) prior to filing such with or sending such to the SEC, and the Company will provide Parent with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, the parties will cooperate with each other in connection with the preparation of an appropriate amendment or supplement describing such information, which amendment or supplement will be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

SECTION 6.3.   Resignation of Directors.   At the Closing, the Company shall use its commercially reasonable efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and all directors of each Subsidiary of the Company, in each case, effective at the Effective Time.

SECTION 6.4.   Access to Information; Confidentiality.

(a)   From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent (the “Representatives”) reasonable access, consistent with applicable law, during normal business hours to its officers, employees, properties, offices, plants and other facilities (which shall not include any environmental testing or sampling) and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. It is agreed that the parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the previous sentence apply.

(b)   Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, in each case, in accordance with the Non-Disclosure Agreement.

SECTION 6.5.   Acquisition Proposals.

(a)   Subject to Section 6.5(b), the Company shall, and the Company shall cause its Subsidiaries and the officers, directors, employees, representatives and agents of the Company and its Subsidiaries (collectively with the Subsidiaries of the Company, the “Company Representatives”) to, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, not (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal (other than with Parent and its Representatives), (iii) accept an Acquisition Proposal or enter into any agreement, understanding, arrangement or agreement in principle providing for or relating to an Acquisition Proposal or enter into any agreement, understanding, arrangement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or (iv) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company or any Company Representatives with respect to any Acquisition Proposal. The Company shall promptly inform the Company Representatives of the obligations of the Company under this Section 6.5(a)

(b)   Notwithstanding anything to the contrary contained in Section 6.5(a),  prior to obtaining the Company Requisite Vote, if, in response to a written bona fide Acquisition Proposal from any Person not solicited in violation of this Section 6.5, the Board or any committee thereof determines in good faith (i) after consultation with its financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal could be inconsistent with its fiduciary duties under applicable law, the Company may, in response to such Acquisition Proposal, (x) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person who has made such Acquisition Proposal, pursuant to an Acceptable Confidentiality Agreement, and (y) participate in discussions and negotiations regarding such Acquisition Proposal; provided, that the Company will promptly (and in any event, within 24 hours of providing such information to such Person) provide to Parent any non-public  information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries, a business that constitutes 20% or more of the consolidated revenues or income of the Company and its Subsidiaries or 20% or more of the Shares then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the Shares then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries), other than the transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the Board or any committee thereof determines in its good faith judgment (after consultation with its financial advisor and outside counsel, and after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal as it deems relevant)) (i) would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated hereby and (ii) is capable of being, and is reasonably likely to be, completed. For purposes of this Agreement, an “Acceptable Confidentiality Agreement” means an agreement that contains provisions to keep nonpublic information confidential which are no less favorable to the Company than those contained in the Non-Disclosure Agreement (it being understood that such agreement need not contain comparable standstill provisions).

(c)   Except as set forth in this Section 6.5, neither the Board nor any committee thereof shall directly or indirectly (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Board or any committee thereof of the Merger or this Agreement or the other transactions contemplated hereby; provided, however, that the Board or any committee thereof may modify or withdraw such recommendation if the Board or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law (regardless of whether an Acquisition Proposal has been made at any time); (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), an “Adverse Recommendation Change”); (iii) allow the Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than an Acceptable Confidentiality Agreement) (A) constituting or related to, or that is intended to or could reasonably be expected to result in, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal; provided, however, that the Company shall not be prohibited from terminating this Agreement in accordance with its terms.

(d)   Notwithstanding anything to the contrary in this Section 6.5, if, prior to obtaining the Company Requisite Vote, the Company has received a Superior Proposal that has not been withdrawn or abandoned, the Board or any committee thereof may (x) make an Adverse Recommendation Change and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (a “Permitted Alternative Agreement”); provided, that the Board or any such committee has concluded, in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Board or such committee to make an Adverse Recommendation Change and/or terminate this Agreement, as the case may be, would be inconsistent with its fiduciary duties under applicable law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee and Expenses (as defined in Section 8.2(b)) payable pursuant to Section 8.2(b). No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(e)   From and after the date hereof, the Company shall (i) keep Parent generally informed on a current basis (and in any event, within 24 hours of any such material development) of the existence or status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations (excluding the identity of each Person making any such inquiry, solicitation or proposal, but including the material terms and price in respect of any Acquisition Proposal), (ii) provide to Parent as soon as practicable  (and in any event, within 24 hours) after receipt or delivery thereof with copies of all written Acquisition Proposals sent by or provided to the Company or any Company Representatives from any Person or, at the Company’s election, a written summary of the material terms of such Acquisition Proposal, and (iii) provide notice to Parent of any intent to take any of the actions described in Section 8.1(e)(ii) or to terminate this Agreement pursuant to Section 6.5(d). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(f)    Nothing contained in this Section 6.5 shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, such disclosure is required to fulfill the Board’s fiduciary duties or is otherwise required under applicable law.

SECTION 6.6.   Employment and Employee Benefits Matters.

(a)   Without limiting any additional rights that any Company Employee may have under any Company Plan, unless consented to by the Company’s chief executive officer or as are required to provide for the exemption from or otherwise to comply with the requirements of Section 409A of the Code, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to provide severance and other separation-related payments and benefits not less favorable, in any case, than those provided for under the severance- or separation-related provisions of the Company Plans as in effect immediately prior to the Effective Time for any Company Employee employed by the Company or any of its Subsidiaries on the date hereof whose employment terminates during that 12-month period in circumstances entitling such Company Employee to payments or benefits under such severance- or separation-related provisions as in effect immediately prior to the Effective Time.

(b)   Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the Company Employees who remain employed compensation and benefit levels that are, in the aggregate, no less favorable to the compensation and benefits that were provided in the aggregate to the Company Employees prior to the Effective Time, disregarding stock-based compensation and benefits.

(c)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Company Employee credit for purposes of eligibility, vesting and accruals of vacation and sick leave benefits under plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent or the Surviving Corporation (each, a “New Plan”) for the Company Employee’s service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized by the Company and the applicable Company Plan or Plans immediately prior to the Effective Time. With respect to each New Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause to be waived any pre-existing condition or eligibility exclusions or limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time or immediately prior to the date the New Plan is later made available to Company Employees.

(d)   From and after the Effective Time, Parent will honor, and will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with its terms, (x) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company and (y) all obligations pursuant to all outstanding bonus plans or programs and all accrued benefits under any employee benefit plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time.

(e)   Nothing in this Section 6.6 or otherwise in this Agreement shall be construed as limiting the right of Parent or the Surviving Corporation, or it Subsidiaries, upon and following the Effective Time  to amend or terminate any Company Plan in accordance with its term, nor shall any provision hereof be construed as an amendment of the terms of any Company Plan or as conferring on any individual rights with respect to any Company Plan.

SECTION 6.7.   Directors’ and Officers’ Indemnification and Insurance.

(a)   Without limiting any additional rights that any Company Employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to continue to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries prior to the Effective Time or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of all expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced has provided an undertaking to repay such advances if it is ultimately adjudicated that such Person is not entitled to indemnification; and provided, further, that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 6.7(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any such claim, action, suit, proceeding or investigation, (y) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such proceeding or threatened action, suit, proceeding, investigation or claim, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) Parent and the Surviving Corporation shall and shall cause their respective Subsidiaries to cooperate in the defense of any such matter. Parent and the Surviving Corporation shall be entitled to, but not obligated to, participate at their own expense in the defense and settlement of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement agreed to or effected without the Surviving Corporation’s written consent.

(b)   The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)   Parent shall, or shall cause the Surviving Corporation to, either (i) cause to be obtained at the Effective Time “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms at least as favorable to the Indemnified Parties as the Company’s current policies with respect to matters existing or occurring at or prior to the Effective Time or (ii) maintain at no expense to the beneficiaries, in effect for six years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided, that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof than those of such policy in effect on the date of this Agreement) with respect to matters existing or occurring at or prior to the Effective Time (including this

Agreement and the transactions and actions contemplated hereby); provided, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 300% of the last annual premium paid prior to the date hereof, which the Company represents and warrants to be $348,069 (the “Current Premium”), and that if the existing directors’ and officers’ liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use reasonable efforts to obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 300% of the Current Premium. Parent shall cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

(d)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)   This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)    In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7.

SECTION 6.8.   Further Action; Efforts.

(a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as possible following the date hereof. Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement. The Company will use its reasonable best efforts to obtain prior to the Effective Time any consent, approval or waiver from third parties necessary to allow the Company and its Subsidiaries to continue operating their businesses as presently conducted as a result of the consummation of the transactions contemplated hereby.

(b)   In furtherance and not in limitation of the provisions of subsection (a) above, Parent, Merger Sub and the Company shall as promptly as reasonably practicable, and in any event within ten Business Days of the date hereof, duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested under the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.8. Each of Parent and the Company shall (i) promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement, (ii) respond as promptly as reasonably practicable under the circumstances, after consultation with the other party, to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (iii) not participate, or permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (iv) not extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (v) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)   In furtherance and not in limitation of the covenants of the parties contained in subsections (a) and (b) of this Section 6.8, Parent and the Company shall use their respective reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any injunction, judgment, order or decree that would restrain, prevent or delay the Closing, including, with respect to Parent, Parent’s taking all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company or Parent (or any of their respective Subsidiaries) and (z) otherwise taking or committing to take actions that limit the Company or Parent or their respective Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Closing.

(d)   In furtherance and not in limitation of the covenants of the parties continued in subsections (a), (b) and (c) of this Section 6.8, the Company and the Board shall (i) use their reasonable best efforts to take all action necessary or otherwise reasonably requested by Parent or Merger Sub to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar law and (ii) if any takeover, business combination, control share acquisition or similar law becomes applicable to this Agreement or the Merger, use their reasonable best efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

SECTION 6.9.   Public Announcements.   The Company and Parent will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with, or any rules of, a national securities exchange, in which case the issuing party will use its commercially reasonable efforts to consult with the other party before it issues any such press release or makes any such public statement; provided, however, that the foregoing shall not apply with respect to any matter addressed in Section 6.5.

SECTION 6.10.   Financing.

(a)   Parent and Merger Sub shall use, and shall cause their Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments, including to (i) maintain in effect the Financing Commitments, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments, (iii) satisfy on a timely basis all conditions to obtaining the Debt Financing set forth therein to be fulfilled by Parent and Merger Sub that are within their control (including by consummating the Equity Financing contemplated by the Equity Financing Commitments) and (iv) consummate the Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Financing Commitments, Parent and Merger Sub shall promptly notify the Company and shall use their reasonable best efforts to obtain alternative financing (such alternative financing, “Alternative Financing”) in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable following the occurrence of such event; provided, that Parent and Merger Sub shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate no less favorable to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Debt Financing Commitments. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments of which Parent or Merger Sub becomes aware or any termination of commitments under the Debt Financing Commitments. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Debt Financing. Neither Parent nor Merger Sub shall, without the Company’s prior written consent, agree to or permit any amendment, modification, supplement, replacement or waiver (other than a waiver of a condition to the Financing) of any of the Financing Commitments or the definitive agreements relating to the Financing in a manner that would materially and adversely affect the likelihood that the Financing contemplated thereby will be obtained. Notwithstanding the foregoing, Parent and Merger Sub may amend, restate, modify, supplement or replace the Financing Commitments to (i) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, (ii) increase the amount of indebtedness or (iii) replace one or more facilities contemplated by the Debt Financing Commitments with one or more new facilities, which are in the aggregate no less beneficial to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Debt Financing Commitments (as determined in the reasonable judgment of Parent) (the “New Debt Commitments”); provided, that the New Debt Commitments shall not (i) adversely amend the conditions to the Debt Financing set forth in the Debt Financing Commitments, in any material respect, (ii) reasonably be expected to delay or prevent the Closing, or (iii) reduce the aggregate amount of available debt financing (unless, in the case of this clause (iii), such amount is replaced with any amount of new equity financing or one or more debt facilities pursuant to the New Debt Commitments). Upon and from and after each such event, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Financing Commitments that is not so superseded at the time in question and the New Debt Commitments.

(b)   Prior to the Closing, the Company shall provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their representatives to provide, such cooperation in connection with the arrangement of the Debt Financing or Alternative Financing as may be reasonably requested by Parent, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, including (i) participation in meetings, drafting sessions, due diligence, lender presentations and other presentations, including presentations with rating agencies, (ii) using reasonable best efforts to furnish Parent, Merger Sub and their financing sources with all financial statements, financial and other pertinent information regarding the Company, its Subsidiaries and its and their respective businesses and properties as may be reasonably requested by Parent in connection with the Debt Financing or Alternative Financing, (iii) assisting Parent, Merger Sub and their financing sources in (A) the preparation of offering documents, private placement memoranda, bank information memoranda and similar documents in connection with any portion of the Debt Financing or

Alternative Financing, (B) the preparation of materials for lender and rating agency presentations, and (C) the compliance with requirements of rating agencies, (iv) cooperating with the marketing efforts of Parent, Merger Sub and their financing sources for any portion of the Debt Financing or Alternative Financing, (v) facilitating the pledging of collateral, including obtaining appraisals, financial analyses, surveys, environmental assessments, third party consents and estoppels, mortgage financeability and title insurance, in each case at Parent’s and Merger Sub’s expense, (vi) taking such actions to satisfy any requirements necessary to consummate the Debt Financing or Alternative Financing (but solely to the extent within the control of the Company and its Subsidiaries) and otherwise, assisting and cooperating with the satisfaction of the conditions to the Debt Financing, including as set forth in the Debt Financing Commitments, or Alternative Financing, (vii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing or Alternative Financing immediately prior to (but conditioned upon the occurrence of) the Effective Time, and (viii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing or Alternative Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing or Alternative Financing, by the Surviving Corporation immediately following the Effective Time; provided, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment or similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time; and provided, further, that Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith. The Company hereby consents to use of its and its Subsidiaries logos in connection with the Financing and the Alternative Financing; provided that such logos are used solely in a manner that does not or is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

(c)   All non-public or otherwise confidential information regarding the Company obtained by Parent pursuant to Section 6.10(b) shall be kept confidential in accordance with the Non-Disclosure Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information to the providers of, and as necessary and consistent with customary practices in connection with, the Debt Financing or Alternative Financing.

SECTION 6.11.   Notification of Certain Matters.   Each party shall give prompt written notice to each other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any representation or warranty of such party contained in this Agreement that is qualified as to materiality being or becoming as of any time between the date of this Agreement and the Effective Time untrue or inaccurate at such time in any respect or any such representation or warranty that is not so qualified being or becoming as of any time between the date of this Agreement and the Effective Time untrue or inaccurate in any material respect, (d) the failure of it to comply with or satisfy in any material respect any obligation to be complied with or satisfied by it under this Agreement or (e) the commencement or threat of any material litigation or any other action, suit, arbitration, mediation, appraisal, investigation, inquiry or proceeding, in any forum, which relates to the consummation of the transactions contemplated hereby or the issuance of any order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) affecting the Company, any of its Subsidiaries, or any of their respective properties or assets, in either case which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to

Article IV. The delivery of any notice pursuant to this Section 6.11 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

SECTION 6.12.   Stockholder Litigation.   The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation brought or threatened against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII.
CONDITIONS OF MERGER

SECTION 7.1.   Conditions to Obligation of Each Party to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)   Stockholder Approval.   This Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote.

(b)   No Injunctions or Restraints.   No law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8.

(c)   HSR Act.   The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

SECTION 7.2.   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   Each of the representations and warranties of the Company (i) set forth in Sections 3.1 (first sentence only), 3.3, 3.4, 3.5(a) (with respect to clause (i) only), 3.8 (with respect to the first sentence only), 3.17 and 3.18 of this Agreement (the “Specified Sections”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects only as of such specified date) and (ii) set forth in this Agreement (other than the Specified Sections) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar qualifications contained therein or with respect thereto, except, in the case of clause (ii) only, where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c)   Closing Certificate.   Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)   Required Consent.   The Company shall have delivered to Parent the consent, approval and waiver required under the Contract set forth on Section 7.2(e) of the Company Disclosure Schedule in connection with the Merger and the other transactions contemplated by this Agreement.

SECTION 7.3.   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material,” “materially,” “in all material respects” or similar qualifications contained therein or with respect thereto, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub duly to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c)   Closing Certificate.   The Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1   Termination.   This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a)   by mutual written consent of Parent and the Company;

(b)   by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if the issuance of such order, decree or ruling, or taking of such action, was primarily due to the fact that such party (or, in the case of Parent, Merger Sub) has failed to take actions with respect thereto as are required to comply with Section 6.8;

(c)   by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement.

(d)   by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (I) 20 Business Days following notice of such breach to Parent and (II) the Termination Date, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; (ii) in accordance with, and subject to the terms and conditions of, Section 6.5(d); or (iii) if (I) all the conditions set forth in Sections 7.1 and 7.2 (other than Section 7.2(c)) have been satisfied and (II) the Merger shall not have been consummated on or prior to the third Business Day thereafter (provided that if such third Business Day occurs at any time from and including August 24, 2007 to and including September 5, 2007, such third Business Day shall be deemed to be September 6, 2007);

(e)   by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 20 Business Days following notice of such breach to the Company and (B) the Termination Date, provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or (ii) if (A) the Board shall have made an Adverse Recommendation Change (it being understood and agreed that any “stop, look and listen” communication by the Board to the stockholders of the Company pursuant to Rule 14d-9 of the Exchange Act in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute an Adverse Recommendation Change), (B) the Board shall have failed to call the Stockholders Meeting in breach of its obligations under the Agreement to do so, (C) a tender or exchange offer that would constitute an Acquisition Proposal is commenced on or after the date of this Agreement and the Board or any committee thereof fails to recommend against the acceptance of such tender or exchange offer by the stockholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten Business Days from the commencement thereof or the Board fails, within five Business Days of Parent’s written request to so, to reaffirm its recommendation of the Merger and this Agreement, or (D) the Board or any committee thereof resolves to take any of the foregoing actions; or

(f)    by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

SECTION 8.2.   Effect of Termination.

(a)   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.4(b), 6.9, 6.10(b) (with respect to the second sentence and the second proviso of the first sentence only), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any intentional and material breach hereof.

(b)   In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.1(d)(ii), (ii) by Parent pursuant to Section 8.1(e) or (iii) by Parent or the Company pursuant to Sections 8.1(c) or (f), if, but only if (in the case of termination under Section 8.1(c), 8.1(e)(i) or 8.1(f) only) (A) a proposed Acquisition Proposal shall have been communicated to the Board or any committee thereof or publicly announced prior to the (x) Termination Date, in the case of a termination under Section 8.1(c) or 8.1(e)(i), or (y) Stockholders Meeting, in the case of a termination under Section 8.1(f), and (B) within twelve months after such termination pursuant to Section 8.1(c) or 8.1(f) or within six months after such termination pursuant to Section 8.1(e)(i), the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction that would have constituted an Acquisition Proposal (the “Subsequent Transaction”), then the Company shall pay (A) $10,330,550 (the “Termination Fee”) to Parent (or its designee) and (B) reimburse Parent (or its designee) for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including fees and other amounts (including fees and other payments based on a percentage of the Termination Fee or the proposed aggregate Merger Consideration) payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Parent and its Affiliates) (the “Expenses”) up to $1,500,000 in the aggregate. The Company shall pay the Termination Fee and the Expenses (x) at or prior to the time of termination in the case of a termination pursuant to Sections 8.1(d)(ii) or 8.1(e)(ii), or (y) on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction in the case of a termination pursuant to Sections 8.1(c), 8.1(e)(i) or 8.1(f), in each case, payable by wire transfer of same day funds. In the event of any termination of this Agreement by Parent under Section 8.1(e)(i), then the Company shall reimburse Parent (or its designee) for the Expenses by wire transfer of same day funds within five Business Days after the date on which Parent provides the Company with an invoice identifying such Expenses in reasonable detail; provided that (i) the existence of circumstances that could require the Termination Fee and Expenses to become subsequently payable by the Company shall not relieve the Company of its obligations to pay the Expenses pursuant to this sentence; and (ii) the payment by the Company of the Expenses pursuant to this sentence shall not relieve the Company of any subsequent obligation to pay the Termination Fee or any subsequent Expenses pursuant to first two sentences of this Section 8.2(b), but the amount of any subsequent Expenses to be paid shall be reduced dollar-for-dollar by any payment by the Company of the Expenses pursuant to this sentence up to $1,500,000, and the amount of any Termination Fee to be paid shall be reduced dollar-for-dollar by any payment by the Company of the Expenses pursuant to this sentence in excess of $1,500,000.

(c)   In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii), then Parent shall pay the Termination Fee to the Company or as directed by the Company on the date of termination of this Agreement, payable by wire transfer of same day funds; provided, however, that such Termination Fee shall be increased to $13,774,000 in the event that Parent or Merger Sub has willfully breached any of its representations, warranties, covenants or other agreements set forth herein (provided that if the Merger is not consummated as a result of the failure of Parent to obtain the Debt Financing or Alternative Financing, neither Parent or Merger Sub shall be deemed to have willfully breached any of its representations, warranties, covenants or other agreements set forth herein unless Parent or Merger Sub has willfully breached its covenants set forth in Section 6.10(a)).

(d)   Each of the Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. In the event that the Company shall fail to pay the Termination Fee and/or the Expenses required pursuant to Section 8.2(b) when due or Parent shall fail to pay the Termination Fee required pursuant to Section 8.2(c) when due, the Termination Fee and/or Expenses then due shall accrue interest for the period commencing on the date such amount or amounts were due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York from time to time during such period, as such bank’s prime lending rate. In the event that the Company shall fail to pay the Termination Fee or Expenses when due or Parent shall fail to pay the Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred by such other party (including reasonable fees and expenses of counsel) in connection with the collection of such fee and the enforcement of this Section 8.2.

SECTION 8.3.   Expenses.   Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company. Parent shall be responsible for all costs incurred in connection with the Financing and the Company shall be entitled to reimbursement and indemnification in connection therewith as set forth in Section 6.10(b).

SECTION 8.4.   Amendment.   This Agreement may be amended by mutual consent of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5.   Waiver.   At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso to the first sentence of Section 8.4 and to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX.
GENERAL PROVISIONS

SECTION 9.1   Non-Survival of Representations, Warranties, Covenants and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

SECTION 9.2.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to Parent or Merger Sub:

Alta Parent Corp.
c/o Fenway Partners Capital Fund III, L.P.
152 West 57th Street, 59th Floor
New York, New York 10019
Attention:  Timothy Mayhew and Aron Schwartz
Facsimile:  212-581-1205

with an additional copy (which shall not constitute notice) to:

Ropes & Gray, LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:  Joshua A. Leuchtenburg and Anthony J. Norris
Facsimile:  212-841-5725

(b)   if to the Company:

1-800 Contacts, Inc.
66 E. Wadsworth Park Drive
Draper, Utah  84062
Attn:  R. Joe Zeidner, General Counsel and Chief Legal Officer
Facsimile:  801-365-4045

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois  60601
Attention:  R. Scott Falk, P.C.
Facsimile:  312-861-2200

SECTION 9.3.   Certain Definitions.   For purposes of this Agreement, the term:

(a)   “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, the first mentioned Person;

(b)   “Beneficial Owner” with respect to any Shares means a Person who shall be deemed to be the beneficial owner of such Shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “Beneficially Owned” shall have a corresponding meaning);

(c)   “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than Saturday or Sunday on which banks are not required or authorized by law to close in New York, New York;

(d)   “Control” (including the terms “Controlled”, “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)   “Generally Accepted Accounting Principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f)    “Knowledge” (i) with respect to the Company means the actual knowledge of any of the Persons set forth in Section 9.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(g)   “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(h)   “Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

SECTION 9.4.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.5.   Entire Agreement; Assignment.   This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Guaranty and the Non-Disclosure Agreement, dated as of January 26, 2007, previously executed by the Company and Parent (or Parent’s Affiliate) (the “Non-Disclosure Agreement”), constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning part of its obligations hereunder.

SECTION 9.6.   Parties in Interest.   This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

SECTION 9.7.   Governing Law.   This Agreement, the rights of the parties and all actions arising in whole or in part hereunder or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction).

SECTION 9.8.   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9.   Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10.   Specific Performance; Jurisdiction; Waiver of Jury Trial.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

SECTION 9.11.   Sponsor Guaranty.   Parent has delivered to the Company a guaranty (the “Guaranty”) of Fenway Partners Capital Fund III, L.P. (the “Guarantor”) with respect to the full and complete performance by Parent and Merger Sub, as applicable, of its respective obligations under Section 8.2(c) of this Agreement. Parent represents and warrants that the Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor. Except for the termination rights provided in Section 8.1, the Company acknowledges and agrees that its sole and exclusive remedy for any claim asserted by the Company against the Guarantor or any of its Affiliates (other than Parent or Merger Sub), including any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby, or the breach or claimed breach thereof, shall be limited to the remedy as agreed to in the Guaranty, and such remedy shall only be available if this Agreement shall have been terminated by the Company pursuant to Section 8.1(d)(iii). Upon payment of the Termination Fee in accordance with Section 8.2(c), none of Parent, Merger Sub, the Guarantor or any of their Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, including with respect to any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby, or the breach or claimed breach thereof.

SECTION 9.12.   Interpretation.   When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALTA PARENT CORP.
By:	/s/ Aron Schwartz
	Name:	Aron Schwartz
	Title:	Vice President
ALTA ACQUISITION CORP.
By:	/s/ Aron Schwartz
	Name:	Aron Schwartz
	Title:	Vice President
1-800 CONTACTS, INC.
By:	/s/ Jonathan C. Coon
	Name:	Jonathan C. Coon
	Title:	Chairman and Chief Executive Officer

ANNEX B

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (the “Agreement”), dated as of June 3, 2007, is made by and among the parties listed under “Shareholders” on the signature pages hereto (each individually, a “Shareholder” and, collectively, the “Shareholders”), Alta Parent Corp., a Delaware corporation (“Parent”), and Alta Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent, Sub and 1-800 Contacts, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger of Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholders beneficially own, or have, individually or together, complete investment authority over, and have, individually or together (or upon exercise or exchange of a convertible security will have) the power to vote and dispose of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth opposite their name on Schedule A attached hereto (the “Owned Shares” and, together with any securities issued or exchanged with respect to such shares of Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure or securities of which such Shareholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have required that the Shareholders agree, and in order to induce Parent and Sub to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

SUPPORT AGREEMENT

Section 1.1   Support Agreement.   Each Shareholder hereby agrees, severally and not jointly, that during the Voting Period (as defined below), at any meeting of the shareholders of the Company, however called, or at any adjournment thereof or in any other circumstances upon which a vote or other approval of the shareholders of the Company is sought, such Shareholder shall (i) when a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted) in person or by proxy the Covered Shares in favor of the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) vote (or cause to be voted) the Covered Shares against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company and any of its Subsidiaries (other than pursuant to the Merger), dividend or distribution, (B) any change in the corporate structure of the

Company or its Subsidiaries or any amendment to the Company’s articles of incorporation or bylaws (other than pursuant to the Merger Agreement), (C) any Acquisition Proposal or other proposal made in opposition to or in competition with the consummation of the Merger, (D) the election of a group of individuals to replace a majority or more of the individuals on the Board of Directors of the Company as of the date hereof and (E) any other action, agreement, proposal, plan or arrangement that could reasonably be expected to result in a breach of a representation, warranty or covenant of the Company under the Merger Agreement or would in any manner prevent or materially impede, interfere with or delay the Merger, the approval of the Merger Agreement or the consummation of any of the transactions involving Parent and Sub contemplated by the Merger Agreement. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.1 hereof. The Shareholders agree that, during the Voting Period, they will not, in their capacity as shareholders of the Company, act by written consent on any matter. Subject to Section 5.1, the provisions of this Section 1.1 shall apply whether or not the Company breaches any of its representations, warranties, covenants or agreements under the Merger Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, hereby represent and warrant to each Shareholder as follows:

Section 2.1   Valid Existence.   Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted.

Section 2.2   Authority Relative to This Agreement.   Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by each of Parent and Sub of its obligations hereunder and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action on the part of each of Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3   No Conflict.

(a)   The execution and delivery of this Agreement by each of Parent and Sub does not, and the performance by Parent and Sub of their respective obligations under this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Sub or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which Parent or Sub is a party.

(b)   The execution and delivery of this Agreement by Parent or Sub does not, and the performance by Parent and Sub of their respective obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity, agency or official, except for applicable requirements of the Securities and Exchange Act of 1934, as amended, and for such consents, approvals, authorizations, permits, filings or notifications the absence of which would not reasonably be expected, individually or in the aggregate, to impair or adversely affect the ability of Parent or Sub to perform their respective obligations hereunder.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby represents and warrants to Parent and Sub as follows:

Section 3.1   Authority Relative To This Agreement.   Such Shareholder has the legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2   No Conflict.

(a)   The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations under this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which such Shareholder is a party.

(b)   The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity, agency or official except for applicable requirements of the Securities and Exchange Act of 1934, as amended, and for such consents, approvals, authorizations, permits, filings or notifications the absence of which would not reasonably be expected, individually or in the aggregate, to impair or adversely affect the ability of such Shareholder to perform his or her obligations hereunder.

Section 3.3   Ownership Of Shares.   Such Shareholder has good and marketable title to and is the beneficial owner (within the meaning provided in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of the Owned Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Covered Shares, except as set forth herein. Such Shareholder does not beneficially own or exercise control or direction over, directly or indirectly, any securities of the Company, except as set forth on Schedule A hereto. Other than as provided in this Agreement, such Shareholder is not currently obligated to grant and has not granted any proxy in respect of any of the Covered Shares, and such Shareholder has not entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Covered Shares. None of the Covered Shares is subject to, or is the subject of, any commitment, undertaking or agreement, the terms of which would affect in any way the ability of such Shareholder to perform such Shareholder’s obligations under this Agreement. To the knowledge of such Shareholder, no proceedings are pending which, if adversely determined, will have an adverse effect on such Shareholder’s ability to vote or dispose of any of the Covered Shares.

Section 3.4   Shareholder Has Adequate Information.   Such Shareholder is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Parent or Sub and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that neither Parent nor Sub has made nor makes any representation or warranty, whether express or implied, of any kind or character, except as expressly set forth in this Agreement or the Merger Agreement.

Section 3.5   Reliance.   Such Shareholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.6   No Other Representations or Warranties.   Except for the representations and warranties expressly contained in this Article III, such Shareholder makes no express or implied representation or warranty with respect to such Shareholder, the Covered Shares, or otherwise.

ARTICLE IV.

COVENANTS OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby covenants and agrees as follows:

Section 4.1   No Transfer.   Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Parent, during the term of this Agreement, such Shareholder shall not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (ii) sell, sell short, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option futures contract, short sale, derivative contract or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance, delivery or other disposition of (including by merger, consolidation operation of law or otherwise), any Covered Shares. Promptly following the date hereof, such Shareholder and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent, except in accordance with the terms and conditions of this Agreement; provided, however, that such instructions shall terminate automatically, without notice or other action by any Person, upon the termination of this Agreement in accordance with Section 5.1. If any Covered Shares are acquired after the date hereof by a Shareholder, the foregoing instructions shall be delivered upon acquisition of such Covered Shares.

Section 4.2   Dissent Rights.   Such Shareholder covenants that he or she will not exercise any rights of dissent or appraisal provided under the Merger Agreement, any applicable laws (including the DGCL) or otherwise in connection with the approval of the Merger.

Section 4.3   Public Announcement.   Such Shareholder, in his or her capacity as a shareholder of the Company, shall obtain the written consent of Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, except as may be required by law (in which case, such Shareholder will consult with Parent prior to issuing such press release or making such public statement).

Section 4.4   Additional Shares; Notification.   Such Shareholder shall as promptly as practicable notify Parent of the number of any new Covered Shares acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though beneficially owned by such Shareholder on the date hereof. Such Shareholder agrees that such Shareholder will promptly notify Parent in writing upon any representation or warranty of such Shareholder in this Agreement becoming untrue in any material respect or upon an obligation of such Shareholder not being complied with in any material respect.

Section 4.5   No Restraint on Officer or Director Action; Etc.   Notwithstanding anything to the contrary herein, each of Parent and Sub hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict any Shareholder with respect to any act or omission that such Shareholder may undertake or authorize in his or her capacity as a director or officer of the Company or any subsidiary thereof, including any vote that such individual may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company. The agreements set forth herein shall in no way restrict any such director or officer in the exercise of his or her duties as a director or officer of the Company or any subsidiary thereof. Each Shareholder has executed this Agreement solely in his or her capacity as the record and/or beneficial owner of his or her Covered Shares, and no action taken by such Shareholder in his or her capacity as a director or officer of the Company or any subsidiary thereof shall be deemed to constitute a breach of any provision of this Agreement.

Section 4.6   Further Assurances.   Subject to Section 4.5 above, such Shareholder hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by the Merger Agreement (other than any Acquisition Proposal or Superior Proposal), and to carry out the intents and purposes of this Agreement; provided, however, that no Shareholder shall be required to make any material payments or incur any material expenses in connection with such Shareholder’s obligations under this Section 4.6. Subject to Section 4.5, such Shareholder agrees that such Shareholder will not enter into any agreement, arrangement or understanding or make any commitment with any person that would violate any provision or agreement contained in this Agreement.

Section 4.7   Shareholder Obligations Several and not Joint.   The obligations of each Shareholder hereunder shall be several and not joint, and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.

ARTICLE V.

MISCELLANEOUS

Section 5.1   Termination.   This Agreement and all of its provisions shall terminate (i) automatically, without any notice of other action by any Person, upon the earlier of (A) the Effective Time or (B) the termination of the Merger Agreement in accordance with its terms or (ii) upon written notice of termination of this Agreement by Parent or Sub to the Shareholders; provided, however, that the provisions of this Article V shall survive any such termination.

Section 5.2   Survival of Representations and Warranties.   The respective representations and warranties of the Shareholders, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement pursuant to Section 5.1, and thereafter, except in the case of fraud or willful misconduct or any breach by any party hereto of this Agreement prior to its termination in accordance with Section 5.1, no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

Section 5.3   Fees And Expenses.   Except as otherwise expressly provided in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

if to Parent or Sub:

Alta Parent Corp.
c/o Fenway Partners Capital Fund III, L.P. 152 West 57th Street, 59th Street
New York, New York
Facsimile: (212) 581-1205
Attn: Timothy Mayhew
Aron Schwartz

with a copy, which shall not constitute notice, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York
Facsimile: (212) 841-5725
Attn: Joshua A, Leuchtenburg
Anthony J. Norris

if to the Shareholders:

Jonathan C. Coon
c/o 1-800 Contacts, Inc.
Draper, Utah 84062
Facsimile: (801) 924-9825

and

John F. Nichols
c/o 1-800 Contacts, Inc.
66 E. Wadsworth Park Drive
Draper, Utah 84062
Facsimile: (801) 924-9825

and

LaGrange Capital
1270 Avenue of the Americas
Suite 2200
New York, New York 10020
Facsimile: (212) 218-7779
Attn: Frank LaGrange Johnson

with copies, which shall not constitute notice, to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile: (212) 909-6836
Attn: Gregory V. Gooding, Esq.

and

Mayer, Brown, Rowe & Maw LLP
71 S. Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 706-8164
Attn: James T. Lidbury, Esq.

Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 5.4 at:

1-800 Contacts, Inc.
66 E. Wadsworth Park Drive
Draper, Utah 84062
Attn: R. Joe Zeidner, Esq.

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Facsimile: (312) 861 2200
Attn: R. Scott Falk, P.C.

Section 5.5   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.6   Entire Agreement; Assignment.   This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that either Parent or Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 5.7   Amendment.   This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 5.8   Waiver.   At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 5.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement upon any Person other than the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns.

Section 5.10   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.11                   Specific Performance; Submission To Jurisdiction.

(a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which the parties are entitled at law or in equity under this Agreement.

(b)   The parties hereby irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11(c).

Section 5.12   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.13   Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.14   Further Assurances.   From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Sub and the Shareholders have caused this Agreement to be duly executed on the date hereof.

ALTA PARENT CORP.

By:	/s/ ARON SCHWARTZ
	Name:	Aron Schwartz
	Title:	Vice President

ALTA ACQUISITION CORP.

By:	/s/ ARON SCHWARTZ
	Name:	Aron Schwartz
	Title:	Vice President

Signature Page to Support Agreement

Signature Page to Support Agreement	SHAREHOLDERS:

/s/ JONATHAN C. COON
Jonathan C. Coon

/s/ JONATHAN C. COON
Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Hannah K. Coon

/s/ JONATHAN C. COON
Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Abigail I. Coon

/S/ JONATHAN C. COON
Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Samuel Coon

/s/ JOHN F. NICHOLS
John F. Nichols

/s/ JOHN F. NICHOLS
John F. Nichols, as Custodian under the Uniform Gift to Minors Act, for and on behalf of Micah Matthew Howard

Signature Page to Support Agreement

LAGRANGE CAPITAL PARTNERS, LP

By:	LaGrange Capital Management, LLC, its General Partner

By:	/s/ FRANK LAGRANGE JOHNSON
	Name:	Frank LaGrange Johnson
	Title:	Sole Member

LAGRANGE CAPITAL PARTNERS OFFSHORE FUND, LTD.

By:	LaGrange Capital Administration, LLC, its Investment Manager

By:	/s/ FRANK LAGRANGE JOHNSON
	Name:	Frank LaGrange Johnson
	Title:	Sole Member

Signature Page to Support Agreement

Schedule A

Shareholder	Shares of Common Stock	Options to Purchase Common Stock
Shares Beneficially Owned by Jonathan C. Coon:
Jonathan C. Coon	2,698,483	28,775
Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for an on behalf of Hannah K. Coon	97,474	0
Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for an on behalf of Abigail I. Coon	97,474	0
Jonathan C. Coon, as Custodian under the Uniform Gift to Minors Act, for an on behalf of Samuel Coon	97,725	0
[Jonathan C. Coon’s minor children]	14,134	0
Subtotals:	3,005,290	28,775
Shares Beneficially Owned by John F. Nichols:
John F. Nichols	954,744	28,775
John F. Nichols, as Custodian under the Uniform Gift to Minors Act, for an on behalf of Micah Matthew Howard	5,153	0
Subtotals:	959,897	28,775
Shares Beneficially Owned by LaGrange Capital:
LaGrange Capital Partners, LP	1,344,290	0
LaGrange Capital Partners Offshore Fund, Ltd.	326,884	0
Subtotals:	1,671,174	0
Totals:	5,636,361	57,550

ANNEX C

Sonenshine Partners LLC 400 Park Avenue, 17th Floor New York, NY 10022 USA Telephone 212.994.3330 Facsimile 212.994.3329

June 3, 2007

Board of Directors
1-800 CONTACTS, Inc.
66 East Wadsworth Park Drive
Third Floor
Draper, UT 84020

Gentlemen:

Sonenshine Partners LLC (“SP”) has acted as financial advisor to the Board of Directors of 1-800 CONTACTS, Inc. (“CONTACTS”) in connection with the proposed acquisition (the “Transaction”) of CONTACTS by Alta Parent Corp. (“Buyer”) in accordance with the Agreement and Plan of Merger, (the “Merger Agreement”) dated as of June 3, 2007, by and among CONTACTS, Buyer and Alta Acquisition Corp. (“Merger Sub”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the common stock, par value $0.01 per share, of CONTACTS (“CONTACTS Common Stock”) not owned directly or indirectly by Buyer, Merger Sub, or CONTACTS, will be converted into the right to receive $24.25 per share in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested SP’s opinion as to the fairness to CONTACTS’ common shareholders, from a financial point of view, of the Consideration.

In connection with SP’s role as financial advisor to CONTACTS, and in arriving at its opinion, SP has reviewed certain publicly available financial and other information concerning CONTACTS and certain internal analyses and other information furnished to it by CONTACTS. SP has also held discussions with members of the senior management of CONTACTS regarding the businesses and prospects of CONTACTS. In addition, SP has:

(i)            reviewed the reported prices and trading activity for CONTACTS Common Stock;

(ii)        prepared certain financial analyses including a discounted cash flow analysis of the financial projections of CONTACTS’ ongoing business made available by CONTACTS’ management;

(iii)    compared certain financial and stock market information for CONTACTS with similar information for certain other companies whose securities are publicly traded and whose businesses it deemed comparable in whole or in part to CONTACTS’ business;

(iv)      reviewed the financial terms of certain recent corporate mergers and acquisitions which it deemed relevant in whole or in part;

C-1

(v)          reviewed the financial terms and conditions of the Merger Agreement and certain related documents; and

(vi)      performed such other financial studies and analyses and considered such other factors as it deemed appropriate.

SP has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, SP has assumed and relied upon the accuracy and completeness of all such information. In addition, SP has not conducted a physical inspection of any of the properties or assets and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of CONTACTS. In the case of information concerning CONTACTS, with respect to financial estimates and projections related to CONTACTS’ business made available by CONTACTS to SP and used in its analyses, SP has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CONTACTS as to the matters covered thereby. In rendering its opinion, SP expresses no view as to the reasonableness of such analyses, forecasts and projections, or the assumptions on which they are based. SP does not express any opinion as to any tax or other consequences that might result from the Transaction, nor does SP’s opinion address any legal, tax, regulatory or accounting matters, as to which SP understands that CONTACTS has obtained such advice as it deemed necessary from qualified professionals. SP’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, SP has assumed that, in all respects material to its analysis, the representations and warranties of CONTACTS, Buyer and Merger Sub contained in the Merger Agreement are true and correct; CONTACTS, Buyer Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement; and all conditions to the obligations of each of CONTACTS, Buyer and Merger Sub to consummate the Transaction will be satisfied without any waiver or modification thereof. SP has also assumed that the necessary regulatory approvals and contractual consents for the Transaction will be obtained.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of CONTACTS and is not a recommendation to the stockholders of CONTACTS as to how to vote with respect to the Transaction. This opinion is limited to the fairness, from a financial point of view, to CONTACTS’ common shareholders of the Consideration. SP expresses no opinion as to the merits of the underlying decision by CONTACTS to engage in the Transaction.

SP will be paid a fee for its services as financial advisor to the Board of Directors of CONTACTS, a portion of which is payable upon the delivery of this opinion, a portion upon execution of the contemplated Merger Agreement, and a substantial portion upon consummation of the Transaction. SP has in the past performed investment banking advisory services for CONTACTS for which it has received payment of certain fees.

Based upon and subject to the foregoing, it is SP’s opinion that the Consideration to be received by the holders of shares of CONTACTS Common Stock pursuant to the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ SONENSHINE PARTNERS LLC

SONENSHINE PARTNERS LLC

C-2

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262.   Appraisal Rights.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

INFORMATION RELATING TO 1-800 CONTACTS DIRECTORS AND EXECUTIVE OFFICERS, ACQUISITION, PARENT, FENWAY, FENWAY GP AND LAGRANGE INVESTORS

Directors and Executive Officers of 1-800 CONTACTS

The following information sets forth the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of 1-800 CONTACTS, our executive officers or our directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each director or executive officer listed below is c/o 1-800 CONTACTS, INC., 66 East Wadsworth Park Drive, Draper, Utah 84020; (801) 316-5000.

Directors

Jonathan C. Coon (37) is a co-founder of 1-800 CONTACTS, has served as a director since 1995, and currently serves as Chief Executive Officer and Chairman. Mr. Coon received his Bachelor’s Degree from Brigham Young University in 1994. Mr. Coon has fifteen years of experience in the contact lens distribution industry.

Thomas H. Boggs, Jr. (66) has served as a director of 1-800 CONTACTS since December 2002. Mr. Boggs is a member of the Board’s Governance and Nominating Committee. Mr. Boggs currently serves as a Chairman of the Executive Committee and Partner of Patton Boggs, which is a national law firm with nearly 400 attorneys. Mr. Boggs has been a member of Patton Boggs since 1966. Mr. Boggs’ legislative practice extends into healthcare, insurance, tax issues and international trade.

Stephen L. Key (63) has served as a director of 1-800 CONTACTS since July 2005 and serves as the chair of the Board’s Audit Committee. Mr. Key also serves a member of the Board’s Compensation Committee. Mr. Key also currently serves as a director of Greenhill & Co., Inc., where he is the chair of the Audit Committee and a member of both the Compensation Committee and Nominating and Governance Committee. From 2001 to March 2004, Mr. Key was a member of the Board of Directors of Aurora Foods, Inc., during which time he served as the chairman of the Board’s Audit and Compliance Committee and served on the Board’s Independent Committee. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York.

E. Dean Butler (62) has served as a director of 1-800 CONTACTS since January 1998 and serves as the chair of the Board’s Compensation Committee. Mr. Butler also serves as a member of the Board’s Audit Committee and Governance and Nominating Committee. Mr. Butler currently serves as Chairman of Sight Resource Corporation, a U.S. company that operates 116 optical retails stores, mostly in the Northeast. In addition, Mr. Butler is an owner of and director of Vision Express Philippines, an operator of optical stores in the Philippines, Guam, and Singapore. In 1988, Mr. Butler founded Vision Express in Europe, which merged with the French retail group, GPS, to form Grand Vision in late 1997. In 1983, Mr. Butler founded LensCrafters and served as its Chief Executive Officer until 1988. Prior to 1983, Mr. Butler was employed by Procter & Gamble in various marketing positions since 1969.

Bradley T. Knight (48) has served as a director of 1-800 CONTACTS since August 2000. Mr. Knight is a member of the Board’s Compensation Committee and Audit Committee. Mr. Knight is the President of Retirement Living and Executive Vice President of TV and Media for Erickson Retirement Communities. From January 1994 to April 2002 Mr. Knight served as the General Manager and Vice President of Operations of Flextronics International Ltd., responsible for developing and managing a manufacturing facility in Mexico. Prior to this, Mr. Knight spent approximately two years as a General Manager for Flextronics in various locations, including Texas and Malaysia, and served as a Director of Manufacturing for Metcal, Inc.

John F. Nichols (46) is a co-founder of 1-800 CONTACTS, has served as a director since 1995, and currently serves as Vice President, Trade Relations and a director. Prior to his current position, Mr. Nichols served as Vice President, Sales until March 2003. Mr. Nichols served as Vice President, Operations until November 1999. Mr. Nichols is a certified optician in the State of California and was the owner of the Discount Lens Club from 1991 until February 1995. Mr. Nichols worked with Bausch & Lomb as a Senior Sales Representative from 1989 to 1991.

Garth T. Vincent (46) has served as a director of 1-800 CONTACTS since July 2003. Mr. Vincent is the chair of the Board’s Governance and Nominating Committee. Mr. Vincent is a partner in the law firm of Munger, Tolles & Olson LLP where he began working in 1990. Mr. Vincent’s legal practice consists principally of complex business litigation.

Frank LaGrange Johnson (39) has served as a director of 1-800 CONTACTS since October 2006. Mr. Johnson is the General Partner of LaGrange Capital Partners, L.P., an asset management firm specializing in event driven investing with over $300 million in assets under management. Mr. Johnson founded the firm in May 2000. Mr. Johnson is also an affiliate of LaGrange Capital Partners Offshore Fund, Ltd. and LaGrange Capital Administration, L.L.C., entities that are affiliated with LaGrange Capital Partners. Prior to forming LaGrange Capital Partners, Mr. Johnson spent four years with CoMac Partners, a distressed securities fund. Prior to CoMac Partners, Mr. Johnson was an analyst focused on risk arbitrage and other event driven strategies at Chesapeake Partners. Prior to Chesapeake Partners, Mr. Johnson was a management consultant for McKinsey & Company, where he advised banks, telecommunications, and energy firms.

Executive Officers

Jonathan C. Coon (see disclosure above).

Brian W. Bethers (47) is President of 1-800 CONTACTS. He joined 1-800 CONTACTS in 2003 and served as President and Chief Financial Officer until April 2006. He joined 1-800 CONTACTS from TAC Worldwide, a privately held technology staffing company in Dedham, Massachusetts where he served as Chief Financial Officer. Prior to TAC Worldwide, Mr. Bethers was Chief Financial Officer of SupplierMarket.com, where he led the company’s financial expansion and SEC registration for an initial public offering prior to the company’s sale to Ariba Corporation in 2000. Prior to this, Mr. Bethers was Chief Financial Officer of Host Marriott Services, where he led the company’s listing on the New York Stock Exchange in 1995 and sale in 1999. Mr. Bethers previously spent ten years at Marriott Corporation in various finance and development positions. He received both a Bachelor’s degree and MBA from Brigham Young University.

John F. Nichols (see disclosure above).

Kevin K. McCallum (45) was recently promoted to Chief Marketing Officer and prior to the promotion served as Senior Vice President, Marketing and Operations of 1-800 CONTACTS beginning in 2003. Prior to this, Mr. McCallum served as Vice President, Marketing of 1-800 CONTACTS beginning in March 2000. Prior to joining 1-800 CONTACTS, Mr. McCallum, a 9-year veteran of Procter & Gamble from 1991 to 2000, served as a Director of Marketing for several of Procter & Gamble’s global laundry and cleaning brands. Prior to this, Mr. McCallum served as a line officer in the U.S. Navy from 1984 to 1989. Mr. McCallum received a Bachelor’s degree from the United States Naval Academy and an MBA from the Georgia Institute of Technology.

Robert G. Hunter (40) has served as Chief Financial Officer of 1-800 CONTACTS since April 2006 and Vice President, Finance of 1-800 CONTACTS since 2000. Prior to the arrival of Mr. Bethers in 2003, Mr. Hunter served as Interim Chief Financial Officer for six months. Prior to becoming Vice President, Finance, Mr. Hunter served as the Corporate Controller beginning in November 1997. Before joining 1-800 CONTACTS, Mr. Hunter served as an auditor with Hawkins, Cloward & Simister LC from November 1993 to 1997 and with Arthur Andersen LLP from April 1992 to November 1993. Mr. Hunter is a Certified Public Accountant. Mr. Hunter graduated summa cum laude with a Bachelor’s degree from Brigham Young University, where he also earned a Masters of Accountancy Degree.

R. Joe Zeidner (41) has served as Chief Legal Officer of 1-800 CONTACTS since 2003. Mr. Zeidner has served as the General Counsel of 1-800 CONTACTS since September 2000 and as the Corporate Secretary since February 2001. Prior to joining 1-800 CONTACTS, Mr. Zeidner served as regulatory General Counsel of Pharmanex, Inc., a Utah-based vitamin and supplement manufacturer and distributor, from 1998 to 2000. Prior to that, Mr. Zeidner served as Northeast Asia General Counsel of Nu Skin Japan and Nu Skin Korea and worked at Pfizer Pharmaceutical from 1989 to 1991. Mr. Zeidner received a Bachelor’s degree in Japanese and Communications from Brigham Young University and a law degree from the J. Reuben Clark Law School at Brigham Young University.

John R. Murray (45) has served as Chief Information Officer of 1-800 CONTACTS since February 2005. Before joining 1-800 CONTACTS, he served as Vice President of Information Systems for First Health Group Corporation where his responsibilities included planning, control and delivery of information systems based solutions. Prior thereto, Mr. Murray served as Vice President Technical Operations for Agency Works LLC, Director of Information Systems and Operations for Alta Health Strategies and as a software developer for IBM. Mr. Murray graduated with a Bachelor’s degree from Brigham Young University and an MBA from Westminster College.

Max E. Neves (60) has served as Vice President of Human Resources of 1-800 CONTACTS since February 2005. Before joining 1-800 CONTACTS, Mr. Neves served as Vice President of Human Resources and General Services for Philips Medical Systems-Ultrasound in Seattle, Washington. Prior thereto, he served as Director of Materials and then Director of HR for OEC Medical Systems in Salt Lake City, Utah. Mr. Neves graduated with a B.S. degree from Weber State University and a Masters of Administration from Brigham Young University. Mr. Neves serves on the National Advisory Council at Weber State University where he was an Adjunct Professor in the Business Administration Department for eleven years. Mr. Neves has over thirty years experience in the medical industry.

Alta Acquisition Corp. and Alta Parent Corp.

Alta Acquisition Corp. is a Delaware corporation that was incorporated on June 1, 2007 at the direction of Fenway for the purpose of engaging in the transactions set forth in the merger agreement, and is not engaged in any other business activities. All of the outstanding capital stock of Alta Acquisition Corp. is owned by Alta Parent Corp. Alta Parent Corp. is a Delaware corporation that was incorporated on June 1, 2007 at the direction of Fenway for the purpose of engaging in the transactions set forth in the merger agreement, and is not engaged in any other business activities.

The names and material occupations, positions, offices or employment during the past five years of each executive officer and director of Alta Acquisition Corp. and Alta Parent Corp. are set forth below. Each executive officer and director of Alta Acquisition Corp. and Alta Parent Corp. is a citizen of the United States.

Timothy P. Mayhew, President and Director of both Alta Acquisition Corp. and Alta Parent Corp.   Mr. Mayhew is a Managing Director of Fenway Partners, LLC where he has been employed since 2006. Mr. Mayhew became affiliated with Fenway in 2003. Prior to that time, Mr. Mayhew worked in private equity since 1993 at Joseph, Littlejohn & Levy and a successor firm, Palladium Equity Partners.

Aron Schwartz, Vice President, Secretary, Treasurer and Director of both Alta Acquisition Corp. and Alta Parent Corp.   Mr. Schwartz is a Managing Director of Fenway Partners, LLC where he has been employed since August 1999.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Fenway Partners Capital Fund III, L.P. and Fenway Partners III, LLC

Fenway is a Delaware limited partnership engaged in the business of making private equity and other types of investments.

Fenway GP is a Delaware limited liability company that is the sole general partner of Fenway.

The names and material occupations, positions, offices or employment during the past five years of each executive officer and managing director of Fenway Partners, III, LLC. are set forth below:

Peter Lamm, Chairman and Chief Executive Officer.   Mr. Lamm is the Chairman and Chief Executive Officer of Fenway Partners, LLC and founded Fenway Partners, LLC in 1994.

Richard Dresdale, President.   Mr. Dresdale is the President of Fenway Partners, LLC and founded Fenway Partners, LLC in 1994.

W. Gregg Smart, Senior Managing Director and Chief Operating Officer.   Mr. Smart is a Senior Managing Director and the Chief Operating Officer of Fenway Partners, LLC where he has been employed since July 1999.

Andrea Geisser, Managing Director.   Mr. Geisser is a Managing Director of Fenway Partners, LLC and founded Fenway Partners, LLC in 1994.

Mark Genender, Managing Director.   Mr. Genender is a Managing Director of Fenway Partners, LLC where he has been employed since December 1996.

Marc Kramer, Managing Director.   Mr. Kramer is a Managing Director of Fenway Partners, LLC where he has been employed since March 2002.

Mac LaFollette, Managing Director.   Mr. LaFollette is a Managing Director of Fenway Partners, LLC where he has been employed since July 2000. Prior to joining Fenway Partners, LLC in July 2000, Mr. LaFollette was a Director in the Leveraged Finance group at Credit Suisse First Boston.

Timothy P. Mayhew, Managing Director.   (see disclosure above).

Aron Schwartz, Managing Director.   (see disclosure above).

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

LaGrange Capital Partners, L.P., LaGrange Capital Management, L.L.C., LaGrange Capital Partners Offshore Fund, Ltd., LaGrange Capital Administration, L.L.C. and Mr. Frank LaGrange Johnson

LaGrange Capital Partners, L.P. is a Delaware limited partnership.  LaGrange Capital Management, L.L.C. is a Delaware limited liability company.  LaGrange Capital Partners Offshore Fund, Ltd. is a Cayman Islands Exempted Company.  LaGrange Capital Administration, L.L.C. is a Delaware limited liability company.   The following sets forth the name,  position,  and principal  occupation of each director and executive officer of each of LaGrange Capital Partners, L.P., LaGrange Capital Management, L.L.C., LaGrange Capital Partners Offshore Fund, Ltd. and LaGrange Capital Administration, L.L.C.  Each such person is a citizen of the United States of America.  Except as  otherwise indicated, the business address of each director and officer is c/o LaGrange Capital Partners, L.P., 1270 Avenue of the America, Suite 2200, New York, New York 10020.

LaGrange Capital Partners, L.P.
NAME	TITLE
Frank LaGrange Johnson	Sole Member of LaGrange Capital Management, L.L.C., its General Partner
LaGrange Capital Management, L.L.C
NAME	TITLE
Frank LaGrange Johnson	Sole Member
LaGrange Capital Partners Offshore Fund, Ltd.
NAME	TITLE
Frank LaGrange Johnson	Sole Member of LaGrange Capital Administration, L.L.C., its Investment Manager
LaGrange Capital Administration, L.L.C.
NAME
Frank LaGrange Johnson	Sole Member
Frank LaGrange Johnson. (see disclosure above).

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Preliminary Copy

1-800 CONTACTS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF 1-800 CONTACTS, INC. FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                , 2007

The undersigned hereby constitutes and appoints Jonathan C. Coon, R. Joe Zeidner and Matthew J. Harmer, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of 1-800 CONTACTS, INC. which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at the executive offices of 1-800 CONTACTS, INC., 66 E. Wadsworth Park Drive, Draper, Utah 84020, on                , 2007, and at any adjournment or postponement thereof, on the following proposals, each as described more fully in the accompanying proxy statement, and on any other matters coming before the special meeting.

You are encouraged to specify your choice by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. SEE REVERSE SIDE. The Proxies cannot vote your shares unless you sign and return this card or vote by internet or touch-tone telephone, in accordance with the directions provided to you.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SPECIAL MEETING OF STOCKHOLDERS OF

1-800 CONTACTS, INC.

                  , 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

↓   Please detach along perforated line and mail in the envelope provided.   ↓

00030030000000000000 1	081307

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			FOR	AGAINST	ABSTAIN
1.

PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 3, 2007, ENTERED INTO AMONG 1-800 CONTACTS, INC., ALTA PARENT CORP. AND ALTA ACQUISITION CORP., WHICH, AMONG OTHER THINGS, PROVIDES FOR THE MERGER OF ALTA ACQUISITION CORP. WITH AND INTO 1-800 CONTACTS, INC., WITH 1-800 CONTACTS, INC. CONTINUING AS THE SURVIVING CORPORATION.

			☐	☐	☐

2.

 ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO A LATER DATE IF NECESSARY OR APPROPRIATE, INCLUDING AN ADJOURNMENT OR POSTPONEMENT TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

			☐	☐	☐

	3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by a duly authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

1-800 CONTACTS, INC.

            , 2007

PROXY VOTING INSTRUCTIONS

MAIL - Please date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone	COMPANY NUMBER
and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Special Meeting.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

↓   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ↓

00030030000000000000 1	081307

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			FOR	AGAINST	ABSTAIN
1.

PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 3, 2007, ENTERED INTO AMONG 1-800 CONTACTS, INC., ALTA PARENT CORP. AND ALTA ACQUISITION CORP., WHICH, AMONG OTHER THINGS, PROVIDES FOR THE MERGER OF ALTA ACQUISITION CORP. WITH AND INTO 1-800 CONTACTS, INC., WITH 1-800 CONTACTS, INC. CONTINUING AS THE SURVIVING CORPORATION.

			☐	☐	☐

2.

 ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO A LATER DATE IF NECESSARY OR APPROPRIATE, INCLUDING AN ADJOURNMENT OR POSTPONEMENT TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

			☐	☐	☐

	3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by a duly authorized person.